PROSPECTUS


                  [LOGO] 1,000,000 TRUST PREFERRED SECURITIES

                             YARDVILLE CAPITAL TRUST
                   9.25% Cumulative Trust Preferred Securities
              (Liquidation Amount $10 Per Trust Preferred Security)
                       guaranteed, as described herein, by

                           YARDVILLE NATIONAL BANCORP



The 9.25% Cumulative Trust Preferred Securities (the "Preferred Securities") offered hereby represent preferred undivided beneficial interests in the assets of Yardville Capital Trust, a statutory business trust created under the laws of the State of Delaware (the "Trust"). Yardville National Bancorp, a New Jersey corporation (the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust.
                                                        (continued on next page)


     The Preferred Securities have been approved for trading through the National Association of Securities Dealer's "Electronic Bulletin Board." There is no assurance that upon consummation of the Offering there will be an active and liquid trading market for the Preferred Securities. See "Risk Factors -- Trading Price; Absence of Prior Public Market."




           See "Risk Factors" beginning on page 14 for a discussion of certain factors that should be considered by prospective investors.



 THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK
        AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION
            OR ANY OTHER GOVERNMENTAL AGENCY AND INVOLVE INVESTMENT
                  RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================
                                          Price to Public     Underwriting        Proceeds to
                                                               Discount(1)         Trust(2)
--------------------------------------------------------------------------------------------------
Per Preferred Security.................   $       10.00           (2)             $       10.00
--------------------------------------------------------------------------------------------------
Total(3)...............................   $  10,000,000           (2)             $  10,000,000
==================================================================================================

(1) The Company and the Trust have agreed to indemnify the Underwriter against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Subordinated Debentures, the Company, as issuer of the Subordinated Debentures, has agreed to pay the Underwriter, as compensation, $0.40 per Preferred Security or $400,000 in the aggregate ($460,000 if the over-allotment option is exercised in full). See "Underwriting." The Company has also agreed to pay the expenses of the offering estimated to be $340,000.

(3) The Trust has granted the Underwriter an option exercisable within 30 days from the date of this Prospectus to purchase up to 150,000 additional Preferred Securities on the same terms and conditions set forth above to cover over-allotments, if any. If all such additional Preferred Securities are purchased, the total Price to Public and Proceeds to Trust will be $11,500,000. See "Underwriting."



     The Preferred Securities are offered by the Underwriter subject to receipt and acceptance by them, prior sale and the Underwriter's right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made through the facilities of the Depository Trust Company ("DTC") on or about October 16, 1997, against payment therefor in immediately available funds.

                        Sandler O'Neill & Partners, L.P.

                 The date of this Prospectus is October 10, 1997

(continued from cover page)

     The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of DTC. Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Application has been made to include the Preferred Securities in Nasdaq's National Market. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

     Wilmington Trust Company is the Property Trustee (as defined herein) of the Trust. The Trust exists for the purpose of issuing the Preferred Securities and investing the proceeds thereof in an equivalent amount of 9.25% Subordinated Debentures (the "Subordinated Debentures") of the Company. The Subordinated Debentures will mature on November 1, 2027, which date may be (i) shortened to a date not earlier than November 1, 2002, or (ii) extended to a date not later than November 1, 2036, in each case if certain conditions are met (including, in the case of shortening the Stated Maturity (as defined herein), the Company having received prior approval of the Board of Governors of the Federal Reserve System ("Federal Reserve") to do so if then required under applicable capital guidelines or policies of the Federal Reserve). The Preferred Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of Preferred Securities -- Subordination of Common Securities."

     Holders of Preferred Securities are entitled to receive preferential cumulative cash distributions, at the annual rate of 9.25% of the liquidation amount of $10 per Preferred Security (the "Liquidation Amount"), accruing from October 16, 1997, the date of original issuance, and payable quarterly in arrears on the last day of March, June, September and December of each year, commencing December 31, 1997 (the "Distributions"). The Company has the right, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing, to defer payment of interest on the Subordinated Debentures at any time or from time to time for a period not to exceed 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"); provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and the Company will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to its capital stock or debt securities that rank pari passu with or junior to the Subordinated Debentures. During an extension period, interest on the Subordinated Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate) at the rate of 9.25% per annum, compounded quarterly, and holders of the Preferred Securities will be required to include interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. Upon the occurrence of an Extension Period, a holder of Preferred Securities that disposes of its Preferred Securities between record dates for payments of Distributions (and consequently does not receive a Distribution from the Trust for the period prior to such disposition) will nevertheless be required to include accrued but unpaid interest on the Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated

Debentures deemed disposed of. See "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period," "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount" and "-- Disposition of Preferred Securities."

     The Company and the Trust believe that, taken together, the obligations of the Company under the Guarantee, the Trust Agreement, the Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the obligations of the Trust under the Preferred Securities. See "Relationship Among the Preferred Securities, Subordinated Debentures and the Guarantee -- Full and Unconditional Guarantee." The Guarantee of the Company guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust, as described herein. See "Description of the Guarantee -- General." If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payments of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against the Company pursuant to the terms of the Indenture to enforce payments of amounts equal to such Distributions to such holder. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of the Preferred Securities." The obligations of the Company under the Guarantee and the Preferred Securities are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations (each as defined herein) of the Company. The Subordinated Debentures are unsecured obligations of the Company and are subordinated to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

     The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Subordinated Debentures at maturity or their earlier redemption. Subject to Federal Reserve approval, if then required under applicable capital guidelines or policies of the Federal Reserve, the Subordinated Debentures are redeemable prior to maturity at the option of the Company (i) on or after November 1, 2002, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (each as defined herein), in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. See "Description of Preferred Securities -- Redemption or Exchange."

     The Company, as holder of the Common Securities, has the right at any time to dissolve the Trust, subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve. In the event of the voluntary or involuntary dissolution of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of Preferred Securities will be entitled to receive a Liquidation Amount of $10 per Preferred Security, plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a Subordinated Debenture having an aggregate principal amount equal to the Liquidation Amount of such Preferred Securities (and carrying with it accumulated interest in an amount equal to the accumulated and unpaid Distributions then due on such Preferred Securities), subject to certain exceptions. See "Description of Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Dissolution."

     Prospective purchasers must carefully consider the information set forth in "Certain ERISA Considerations."

     The Company will provide to the holders of the Preferred Securities quarterly reports containing unaudited financial statements and annual reports containing financial statements audited by the Company's independent auditors. The Company will also furnish annual reports on Form 10-K and quarterly reports on Form 10-Q free of charge to holders of the Preferred Securities who so request in writing addressed to the Secretary of the Company.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTTING THE PREFERRED SECURITIES AND BIDDING FOR AND PURCHASING SUCH PREFERRED SECURITIES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING." SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                      [MAP]

                                     SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. As used herein, (i) the "Indenture " means the Indenture, to be dated as of October 16, 1997, as amended and supplemented from time to time, between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"), relating to the Subordinated Debentures, (ii) the "Trust Agreement" means the Amended and Restated Trust Agreement relating to the Trust among the Company, as Depositor, and Wilmington Trust Company, as Property Trustee (the "Property Trustee") and as Delaware Trustee (the "Delaware Trustee"), and the Administrative Trustees named therein (collectively, with the Property Trustee and Delaware Trustee, the "Issuer Trustees") and (iii) the "Guarantee" means the Guarantee Agreement relating to the Preferred Securities between the Company and Wilmington Trust Company, as Guarantee Trustee (the "Guarantee Trustee").


                           YARDVILLE NATIONAL BANCORP

     The Company is a bank holding company headquartered in Hamilton Township, New Jersey, that provides retail and commercial banking services through its wholly-owned subsidiary, The Yardville National Bank (the "Bank"). Founded in 1924, the Bank currently operates nine community banking offices in Mercer County, New Jersey. At June 30, 1997, the Company had total consolidated assets of $525.7 million, deposits of $414.8 million and stockholders' equity of $37.6 million.

     The Bank provides financial products and services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in the local communities that it serves. As a community bank, the Bank's business strategy emphasizes customer service and relationship banking and targets those customers who desire personalized attention and prompt, local decision making and with whom the Bank can develop both loan and deposit relationships.

Financial Summary

                                 At or for the                                        At or for the
                               Six Months Ended                                        Year Ended
                                   June 30,                                           December 31,
                           ------------------------      -----------------------------------------------------------------------
                              1997          1996            1996           1995           1994           1993           1992
                           ----------    ----------      -----------    -----------    -----------    -----------    -----------
                                                      (dollars in thousands, except per share data)
Net income............    $   2,467     $   1,983        $   4,026      $   3,403      $   2,523      $   1,925       $    568
Earnings per share
  (fully diluted).....         0.99          0.81             1.64           1.60           1.56           1.86           0.61
Assets................      525,720       459,169          490,545        403,115        280,550        223,438        205,494
Loans.................      352,941       285,755          331,237        245,054        196,910        134,983        106,993
Deposits..............      414,830       317,058          364,445        302,972        259,296        206,688        192,223
Stockholders' equity..       37,629        33,083           35,230         31,717         18,451         14,208         10,829
Return on average
  stockholders' equity        13.64%        12.34%           12.25%         13.84%         15.89%         15.81%          5.44%


     The principal executive office of the Company is located at 3111 Quakerbridge Road, Trenton, New Jersey 08619 and its telephone number is (609) 585-5100.

                             YARDVILLE CAPITAL TRUST

     The Trust is a statutory business trust formed under Delaware law upon the filing of a certificate of trust with the Delaware Secretary of State. The Trust's business and affairs are conducted by the Issuer Trustees: the Property Trustee, the Delaware Trustee, and the three individual Administrative Trustees, who are officers of the Company. The Trust exists for the exclusive purposes of
(i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Subordinated Debentures issued by the Company and (iii) engaging in only those other activities necessary, advisable or incidental thereto. The Subordinated Debentures will be the sole assets of the Trust and, accordingly, payments under the Subordinated Debentures will be the sole revenue of the Trust. All of the Common Securities will be owned by the Company.

                                                   THE OFFERING

Securities Offered..............................     1,000,000 Preferred Securities having a Liquidation
                                                     Amount of $10 per Preferred Security. The Preferred
                                                     Securities represent preferred undivided beneficial
                                                     interests in the assets of the Trust, which will consist
                                                     solely of the Subordinated Debentures and payments
                                                     thereunder. The Trust has granted the Underwriter an
                                                     option, exercisable within 30 days after the date of this
                                                     Prospectus, to purchase up to an additional 150,000
                                                     Preferred Securities at the initial offering price, solely to cover over-allotments, if any.

Offering Price..................................     $10 per Preferred Security (Liquidation amount $10).

Distributions...................................     The Distributions payable on each Preferred Security
                                                     will be fixed at a rate per annum of 9.25% of the
                                                     Liquidation Amount of $10 per Preferred Security,
                                                     will be cumulative, will accrue from October 16,
                                                     1997, the date of original issuance of the Preferred
                                                     Securities, and will be payable quarterly in arrears, on
                                                     March 31, June 30, September 30 and December 31 of
                                                     each year, commencing December 31, 1997. See
                                                     "Description of Preferred Securities -- Distributions --
                                                     Payment of Distributions."

Option to Extend
Interest Payment Period.........................     The Company has the right, at any time, so long as no
                                                     Debenture Event of Default has occurred and is
                                                     continuing, to defer payments of interest on the
                                                     Subordinated Debentures for a period not exceeding 20
                                                     consecutive quarters;  provided, that no Extension
                                                     Period may extend beyond the Stated  Maturity  of
                                                     the  Subordinated Debentures.  As a  consequence  of
                                                     the extension by the Company of the interest payment
                                                     period, quarterly Distributions on the Preferred
                                                     Securities will be deferred (though such Distributions

                                        7


                                                     will continue to accrue with interest thereon
                                                     compounded quarterly, since interest will
                                                     continue to accrue and compound quarterly on
                                                     the Subordinated Debentures) during any such
                                                     Extension Period. During an Extension Period,
                                                     the Company will be prohibited, subject to
                                                     certain exceptions described herein, from
                                                     declaring or paying any cash distributions with
                                                     respect to its capital stock or debt securities
                                                     that rank pari passu with or junior to the
                                                     Subordinated Debentures. Upon the termination
                                                     of any Extension Period and the payment of all
                                                     amounts then due, the Company may commence a
                                                     new Extension Period, subject to the foregoing
                                                     requirements. See "Description of Preferred
                                                     Securities -- Distributions -- Extension
                                                     Period" and "Description of the Subordinated
                                                     Debentures -- Option to Extend Interest Payment
                                                     Period." Should an Extension Period occur,
                                                     holders of Preferred Securities will be
                                                     required to include deferred interest income in
                                                     their gross income for United States federal
                                                     income tax purposes in advance of receipt of
                                                     the cash distributions with respect to such
                                                     deferred interest payments. See "Certain
                                                     Federal Income Tax Consequences -- Potential
                                                     Extension of Interest Payment Period and
                                                     Original Issue Discount."

Optional Redemption.............................     The Preferred Securities are subject to mandatory
                                                     redemption, in whole or in part, upon repayment of
                                                     the Subordinated Debentures at maturity or their
                                                     earlier redemption. Subject to Federal Reserve
                                                     approval, if then required under applicable capital
                                                     guidelines or policies  of the Federal Reserve, the
                                                     Subordinated Debentures are redeemable prior to
                                                     maturity at the option of the Company (i) on or after
                                                     November 1, 2002, in whole at any time or in part
                                                     from time to time, or (ii) at any time, in whole (but
                                                     not in part), within 180 days following the occurrence
                                                     of a Tax Event, a Capital Treatment Event or an
                                                     Investment Company Event, in each case at a
                                                     redemption price equal to 100% of the principal
                                                     amount of the  Subordinated Debentures, together with
                                                     any accrued but unpaid interest on the Subordinated
                                                     Debentures to the date fixed for redemption. See
                                                     "Description of the Subordinated Debentures --
                                                     Redemption or Exchange."

Ranking.........................................     The Preferred Securities will rank pari passu,
                                                     and payments thereon will be made pro rata,
                                                     with the Common Securities except as described
                                                     under "Description of Preferred Securities --
                                                     Subordination of Common Securities." The
                                                     Subordinated Debentures

                                        8

                                                     will (i) rank pari passu with all other
                                                     indebtedness of the Company in respect of debt
                                                     securities issued to any trust, or any trustee
                                                     of such trust, partnership, or other entity
                                                     that is affiliated with the Company and is a
                                                     financing entity of the Company in connection
                                                     with the issuance by such entity of securities
                                                     that are similar to the Preferred Securities
                                                     (the "Other Preferred Securities"), and (ii)
                                                     and will constitute unsecured obligations of
                                                     the Company and will rank subordinate and
                                                     junior in right of payment to all Senior Debt,
                                                     Subordinated Debt and Additional Senior
                                                     Obligations of the Company to the extent and in
                                                     the manner set forth in the Indenture. See
                                                     "Description of the Subordinated Debentures."
                                                     The Guarantee will rank pari passu with all
                                                     other guarantees (if any) issued by the Company
                                                     with respect to Other Preferred Securities and
                                                     will constitute an unsecured obligation of the
                                                     Company and will rank subordinate and junior in
                                                     right of payment to all Senior Debt,
                                                     Subordinated Debt and Additional Senior
                                                     Obligations of the Company to the extent and in
                                                     the manner set forth in the Guarantee
                                                     Agreement. See "Description of the Guarantee."
                                                     In addition, because the Company is a holding
                                                     company, the Subordinated Debentures and the
                                                     Guarantee will be effectively subordinated to
                                                     all existing and future liabilities of the
                                                     Company's subsidiaries, including the Bank's
                                                     deposit liabilities. See "Description of the
                                                     Subordinated Debentures -- Subordination."

Distribution of
Subordinated Debentures.........................     The Company, as holder of the Common Securities,
                                                     has the right at any time to dissolve the Trust and,
                                                     after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Subordinated
                                                     Debentures to be distributed to holders of Preferred
                                                     Securities in liquidation of the Trust, subject to the
                                                     Company having received prior approval of the
                                                     Federal Reserve to do so if then required under
                                                     applicable capital guidelines or policies of the Federal
                                                     Reserve. See "Description of Preferred Securities  --
                                                     Redemption or Exchange" and "Description of
                                                     Preferred Securities -- Liquidation Distribution Upon
                                                     Dissolution."

Guarantee.......................................     The Company has guaranteed the payment of
                                                     Distributions and payments on liquidation or
                                                     redemption of the Preferred Securities, but only in
                                                     each case to the extent of funds held by the Trust, as
                                                     described herein. The Company and the Trust believe

                                        9


                                                     that, taken together, the obligations of the
                                                     Company under the Guarantee, the Trust
                                                     Agreement, the Subordinated Debentures, the
                                                     Indenture and the Expense Agreement provide, in
                                                     the aggregate, a full, irrevocable and
                                                     unconditional guarantee, on a subordinated
                                                     basis, of all of the obligations of the Trust
                                                     under the Preferred Securities. The obligations
                                                     of the Company under the Guarantee and the
                                                     Preferred Securities are subordinate and junior
                                                     in right of payment to all Senior Debt,
                                                     Subordinated Debt and Additional Senior
                                                     Obligations of the Company. If the Company does
                                                     not make principal or interest payments on the
                                                     Subordinated Debentures, the Trust will not
                                                     have sufficient funds to make distributions on
                                                     the Preferred Securities. In such event, the
                                                     Guarantee will not apply to such Distributions
                                                     until the Trust has sufficient funds available
                                                     therefor. See "Description of the Guarantee."

Voting Rights...................................     The holders of the Preferred Securities will
                                                     have no voting rights except in limited
                                                     circumstances. See "Description of Preferred
                                                     Securities -- Voting Rights; Amendment of Trust
                                                     Agreement."

Use of Proceeds.................................     All of the proceeds from the sale of the Trust
                                                     Securities will be invested by the Trust in the
                                                     Subordinated Debentures. The Company intends to use
                                                     the net proceeds from the sale of the Subordinated
                                                     Debentures for general corporate purposes, including
                                                     the repurchase of outstanding equity securities of the
                                                     Company and investments to leverage the Company's
                                                     capital, as well as for contributions to the Bank to
                                                     fund its operations, acquiring or establishing branch
                                                     offices and the financing of potential future
                                                     acquisitions by the Company.  Initially, the net
                                                     proceeds may be used to make investments in short-
                                                     term investment grade obligations. See "Use of
                                                     Proceeds."

ERISA Considerations............................     For a discussion of certain restrictions on purchases,
                                                     see "Certain ERISA Considerations."


Trading Market..................................     The Preferred Securities have been approved for trading through the National Association of Securities Dealer's "Electronic
                                                     Bulletin Board." There is no assurance that upon consummation of the Offering there will be an active and liquid trading market for the Preferred Securities. See "Risk Factors -- Trading Price;
                                                     Absence of Prior Public Market".


Risk Factors....................................     For a discussion of considerations relevant to an
                                                     investment in the Preferred Securities, see "Risk
                                                     Factors."

                       Summary Consolidated Financial Data

     The following summary information regarding the Company should be read in conjunction with the consolidated financial statements of the Company and notes thereto. Consolidated historical financial and other data regarding the Company at or for the six months ended June 30, 1997 and 1996, have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation for such periods or dates have been made. The consolidated selected financial data presented below has been retroactively adjusted to reflect the two-for-one stock split effected in the form of a stock dividend in November 1994. Data regarding the Company at and for the six months ended June 30, 1997, may not be indicative of results as of and for the fiscal year ending December 31, 1997.


                                    At or for the
                                  Six Months Ended
                                       June 30,                             At or for the Year Ended December 31,
                               -------------------------    ---------------------------------------------------------------------
                                  1997           1996          1996          1995           1994          1993           1992
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
                                                                (dollars and shares in thousands)
Consolidated Balance Sheet Data:
Total assets                   $ 525,720     $ 459,169      $ 490,545     $ 403,115      $ 280,550     $ 223,438      $ 205,494
Securities available for sale    106,002       108,789         93,671        98,469         24,152        25,453             --
Investment securities             29,105        33,740         31,296        35,384         39,083        43,217         77,811
Loans                            352,941       285,755        331,237       245,054        196,910       134,983        106,993
Allowance for loan losses          5,284         4,262          4,957         3,677          2,912         2,703          2,940
Deposits                         414,830       317,058        364,445       302,972        259,296       206,688        192,223
Borrowed funds                    68,139       105,577         86,339        65,221          1,215         1,298          1,215
Stockholders' equity              37,629        33,083         35,230        31,717         18,451        14,208         10,829

Consolidated Statement of Income Data:

Interest income                   19,566        16,239         34,251        27,336         18,004        14,055         13,990
Interest expense                  10,020         7,859         17,041        12,841          6,360         5,355          6,660
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
Net interest income                9,546         8,380         17,210        14,495         11,644         8,700          7,330
Provision for loan losses            575           715          1,640           865            305            --             50
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
Net interest income, after
 provision for loan losses         8,971         7,665         15,570        13,630         11,339         8,700          7,280
Non-interest income                1,240         1,035          2,113         1,855          1,554         2,190          2,003
Non-interest expense               6,409         5,615         11,479        10,260          9,285         8,423          8,325
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
Income before income tax
 expense and cumulative
 effect of the change in
 accounting principle              3,802         3,085          6,204         5,225          3,608         2,467            958
Income tax expense                 1,335         1,102          2,178         1,822          1,085           733            390
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
Income before cumulative
 effect of the change
 in accounting principle           2,467         1,983          4,026         3,403          2,523         1,734            568
Cumulative effect of the
 change in accounting
 principle                            --            --             --            --             --           191             --
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
Net income                     $   2,467      $  1,983      $   4,026     $   3,403      $   2,523     $   1,925      $     568
                               ===========    ==========    ===========   ===========    ===========   ===========    ===========

Weighted average common
 shares outstanding                2,492         2,389          2,462         2,192          1,757         1,036            926

                                    At or for the
                                  Six Months Ended
                                       June 30,                             At or for the Year Ended December 31,
                               -------------------------    ---------------------------------------------------------------------
                                  1997           1996          1996          1995           1994          1993           1992
                               -----------    ----------    -----------   -----------    -----------   -----------    -----------
                                                    (dollars and shares in thousands, except per share data)
Per Share Data(1):
Net income--fully diluted         $ 0.99        $ 0.81         $ 1.64        $ 1.60         $ 1.56        $ 1.86         $ 0.61
Cash dividends                      0.24          0.22           0.45          0.38           0.28            --             --
Book value                         15.22         13.60          14.50         13.50          11.92         12.42          11.69

Selected Financial Data:
Return on average assets (2)        0.96%         0.94%          0.90%         0.99%          1.04%         0.92%          0.29%
Return on average equity (2)       13.64         12.34          12.25         13.84          15.89         15.81           5.44
Net interest margin (FTE)(3)        3.99          4.22           4.10          4.49           5.16          4.51           3.99
Dividend payout ratio              23.88         26.48          26.90         21.69          15.06            --             --
Allowance for loan losses to
 total loans                        1.50          1.49           1.50          1.50           1.48          2.00           2.75
Nonperforming loans to
 total loans                        2.16          0.97           2.46          1.15           1.05          1.83           4.32
Allowance for loan losses to
 nonperforming loans (4)           69.26        153.31          60.90        130.44         140.95        109.30          63.65
Nonperforming assets to
 total loans and other real
 estate owned (5)                   2.40          1.23           2.57          1.40           1.21          2.83           5.30
Efficiency ratio (6)               59.42         59.64          59.41         62.75          70.35         77.35          89.20

Capital Ratios:
Average stockholders' equity
 to average assets                  7.05          7.59           7.33          7.14           6.57          5.79           5.24
Total capital as a percent of
 risk-weighted assets              11.40         12.24          11.43         13.20          10.84         10.64          10.07
Tier 1 capital as a percentage
 of risk-weighted assets           10.15         10.99          10.17         11.95           9.59          9.38           8.81
Leverage ratio (7)                  7.29          7.90           7.80          9.07           7.80          6.71           6.22

Ratio of Earnings to Combined
 Fixed Charges (8):
Including interest on deposits      1.38          1.39           1.36          1.41           1.57          1.46           1.14
Excluding interest on deposits      2.72          2.37           2.25          3.54          38.98        146.12          37.85

-------------
(1) 1995 and 1994 earnings per share amounts were calculated utilizing the modified treasury stock method, while remaining periods were calculated utilizing the treasury stock method. The modified treasury stock method includes the potential dilutive effect of options and warrants not included in the treasury stock method. The expiration of warrants in June 1996 resulted in a change in the computation method of earnings per share from the modified treasury stock method in 1994 and 1995 to the treasury stock method in 1996. 1992 and 1993 earnings per share amounts were calculated utilizing the treasury stock method.
(2)  Annualized for the six months ended June 30, 1997 and 1996.
(3) Tax equivalent based on a 34% Federal tax rate for all periods presented (FTE = Federal tax equivalent basis).
(4) Nonperforming loans include nonaccrual loans, restructured loans and loans 90 days or more past due and still accruing.
(5) Nonperforming assets include nonperforming loans and other real estate owned.
(6) Efficiency ratio is equal to non-interest expense divided by the sum of net interest income and non-interest income.
(7)  Leverage ratio is Tier 1 capital to average assets for the period.
(8) For purposes of calculating the ratio of earnings to combined fixed charges, earnings consist of income before income tax expense and cumulative effect of the change in accounting principle, plus interest and rent expense. Fixed charges consist of interest and rent expense.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information contained and incorporated by reference in this Prospectus, the following risk factors in evaluating the Company and its business and the Trust before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and that actual results could differ materially from those contemplated by such statements. The considerations listed below represent certain important factors the Company believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Company and the Trust. It should be recognized that other risks may be significant, presently or in the future, and the risks set forth below may affect the Company and the Trust to a greater extent than indicated.

RISK FACTORS RELATING TO THE PREFERRED SECURITIES

Ranking of Subordinated Obligations Under the Guarantee and the
Subordinated Debentures

     The obligations of the Company under the Guarantee issued for the benefit of the holders of Preferred Securities and under the Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company, whether now existing or hereafter incurred. As of June 30, 1997, there existed no debt at the Company level, although the Bank had deposits, borrowings and other liabilities of approximately $488.1 million. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank upon the Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution) is subject to the prior claims of creditors of the Bank, except to the extent that the Company may itself be recognized as a creditor of the Bank. The Subordinated Debentures, therefore, will be effectively subordinated to all existing and future liabilities of the Bank and holders of Subordinated Debentures and Preferred Securities should look only to the assets of the Company for payments on the Subordinated Debentures. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, Subordinated Debt and Additional Senior Obligations, that may be incurred by the Company or any of its subsidiaries. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Subordinated Debentures -- Subordination."

     The ability of the Trust to pay amounts due on the Preferred Securities is solely dependent upon the Company making payments on the Subordinated Debentures as and when required.

Option to Extend Interest Payment Period; Tax Consequences; Market Price Consequences

     The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period; provided that no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate of 9.25% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided, that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.25% compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Preferred Securities -- Distributions -- Extension Period" and "Description of the Subordinated Debentures -- Option to Extend Interest Payment Period."

     Should an Extension Period occur, each holder of Preferred Securities will be required to accrue and recognize income (in the form of original issue discount ("OID")) in respect of its pro rata share of the interest accruing on the Subordinated Debentures held by the Trust for United States federal income tax purposes. A holder of Preferred Securities must, as a result, include such income in gross income for United States federal income tax purposes in advance of the receipt of cash, and will not receive the cash related to such income from the Trust if the holder disposes of the Preferred Securities prior to the record date for the payment of the related Distributions. See "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures. Should the Company elect, however, to exercise such right in the future, the market price of the Preferred Securities is likely to be adversely affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. As a result of the existence of the Company's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other securities on which OID accrues that are not subject to such optional deferrals.

Tax Event, Capital Treatment Event or Investment Company Event; Redemption

     The Company has the right to redeem the Subordinated Debentures in whole (but not in part) within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event (whether occurring before or after November 1, 2002), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve to do so if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust is, or will be within

90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, (ii) interest payable by the Company on the Subordinated Debentures is not, or, within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the Trust is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above. See "-- Risk Factors Relating to the Preferred Securities -- Tax Legislation" for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit the Company to cause a redemption of the Preferred Securities prior to November 1, 2002.

     "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to the Company; provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change becomes effective on or after the date of original issuance of the Preferred Securities.

Shortening or Extension of Stated Maturity of Subordinated Debentures

     The Company has the right, at any time, to shorten the maturity of the Subordinated Debentures to a date not earlier than November 1, 2002. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company also has the right to extend the maturity of the Subordinated Debentures (whether or not the Trust is dissolved and the Subordinated Debentures are distributed to holders of the Preferred Securities) to a date no later than November 1, 2036, the 39th anniversary of the initial issuance of the Preferred Securities. Such right may only be exercised, however, if at the time such election is made and at the time of such extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. See "Description of the Subordinated Debentures -- General."

Rights Under the Guarantee

     The Guarantee guarantees to the holders of the Preferred Securities, to the extent not paid by the Trust, (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price (as defined herein) with respect to any Preferred Securities called for redemption, to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution (as defined herein), to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of the Preferred Securities in liquidation of the Trust. The holders of not less than a majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person (as defined in the Guarantee). If the Company were to default on its obligation to pay amounts payable under the Subordinated Debentures, the Trust would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of Preferred Securities would not be able to rely upon the Guarantee for such amounts. In the event, however, that a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by the Company of its right, as described herein, to defer the payment of interest on the Subordinated Debentures does not constitute a Debenture Event of Default. The Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. Except as described herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Debentures or assert directly any other rights in respect of the Subordinated Debentures. See "Description of the Subordinated Debentures -- Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Subordinated Debentures -- Debenture Events of Default" and "Description of the Guarantee." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

No Voting Rights Except in Limited Circumstances

     Holders of Preferred Securities will have no voting rights except in limited circumstances relating only to the modification of the Preferred Securities and the exercise of the rights of the Trust as holder of the Subordinated Debentures and the Guarantee. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Delaware Trustee, as such voting rights are vested exclusively in the holder of the Common Securities (except upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and the Company may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of Preferred Securities -- Voting Rights;

Amendment of Trust Agreement" and "Description of Preferred Securities -- Removal of the Trust Trustees."

Tax Legislation

     In recent years, President Clinton has proposed in the administration's fiscal year budget certain tax law changes that would, among other things, generally deny corporate issuers a deduction for interest or OID in respect of certain debt obligations similar to the Subordinated Debentures. However, Congress has not enacted similar legislation. There can be no assurance that legislation enacted after the date hereof will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities. See "Description of the Subordinated Debentures -- Redemption or Exchange" and "Description of Preferred Securities -- Redemption or Exchange -- Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption" and "Certain Federal Income Tax Consequences -- Effect of Changes in Tax Laws."

Redemption; Exchange of Preferred Securities for Subordinated Debentures

     The Company, as holder of the Common Securities, has the right at any time to dissolve the Trust and cause the Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust, to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust. The exercise of such right is subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will have the right, in certain circumstances, to redeem the Subordinated Debentures in whole or in part, in lieu of a distribution of the Subordinated Debentures by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Debentures are redeemed by the Company. Any such distribution or redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. See "Description of Preferred Securities -- Redemption or Exchange -- Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

     Under current United States federal income tax law, a distribution of Subordinated Debentures upon the dissolution of the Trust would not be a taxable event to holders of the Preferred Securities. If, however, the Trust is characterized as an association taxable as a corporation at the time of the dissolution of the Trust, the distribution of the Subordinated Debentures may constitute a taxable event to holders of Preferred Securities. Moreover, upon occurrence of a Tax Event, a dissolution of the Trust in which holders of the Preferred Securities receive cash may be a taxable event to such holders. See "Certain Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust."

     Because holders of Preferred Securities may receive Subordinated Debentures, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Debentures and should carefully review all the information regarding the Subordinated Debentures contained herein.

Trading Price; Absence of Prior Public Market

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID, if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income, or (ii) any amount of OID, in either case, that has accrued on his pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in his Preferred Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Disposition of Preferred Securities."


     There is no current public market for the Preferred Securities. The Preferred Securities have been approved for trading through the National Association of Securities Dealer's "Electronic Bulletin Board." There can be no assurance that an active public market will develop for the Preferred Securities or that, if such market develops, the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. The absence or discontinuance of such a market may have an adverse impact on both the price and liquidity of the Preferred Securities. The public offering price for the Preferred Securities has been determined through negotiations between the Company and the Underwriter. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of the Company and general industry and economic conditions.

     If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price for the Subordinated Debentures that may be distributed upon a dissolution or liquidation of the Trust and, in that event, the Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.


Securities are not Insured

     Neither the Preferred Securities nor the Subordinated Debentures are insured by the Bank Insurance Fund or the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation or by any other governmental agency.

RISK FACTORS RELATING TO THE COMPANY

Economic Conditions and Monetary Policies

     Conditions beyond the Company's control may have a significant impact on changes in net interest income from one period to another. Examples of such conditions could include: (i) the strength of credit demands by customers; (ii) fiscal and debt management policies of the federal government, including changes in tax laws; (iii) the Federal Reserve's monetary policy, including the percentage of deposits that must be held in the form of non-earning cash reserves; (iv) the introduction and growth of new investment instruments and transaction accounts by non-bank financial competitors; and (v) changes in rules and regulations governing the payment of interest on deposit accounts.

Sensitivity to Fluctuations in Interest Rates

     The Company's profitability, like that of most similarly situated financial institutions, is dependent to a large extent upon the Bank's net interest income, which is the difference between its interest income on interest-earning assets, such as loans and investments, and its interest expense on interest-bearing liabilities, such as deposits and borrowings. Accordingly, the Company's results of operations and financial condition are largely dependent on movements in market interest rates and its ability to manage its assets in response to such movements. The difference between the amount of the total interest-earning assets and interest-bearing liabilities which reprice within a given time period could have a negative effect on the Bank's net interest income depending on whether such difference was positive or negative and the direction of movement of interest rates.

     Increases in interest rates may reduce demand for loans and, thus, the amount of loan and commitment fees. In addition, fluctuations in interest rates may also result in disintermediation, which is the flow of funds away from depository institutions into direct investments which pay a higher rate of return, and may affect the value of the Company's investment securities and other interest-earning assets. Given that the Bank's assets consist of a substantial number of loans with interest rates which change in accordance with changes in prevailing market rates, if interest rates rise sharply, many of the Bank's borrowers would be required to make higher interest payments on their loans. Thus, increases in interest rates may cause the Bank to experience an increase in delinquent loans and defaults to the extent that borrowers are unable to meet their increased debt servicing obligations. While the Company has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk.

Adequacy of Allowance for Loan Losses

     The risk of loan losses varies with, among other things, general economic conditions, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a collateralized loan, the value of the collateral for the loan. Management maintains an allowance for loan losses based upon, among other things, historical experience, an evaluation of economic conditions and regular review of delinquencies and loan portfolio quality. Based upon such factors, management makes various assumptions and judgments about the ultimate collectibility of the loan portfolio and provides an allowance for loan losses based upon a percentage of the outstanding balances and for specific loans when their ultimate collectibility is considered questionable. If management's assumption and judgments prove to be incorrect and the allowance for loan losses is inadequate to absorb future credit losses, or if the bank regulatory authorities require the Bank to increase the allowance for loan losses, the Bank's earnings could be significantly and adversely affected. Because certain lending activities involve greater risks, the percentage applied to specific loan types may vary.

     As of June 30, 1997, the allowance for loan losses was $5.3 million, which represented 1.5% of total loans, net of unearned income. The allowance for loan losses as a percentage of nonperforming loans was 69.3% as of June 30, 1997. The Company actively manages its nonperforming loans in an effort to minimize credit losses and monitors its asset quality to maintain an adequate allowance for loan losses. Although management believes that its allowance for loan losses is adequate, there can be no assurance that the allowance will prove sufficient to cover future credit losses. Further, although management uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic conditions differ substantially from the assumptions used or if the adverse developments arise with respect to the Bank's nonperforming or performing loans. Material additions to the Bank's allowance for loan losses would result in a decrease in the Company's net income, possibly its capital, and could result in the inability to pay dividends, among other adverse consequences.

Legislative and Regulatory Developments

     The financial institutions industry is subject to significant regulation which has materially affected the financial institutions industry in the past and will do so in the future. Such regulations, which affect the Company on a daily basis, may be changed at any time, and the interpretation of the relevant law and regulations are also subject to change by the authorities who examine the Company and the Bank and interpret those laws and regulations. There can be no assurance that any present or future changes in the laws or regulations or in their interpretation will not adversely and materially affect the Company.

Competition

     The Bank faces significant competition both in generating loans and in attracting deposits. The central New Jersey area is a highly competitive market. The Bank is subject to vigorous competition in all aspects of its business from other financial institutions such as commercial banks, savings banks, savings and loan associations, credit unions, insurance companies and finance and mortgage companies. Within the direct market area of the Bank there are a significant number of offices of competing financial institutions. The Bank competes in its market area with a number of larger commercial banks that have substantially greater resources, higher lending limits, larger branch systems and provide a wider array of banking services. The effect of liberalized branching and acquisition laws, especially after the Financial Institutions Reform, Recovery and Enforcement Act of 1989, has been to lower barriers to entry into the banking business and increase competition for banking business, as well as to increase both competition for and opportunities to acquire other financial institutions. Savings banks, savings and loan associations and credit unions also actively compete for deposits and for various types of loans. In its lending business, the Bank is subject to increasing competition from consumer finance companies and mortgage companies, which are not subject to the same kind of regulatory restrictions as banks and can often offer lower loan rates than banks. Financial institutions are intensely competitive in the interest rates they offer on deposits. In addition, the Bank faces competition for deposits from non-bank institutions such as brokerage firms and insurance companies in such instruments as short-term money market funds, corporate and government securities funds, mutual funds and annuities. Finally, a number of the Bank's competitors provide a wider array of services (such as trust and international services, which the Bank does not provide) and, by virtue of their greater financial resources, have higher lending limits and larger branch systems.

Growth and Concentration of Loan Portfolio

     The Bank's loan portfolio increased from $107.0 million to $352.9 million between December 31, 1992, and June 30, 1997, an increase of approximately 230%. Commercial loans and commercial mortgage loans increased during this period from $28.4 million to $190.1 million, accounting for 65.8% of the total growth of the loan portfolio, and represented 53.9% of the loan portfolio at June 30, 1997. As a result of this recent growth, the Bank has not had a long period of experience with some of its borrowers and, therefore, specific payment and loss experience for this portion of the portfolio has not yet been fully established. However, the majority of the growth in the Bank's commercial loan portfolio consisted of loans to established businesses that, while new to the Bank, had been experienced borrowers with other financial institutions. Further, the Bank's loans are concentrated in Mercer County, New Jersey. As a result, a decline in the general economic conditions of Mercer County could have a material adverse effect on the Company's financial condition and results of operations taken as a whole. In addition, while the increase in commercial loans has created a more diversified loan portfolio, it has also increased the overall credit risk inherent in the loan portfolio as commercial loans involve relatively more credit risk than other types of loans in the Bank's loan portfolio. Although the Company intends to continue to focus on expanding the Bank's lending business, it will do so only as management deems prudent given prevailing economic and competitive conditions, as reflected in the rate of growth on the loan portfolio for the six-month period ended June 30, 1997. During that period, the Bank's loan portfolio increased by 6.6% from $331.2 million to $352.9 million, as compared to a growth rate of 16.6% during the six-month period ended June 30, 1996. In addition, the Bank has several large loans. As of June 30, 1997, the largest 25 loans in the Bank's loan portfolio totaled approximately $57.2 million, or 16.2% of the total loan portfolio, of which amount approximately $8.9 million relate to real estate construction loans. A loss experience with respect to a small number of such loans could have a material adverse impact on the Bank's net income.

Lending Risks - Credit Quality

     A central focus of the Company's strategy is the continued development and growth of a diversified loan portfolio, with emphasis on commercial loans, owner-occupied commercial mortgage loans and tenanted commercial real estate loans. Certain risks are inherent in the lending function, including a borrower's inability to pay, insufficient collateral coverage and changes in interest rates. Repayment risk on commercial loans is significantly affected by changing economic conditions in a particular geographical area, business or industry which could impair future operating performance. Risks associated with real estate loans and commercial loans include changes in general economic conditions which may affect the borrower's ability to repay as well as underlying collateral values. Installment and other consumer loans are subject to repayment risk, which the Company believes is mitigated by the diverse portfolio of such loans and the relatively low average balances outstanding on individual extensions of credit.

     In making loans, the Bank evaluates the borrower's ability to repay the loan from cash flow and the collateral security for the loan. In almost all cases, the Bank seeks collateral security to reduce the credit risk of its commercial loans, which are made to finance inventory, equipment and working capital needs. Such loans may be secured by real estate, business assets and guarantees. The Bank attempts to offset the risks associated with commercial real estate lending by primarily lending to individuals who have proven management experience and who will be actively involved in the management of the property. Economic events and government regulations, which are outside the control of the borrower or lender, could affect the value of the security for such loans or the future cash flow of the affected properties.

     The Bank also originates real estate construction loans, which represented 8.5% of the loan portfolio at June 30, 1997. These are made primarily to finance the construction of residential and, to a limited extent, non-residential properties. Construction loans generally are secured by first liens on real estate and have floating rates of interest. The Bank monitors these loans closely and makes advances only after work is completed and inspected and verified by qualified professionals.

     Non-performing loans totaled $7.6 million at June 30, 1997, including two real estate construction loans of approximately $4.6 million in the aggregate that became nonaccrual loans in the fourth quarter of 1996. At June 30, 1997, the Bank had $1.1 million in non-performing commercial real estate loans and $4.6 million in non-performing real estate construction loans. For the six months ended June 30, 1997, the Bank experienced no charge-offs on commercial real estate loans or real estate construction loans. For the fiscal years ended December 31, 1992 through December 31, 1996, the Bank's ratio of net charge-offs to average loans outstanding was .45%, .20%, .06%, .05% and .13%, respectively.

     At June 30, 1997, non-performing assets totaled $8.5 million. The ratio of non-performing assets to total loans and other real estate owned was 2.40% at June 30, 1997, compared to 2.57% and 1.40% at December 31, 1996 and 1995, respectively.

                           YARDVILLE NATIONAL BANCORP

     The Company is a bank holding company headquartered in Hamilton Township, New Jersey, that provides commercial and retail banking services through the Bank. The Company was incorporated under the laws of New Jersey and became the holding company of the Bank in 1985. The Bank received its charter from the Office of the Comptroller of the Currency in 1924. The Bank's deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation. At June 30, 1997, the Company had total consolidated assets of $525.7 million, deposits of $414.8 million and stockholders' equity of $37.6 million.

     The Bank provides a full range of retail and commercial banking services designed to meet the borrowing and depository needs of small and medium sized businesses and consumers in the local communities that it serves. Deposit products include checking, savings and money market accounts for individuals and businesses, certificates of deposit, individual retirement accounts, and cash management accounts for businesses. The Bank also provides letters of credit for commercial transactions and makes a variety of loans, including commercial loans, commercial mortgage loans, residential mortgage loans, real estate construction loans, and home equity and other consumer loans. In order to compete more effectively with larger financial institutions in its market area, the Bank concentrates on building relationships through superior service and attention to customers' needs.

     The Company's strategy is focused primarily on expanding the Bank's lending business as management deems prudent given economic and competitive conditions, while increasing deposits to fund lending activities. By developing new products and services and branching into contiguous geographic markets, the Company intends to expand the Bank's existing customer relationships and attract new customers to the Bank. Among its efforts in 1996, the Bank opened two additional branch offices and introduced several new products, including an interest-bearing checking account with a low minimum balance requirement, a debit card, telephone banking service, and automated clearing house services for business customers. In the fourth quarter of 1997, the Bank intends to improve its telephone banking service by adding additional features and open a call center to provide additional customer services and market various deposit and loan products by telephone. The Bank seeks to attract customers that will have both deposit and lending relationships with the Bank. The Company believes that customers value personal service and attention and that its emphasis on personal service and local customer relationships, together with its active approach to lending and careful credit administration, have been and will continue to be important factors in the Company's success and growth. To supplement net interest income and to provide a more attractive return on equity, beginning in June of 1995 the Company implemented an investment strategy of purchasing securities using repurchase agreements and time deposits.

     As a result of the Company's strategy, the Bank increased its loan portfolio from $107.0 million at December 31, 1992, to $352.9 million at June 30, 1997, and presently maintains a diversified portfolio. At June 30, 1997, the loan portfolio contained a mix of loans, with commercial mortgage loans aggregating $112.6 million or 31.9% of the portfolio, residential mortgage loans aggregating $84.5 million or 23.9% of the portfolio, commercial loans aggregating $77.5 million or 22.0% of the portfolio, real estate construction loans aggregating $30.1 million or 8.5% of the portfolio, and home equity, consumer and other loans aggregating $48.2 million or 13.7% of the portfolio. From December 31, 1992, to June 30, 1997, commercial and commercial mortgage loans increased from $28.4 million to $190.1 million, accounting for 65.8% of the total growth of the loan portfolio during that period, and represented 53.9% of the loan portfolio at June 30, 1997. While the Bank presently intends to maintain a comparable mix of loan types in its portfolio, it intends to continue emphasizing commercial loans, owner-occupied commercial loans and tenanted commercial real estate loans in its lending business. As a community bank, the Bank's strategy in commercial lending has been to actively market its personal service and local presence and target small and medium sized businesses. The sales volume of the Bank's commercial loan customers ranges from $0.5 to $105.0 million (with the average being approximately $2.0 million) and the average commercial loan was approximately $372,000 at June 30, 1997. Substantially all of the Bank's loans are to borrowers, and secured by property, located within Mercer County or, to a lesser extent, the contiguous counties of Burlington and Middlesex, New Jersey, and Bucks County, Pennsylvania.

     In conducting its lending activities, the Bank emphasizes loan quality, loan and credit administration and careful documentation. Credit risk represents the possibility that a customer or counterparty may not perform in accordance with contractual terms. The Bank incurs credit risk whenever it extends credit to, or enters into other transactions with, its customers. The risks associated with extensions of credit include general risk, which is inherent in the lending business, and risk specific to individual borrowers. Credit administration is responsible for the overall management of the Bank's credit risk and development, application and enforcement of uniform credit policies and procedures the principal purpose of which is to minimize such risk. One objective of credit administration is to identify and, to the extent feasible, diversify extensions of credit by industry concentration, geographic distribution and the type of borrower. Loan review and other loan credit, underwriting and loan documentation policies, procedures and practices are being followed by the Bank's loan officers and are being applied uniformly throughout the Bank. In recent years, the Bank has taken a number of steps to enhance its credit administration and loan review functions in an effort to better manage its credit risk, especially in light of the Bank's rapid growth. While the Bank continues to review these and other related functional areas, there can be no assurance that the steps the Bank has taken to date will be sufficient to enable it to identify, measure, monitor and control all credit risk.

     The Bank's primary source of funds for its lending activities is deposits. As a result of the Bank's emphasis on increasing deposits and broad-based customer relationships, the Bank's deposits have increased from $192.2 million at December 31, 1992, to $414.8 million at June 30, 1997. The Company's lending activities are funded primarily with core deposits (approximately 53% of deposits are demand and savings deposits) with the balance being funded by certificates of deposit and wholesale funding.

                             YARDVILLE CAPITAL TRUST

     The Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement, dated as of August 28, 1997, executed by the Company, as depositor, and the trustees of the Trust (together with the Property Trustee, the "Trustees"), and (ii) a certificate of trust filed with the Secretary of State of the State of Delaware on August 28, 1997. The initial trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. The Company will acquire all of the Common Securities, which will represent an aggregate liquidation amount equal to at least 3% of the total capital of the Trust. The Common Securities will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities, except that upon the occurrence and during the continuance of an Event of Default (as defined herein) under the Trust Agreement resulting from a Debenture Event of Default, the rights of the Company, as holder of the Common Securities, to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities. See "Description of Preferred Securities -- Subordination of Common Securities." The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. The Subordinated Debentures and payments thereunder will be the only assets of the Trust and payments under the Subordinated Debentures will be the only revenue of the Trust. The Trust has a term of 40 years, but may dissolve earlier as provided in the Trust Agreement. The principal executive office of the Trust is 3111 Quakerbridge Road, Trenton, New Jersey 08619.

     The number of Trustees will, pursuant to the Trust Agreement, initially be four. Three of the Trustees (the "Administrative Trustees") will be persons who are employees or officers of, or who are affiliated with, the Company. The fourth trustee will be a financial institution that maintains its principal place of business in the State of Delaware (the "Delaware Trustee") and is unaffiliated with the Company, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Wilmington Trust Company, a state chartered trust company organized under the laws of the State of Delaware, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For purposes of compliance with the provisions of the Trust Indenture Act, Wilmington Trust Company will also act as trustee (the "Guarantee Trustee") under the Guarantee and as Debenture Trustee (as defined herein) under the Indenture.

     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and in such capacity will have the power to exercise all rights, powers and privileges under the Indenture. The Property Trustee will also maintain exclusive control of a segregated non-interest-bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of Distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. The Company, as the holder of all the Common Securities, will have the right to appoint, remove or replace any Trustee and to increase or decrease the number of Trustees. The Company will pay all fees and expenses related to the Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. See "Description of Preferred Securities."

                                 USE OF PROCEEDS

     The Trust will use the gross proceeds from the sale of the Preferred Securities to purchase Subordinated Debentures of the Company. The Company intends to use the net proceeds of the sale of the Subordinated Debentures for general corporate purposes, including the repurchase of outstanding equity securities of the Company and investments to leverage the Company's capital, as well as for contributions to the Bank to fund its operations, acquiring or establishing branch offices and the financing of potential future acquisitions by the Company. Initially, the net proceeds may be used to make investments in short-term investment grade obligations pending its use for the purposes described above.


     On October 21, 1996, the Federal Reserve approved, subject to certain limitations as to amount, the use of certain cumulative preferred instruments such as the Preferred Securities as Tier 1 capital for bank holding companies such as the Company. The Company has elected to issue the Preferred Securities because the Company expects that the Preferred Securities will qualify as Tier 1 capital and the interest payable on the Subordinated Debentures to be a tax deductible expense of the Company. The Company expects that, upon completion of the sale of the Preferred Securities offered hereby, Preferred Securities having an aggregate Liquidation Amount of approximately $10 million will be eligible to qualify as Tier 1 capital under the capital guidelines of the Federal Reserve (or approximately $11.5 million if the Underwriter's over-allotment option is exercised in full). To the extent any portion of the Preferred Securities is not eligible to qualify as Tier 1 capital, such amount is expected to be treated as Tier 2 capital until all or some of that amount is eligible to qualify as Tier 1 capital under the capital guidelines of the Federal Reserve.

                       MARKET FOR THE PREFERRED SECURITIES


     The Preferred Securities have been approved for trading through the National Association of Securities Dealer's "Electronic Bulletin Board." Although the Underwriter has informed the Company that it presently intends to make a market in the Preferred Securities, there can be no assurance that an active and liquid trading market will develop, or, if developed, that such a market will continue. The absence or discontinuance of such a market may have an adverse impact on both the price and liquidity of the Preferred Securities. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriter, and the offering price of the Preferred Securities may not be indicative of the market price following the Offering. See "Underwriting" and "Risk Factors -- Trading Price; Absence of Prior Public Market."


                              ACCOUNTING TREATMENT

     The Trust will be treated, for financial reporting purposes, as a subsidiary of the Company and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of the Company. The Preferred Securities will be presented in the consolidated balance sheet of the Company under the caption "Company-obligated mandatorily redeemable security of subsidiary holding solely parent-subordinated debentures," and appropriate disclosures about the Preferred Securities, the Guarantee and the Subordinated Debentures will be included in the notes to consolidated financial statements. The Company will record Distributions payable on the Preferred Securities as an expense in the consolidated statements of income for financial reporting purposes.

     All future reports of the Company filed under the Exchange Act will (a) present the Trust Securities issued by the Trust on the balance sheet as a separate category entitled "Company-obligated mandatorily redeemable security of subsidiary holding solely parent-subordinated debentures," (b) include in a footnote to the financial statements disclosure that the sole assets of the Trust are the Subordinated Debentures (including the outstanding principal amount, interest rate and maturity date of such Subordinated Debentures), and
(c) include in an audited footnote to the financial statements disclosure that the Company owns all of the Common Securities of the Trust, that the sole assets of the Trust are the Subordinated Debentures, and that the obligations of the Company under the Guarantee, the Trust Agreement, the Expense Agreement, the Subordinated Debentures and the Indenture, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of the Trust under the Preferred Securities.

                                 CAPITALIZATION

     The following table sets forth (i) the consolidated capitalization of the Company at June 30, 1997 and (ii) the consolidated capitalization of the Company giving effect to the issuance of the Preferred Securities hereby offered by the Trust and receipt by the Company of the net proceeds from the corresponding sale of the Subordinated Debentures to the Trust, as if the sale of the Preferred Securities had been consummated on June 30, 1997, and assuming the Underwriter's over-allotment option was not exercised.

                                                                               (Unaudited)
                                                                                          As Adjusted
                                                                                         For the Sale of
                                                                         Actual        Preferred Securities
                                                                         ------        --------------------
                                                                              (Dollars in thousands)
  Company-obligated mandatorily redeeemable security of
    subsidiary holding solely parent-subordinated
    debentures (1)............................................         $     --               $10,000

STOCKHOLDERS' EQUITY:
  Preferred stock no par value, 1,000,000 shares                             --                    --
   authorized, none issued....................................
  Common stock no par value, 6,000,000 shares
    authorized; 2,472,954 outstanding.........................           17,625                17,625
  Surplus.....................................................            2,205                 2,205
  Undivided profits...........................................           17,818                17,818
  Net unrealized losses on securities available-for-sale......              (19)                  (19)
                                                                        -------               -------
      Total stockholders' equity..............................           37,629                37,629
                                                                        -------               -------
  Total capitalization........................................          $37,629               $47,629
                                                                        =======               =======
COMPANY CAPITAL RATIOS(2):
  Equity to total assets......................................              7.2%                  9.1%
  Tier 1 risk-based capital ratio(3)..........................             10.1                  12.9
  Total risk-based capital ratio..............................             11.4                  14.1
  Leverage ratio (4)..........................................              7.3                   9.2


-------------
(1) Preferred Securities representing beneficial interests in an aggregate principal amount of $10,000,000 of the 9.25% Subordinated Debentures of the Company (not including the $1,500,000 aggregate principal amount of Subordinated Debentures to be purchased in the event the Underwriter exercises its over-allotment option). The Subordinated Debentures will mature on November 1, 2027.
(2) The capital ratios, as adjusted, are computed including the total estimated proceeds from the sale of the Preferred Securities, in a manner consistent with Federal Reserve guidelines.
(3) Federal Reserve guidelines for calculation of Tier 1 capital limit the amount of cumulative preferred stock which can be included in Tier 1 capital to 25% of total Tier 1 capital.
(4)  Leverage ratio is Tier 1 capital to average assets for the period.

                       DESCRIPTION OF PREFERRED SECURITIES

     The Preferred Securities will be issued pursuant to the terms of the Trust Agreement. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, Wilmington Trust Company, will act as indenture trustee for the Preferred Securities under the Trust Agreement for purposes of complying with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Trust Agreement and those made part of the Trust Agreement by the Trust Indenture Act. The following summary of the material terms and provisions of the Preferred Securities and the Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Agreement and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     Pursuant to the terms of the Trust Agreement, the Trustees, on behalf of the Trust, will issue the Trust Securities. All of the Common Securities will be owned by the Company. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference over the Common Securities in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation, as well as other benefits as described in the Trust Agreement. The Trust Agreement does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust.

     The Preferred Securities will rank pari passu, and payments will be made thereon pro rata with the Common Securities, except as described under " -- Subordination of Common Securities." Legal title to the Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Trust Securities. The Guarantee executed by the Company for the benefit of the holders of the Preferred Securities will be a guarantee on a subordinated basis with respect to the Preferred Securities, but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the Trust does not have funds on hand available to make such payments. Wilmington Trust Company, as Guarantee Trustee, will hold the Guarantee for the benefit of the holders of the Preferred Securities. See "Description of the Guarantee."

Distributions

     Payment of Distributions. Distributions on each Preferred Security will be payable at the annual rate of 9.25% of the stated Liquidation Amount of $10, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, to the holders of the Preferred Securities on the relevant record dates (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). The record date will be the 15th day of the month in which the relevant Distribution Date occurs. Distributions will accumulate from October 16, 1997, the date of original issuance. The first Distribution Date for the Preferred Securities will be December 31, 1997. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions, interest or other payment in respect of any such delay) with the same force and effect as if made on the date such payment was originally due and payable. "Business Day" means any day other than a Saturday or a Sunday, a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     Extension Period. The Company has the right under the Indenture, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest on the Subordinated Debentures at any time, or from time to time (each, an "Extension Period"), which, if exercised, would defer quarterly Distributions on the Preferred Securities during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of 9.25% thereof, compounded quarterly from the relevant Distribution Date. "Distributions," as used herein, includes any such additional Distributions. The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. During any such Extension Period, the Company may not
(i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided, that such Extension Period may not exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due, the Company may elect to begin a new Extension Period, subject to the above requirements. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Debentures.

     Source of Distributions. The funds of the Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Subordinated Debentures in which the Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Subordinated Debentures." Distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Debentures in the Property Account for the benefit of the holders of the Trust Securities. If the Company does not make interest payments on the Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company. See "Description of the Guarantee."

Redemption or Exchange

     General. The Subordinated Debentures will mature on November 1, 2027. The Company will have the right to redeem the Subordinated Debentures (i) on or after November 1, 2002, in whole at any time or in part from time to time, or
(ii) at any time, in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case subject to receipt of prior approval by the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after November 1, 2002. See "Description of the Subordinated Debentures -- General."

     Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption will be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the "Redemption Price") equal to the aggregate Liquidation Amount of such Trust Securities plus accrued but unpaid Distributions thereon to the date of redemption (the "Redemption Date"). See "Description of the Subordinated Debentures -- Redemption or Exchange." If less than all of the Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption will be allocated to the redemption of the Trust Securities pro rata.

     Distribution of Subordinated Debentures. Subject to the Company having received prior approval of the Federal Reserve if so required under applicable capital guidelines or policies of the Federal Reserve,

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

the Company, as holder of the Common Securities, will have the right at any time to dissolve the Trust and, after satisfaction of the liabilities of creditors of the Trust as provided by applicable law, cause the Subordinated Debentures to be distributed to the holders of Trust Securities in liquidation of the Trust.
See "-- Liquidation Distribution Upon Dissolution."

     Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption. If a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities occurs and is continuing, the Company has the right to redeem the Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of such Trust Securities in whole (but not in part) at the Redemption Price within 180 days following the occurrence of such Tax Event, Capital Treatment Event or Investment Company Event. In the event a Tax Event, a Capital Treatment Event or an Investment Company Event in respect of the Trust Securities has occurred and the Company does not elect to redeem the Subordinated Debentures and thereby cause a mandatory redemption of such Trust Securities or to liquidate the Trust and cause the Subordinated Debentures to be distributed to holders of such Trust Securities in liquidation of the Trust as described below under "-- Liquidation Distribution Upon Dissolution," such Preferred Securities will remain outstanding and, if a Tax Event has occurred, Additional Interest (as defined herein) shall be payable on the Subordinated Debentures. "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by to the Trust on the outstanding Trust Securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to that portion of the principal amount of Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Subordinated Debentures to holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Subordinated Debentures are distributed. Each Subordinated Debenture distributed pursuant to clause (ii) above will carry with it accumulated interest in an amount equal to the accumulated and unpaid interest then due on such Subordinated Debenture.

      "Liquidation Amount" means the stated amount of $10 per Trust Security.

     After the liquidation date fixed for any distribution of Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) any certificates representing Preferred Securities will be deemed to represent the Subordinated Debentures having a principal amount equal to the Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Debentures that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of the Trust were to occur. The Preferred Securities that an investor may purchase, or the Subordinated Debentures that an investor may receive on dissolution and liquidation of the Trust, may, therefore, trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Redemption Procedures

     Preferred Securities redeemed on each Redemption Date will be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Subordinated Debentures. Redemptions of the Preferred Securities will be made and the Redemption Price will be payable on each Redemption Date only to the extent that the Trust has funds on hand available for the payment of such Redemption Price. See "-- Subordination of Common Securities."


     If the Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York time, on the Redemption Date, to the extent funds are available in the case of Preferred Securities held in book-entry form, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. With respect to Preferred Securities not held in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Preferred Securities funds sufficient to pay the aggregate Redemption Price and will give the paying agent for the Preferred Securities irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption will be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption will have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any additional Distribution, interest or other payment in respect of any such delay) with the same force and effect as if made on such date. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust, or by the Company pursuant to the Guarantee, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price. See "Description of the Guarantee."


     Subject to applicable law (including, without limitation, United States federal securities law), and, further provided that the Company does not and is not continuing to exercise its right to defer interest payments on the Subordinated Debentures, the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the Redemption Price on the Preferred Securities and any distribution of Subordinated Debentures to holders of Preferred Securities will be made to the applicable record holders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date will be the date 15 days prior to the Redemption Date or liquidation date, as applicable.


     If less than all of the Trust Securities are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Trust Securities to be redeemed will be allocated pro rata to the Trust Securities based upon the relative Liquidation Amounts of the two classes of Trust Securities. The particular Preferred Securities to be redeemed will be selected by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee deems fair and appropriate and which may provide for the selection for redemption of portions (equal to $10 or an integral multiple of $10 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $10, or if the Preferred Securities are then held in the form of a global preferred security, in accordance with DTC's customary procedures. The Property Trustee will promptly notify the registrar for the Preferred Securities in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities will relate to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price on the Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on such Subordinated Debentures or portions thereof (and Distributions will cease to accrue on the related Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

     Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, will be made pro rata based on the Liquidation Amount of the Preferred Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Debenture Event of Default has occurred and is continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, will be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption, will have been made or provided for, and all funds available to the Property Trustee will first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the Trust Agreement with respect to the Preferred Securities has been so cured, waived or otherwise eliminated, the Property Trustee will act solely on behalf of the holders of the Preferred Securities and not on behalf of the Company, as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution Upon Dissolution

     The Company, as holder of the Common Securities, will have the right at any time to dissolve the Trust and cause the Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust, to be distributed to the holders of the Preferred Securities. Such right is subject, however, to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.


     Pursuant to the Trust Agreement, the Trust will automatically dissolve upon expiration of its term and will dissolve earlier on the first to occur of (i) certain events of bankruptcy, dissolution or liquidation of the Company, (ii) the Company, as depositor, giving written direction to the Property Trustee to dissolve the Trust (which direction is optional and wholly within the discretion of the Company, as depositor), (iii) redemption of all of the Preferred Securities as described under

"-- Redemption or Exchange -- Mandatory Redemption," or (iv) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.


     If an early dissolution occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, the Trust will be liquidated by the Trustees as expeditiously as the Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust available for distribution to holders, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued but unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities will be paid on a pro rata basis. The Company, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that, if a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities. See "-- Subordination of Common Securities."


     After the liquidation date fixed for any distribution of Subordinated Debentures (i) the Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee and (iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent the Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of the Preferred Securities and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on the Preferred Securities until such certificates are presented to the security registrar for the Trust Securities for transfer or reissuance.



      Under current United States federal income tax law and interpretations and assuming, as expected, that the Trust is treated as a grantor trust, a distribution of the Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust." If the Company elects neither to redeem the Subordinated Debentures prior to maturity nor to liquidate the Trust and distribute the Subordinated Debentures to holders of the Preferred Securities, the Preferred Securities will remain outstanding until the repayment of the Subordinated Debentures.

     If the Company elects to dissolve the Trust and thereby causes the Subordinated Debentures to be distributed to holders of the Preferred Securities in liquidation of the Trust, the Company will continue to have the right to shorten or extend the maturity of such Subordinated Debentures, subject to certain conditions. See "Description of the Subordinated Debentures -- General."

Liquidation Value

     The amount of the Liquidation Distribution payable on the Preferred Securities in the event of any liquidation of the Trust is $10 per Preferred Security plus accrued but unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Debentures, subject to certain exceptions. See "-- Liquidation Distribution Upon Dissolution."

Events of Default; Notice

     Any one of the following events constitutes an event of default under the Trust Agreement (an "Event of Default") with respect to the Preferred Securities (whatever the reason for such Event of Default and whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):


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

     (i) the occurrence of a Debenture Event of Default (see "Description of the Subordinated Debentures -- Debenture Events of Default"); or

     (ii) default by the Trust in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

     (iii) default by the Trust in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

     (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clauses (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the Trustee(s) by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

     (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee will transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Company, as depositor, unless such Event of Default has been cured or waived. The Company, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Debenture Event of Default has occurred and is continuing, the Preferred Securities will have a preference over the Common Securities upon dissolution of the Trust. See "-- Liquidation Distribution Upon Dissolution." The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

Removal of the Trustees

     Unless a Debenture Event of Default has occurred and is continuing, any Trustee may be removed at any time by the holder of the Common Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event, however, will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of a Trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

Co-trustees and Separate Property Trustee

     Unless an Event of Default has occurred and is continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Company, as the holder of the Common Securities, will have power to appoint one or more Persons (as defined in the

Trust Agreement) either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such Trust Property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such Person or Persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone will have power to make such appointment.

Merger or Consolidation of Trustees

      Any Person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee is a party, or any Person succeeding to all or substantially all the corporate trust business of such Trustee, will be the successor of such Trustee under the Trust Agreement, provided such Person is otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

     The Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except as described below. The Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, the Property Trustee or the Delaware Trustee, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust with respect to the Preferred Securities, or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee in its capacity as the holder of the Subordinated Debentures,
(iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed (including, if applicable, The Nasdaq Stock Market's National Market), if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (v) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an "investment company" under the Investment Company Act, and
(vi) the Company owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee, the Indenture, the Subordinated Debentures, the Trust Agreement and the Expense Agreement. Notwithstanding the foregoing, the Trust will not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other Person or permit any other Person to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Trust Agreement


     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by the Trust Indenture Act and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.


     The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) with respect to acceptance of appointment by a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement (provided such amendment is not inconsistent with the other provisions of the Trust Agreement), or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as is necessary to ensure that the Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action may not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement will become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Trustees and the Company with (i) the consent of holders representing not less than a majority in the aggregate Liquidation Amount of the outstanding Trust Securities, and (ii) receipt by the Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trustees in accordance with such amendment will not affect the Trust's status as a grantor trust for United States federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act. Notwithstanding anything in this paragraph to the contrary, without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, or (b) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

      The Trustees will not, so long as any Subordinated Debentures are held by the Property Trustee, (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Debentures will be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Debentures, where such consent is required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture requires the consent of each holder of Subordinated Debentures affected thereby, no such consent will be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trustees may not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee will notify each holder of Preferred Securities of any notice of default with respect to the Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trustees must obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel its Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding the fact that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Trustees or any affiliate of the Company or any Trustee, will, for purposes of such vote or consent, be treated as if they were not outstanding.

Book Entry, Delivery and Form

     The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such Depository or a nominee of such successor.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Company expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC or their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

     So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Subordinated Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in definitive form and will not be considered the owners or holders thereof under the Subordinated Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Subordinated Indenture. The Company understands that, under DTC's existing practices, in the event that the Company requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the

Subordinated Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Company understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

     Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Company, the Trustees, any Paying Agent or any other agent of the Company or the Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Company, the Trustees, the Paying Agent or any other agent of the Company, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Company or the Trustees. If DTC notifies the Company that it is unwilling to continue as such, or if it is unable to continue or cease to be a clearing agency registered under the Exchange Act and a successor depository is not appointed by the Company within ninety days after receiving such notice or becoming aware that DTC is no longer so registered, the Company will issue the Preferred Securities in definitive form upon registration or transfer of, or in exchange for, such global security. In addition, the Company may at any time and in its sole discretion determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

     DTC has advised the Company and the Trust as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (such as the Underwriter), banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a Participant, either directly or indirectly.

Same-Day Settlement and Payment

     Settlement for the Preferred Securities will be made by the Underwriter in immediately available funds.

     Secondary trading in Preferred Securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

Payment and Paying Agency


     Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto as such address will appear on the register of holders of the Preferred Securities. The paying agent for the Preferred Securities will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The paying agent for the Preferred Securities may resign as paying agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee no longer is the paying agent for the Preferred Securities, the Administrative Trustees will appoint a successor (which must be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.


Registrar and Transfer Agent

     The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

     The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, upon the occurrence and during the continuance of an Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such action as is directed by the Company and if not so directed, will take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. The Company and the Administrative Trustees are authorized, in this connection, to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

                   DESCRIPTION OF THE SUBORDINATED DEBENTURES

     Concurrently with the issuance of the Preferred Securities, the Trust will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Subordinated Debentures issued by the Company. The Subordinated Debentures will be issued as unsecured debt under the Indenture, to be dated as of October 16, 1997 (the "Indenture"), between the Company and Wilmington Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an indenture under the Trust Indenture Act. The following summary of the material terms and provisions of the Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     The Subordinated Debentures will be limited in aggregate principal amount to approximately $10,309,000 (or $11,856,000 if the option described under the heading "Underwriting" is exercised by the Underwriter), such amount being the sum of the aggregate stated Liquidation Amount of the Trust Securities. The Subordinated Debentures will bear interest at the annual rate of 9.25% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year (each, an "Interest Payment Date") beginning December 31, 1997, to the Person (as defined in the Indenture) in whose name each Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the fifteenth day of the last month of the calendar quarter. It is anticipated that, until the liquidation of the Trust, the Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 9.25% thereof, compounded quarterly. The term "interest," as used herein, includes quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest, as applicable.

     The Subordinated Debentures will mature on November 1, 2027 (such date, as it may be shortened or extended as hereinafter described, the "Stated Maturity"). Such date may be shortened at any time by the Company to any date not earlier than November 1, 2002, subject to the Company having received prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve. Such date may also be extended at any time at the election of the Company but in no event to a date later than November 1, 2036, provided that at the time such election is made and at the time of extension (i) the Company is not in bankruptcy, otherwise insolvent or in liquidation, (ii) the Company is not in default in the payment of any interest or principal on the Subordinated Debentures, and (iii) the Trust is not in arrears on payments of Distributions on the Preferred Securities and no deferred Distributions are accumulated. In the event that the Company elects to shorten or extend the Stated Maturity of the Subordinated Debentures, it will give notice thereof to the Debenture Trustee, the Trust and to the holders of the Subordinated Debentures no more than 180 days and no less than 90 days prior to the effectiveness thereof. The Company will not have the right to purchase the Subordinated Debentures, in whole or in part, from the Trust until after November 1, 2002, except if a Tax Event, a Capital Treatment Event or an Investment Company Event has occurred and is continuing.

      The Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank, upon the Bank's liquidation or reorganization or otherwise (and thus the ability of holders of the Subordinated Debentures to benefit indirectly from such distribution), is subject to the prior claims of creditors of the Bank, except to the extent that the Company may itself be recognized as a creditor of the Bank. The Subordinated Debentures will, therefore, be effectively subordinated to all existing and future liabilities of the Bank, and holders of Subordinated Debentures should look only to the assets of the Company for payments on the Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company or any of its subsidiaries, including Senior Debt, Subordinated Debt and Additional Senior Obligations, whether under the Indenture or any existing indenture or other indenture that the Company may enter into in the future or otherwise.
See "-- Subordination."

      The Indenture does not contain provisions that afford holders of the Subordinated Debentures protection in the event of a highly leveraged transaction or other similar transaction involving the Company that may adversely affect such holders.

Option to Extend Interest Payment Period

     The Company has the right under the Indenture at any time during the term of the Subordinated Debentures, so long as no Debenture Event of Default has occurred and is continuing, to defer the payment of interest at any time, or from time to time (each, an "Extension Period"). The right to defer the payment of interest on the Subordinated Debentures is limited, however, to a period, in each instance, not exceeding 20 consecutive quarters and no Extension Period may extend beyond the Stated Maturity of the Subordinated Debentures. At the end of each Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon at the annual rate of 9.25%, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Subordinated Debentures (or the holders of Preferred Securities if such securities are then outstanding) will be required to accrue and recognize income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Potential Extension of Interest Payment Period and Original Issue Discount."

     During any such Extension Period, the Company may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock, (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (iii) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Company may further defer the payment of interest; provided, that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above requirements. No interest will be due and payable during an Extension Period, except at the end thereof. The Company has no present intention of exercising its rights to defer payments of interest on the Subordinated Debentures. The Company must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least two Business Days prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Securities would have been payable except for the election to begin such Extension Period, or (ii) the date the Trust is required to give notice of the record date, or the date such Distributions are payable, to The Nasdaq Stock Market's National Market (or other applicable self-regulatory organization) or to holders of the Preferred Securities, but in any event at least one Business Day before such record date. Subject to the foregoing, there is no limitation on the number of times that the Company may elect to begin an Extension Period.

Additional Sums

     If the Trust or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of the occurrence of a Tax Event, the Company will pay as additional amounts (referred to herein as "Additional Interest") on the Subordinated Debentures such additional amounts as may be required so that the net amounts received and retained by the Trust after paying any such additional taxes, duties or other governmental charges will not be less than the amounts the Trust would have received had such additional taxes, duties or other governmental charges not been imposed.



Registration, Denomination and Transfer

     The Subordinated Debentures will initially be registered in the name of the Trust. If the Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depositary arrangements for the Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities . See "Description of Preferred Securities - Book Entry, Delivery and Form."

     Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days of receipt of notice from DTC to such effect, the Company will cause the Subordinated Debentures to be issued in definitive form.

     Payments on Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Subordinated Debentures, as described under "Description of Preferred Securities
- Book Entry, Delivery and Form." If Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Debentures will be registrable, and Subordinated Debentures will be exchangeable for Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in Wilmington, Delaware or at the offices of any Paying Agent or transfer agent appointed by the Company, provided that payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto. However, a holder of $1 million or more in aggregate principal amount of Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

     Subordinated Debentures will be exchangeable for other Subordinated Debentures of like tenor, of any authorized denominations, and of a like aggregate principal amount.

     Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Subordinated Debenture or at the office of any transfer agent designated by the Company for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Indenture.

     Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.



Redemption or Exchange

     The Company will have the right to redeem the Subordinated Debentures prior to maturity (i) on or after November 1, 2002, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part), within 180 days following the occurrence of a Tax Event, a Capital Treatment Event or an Investment Company Event, in each case at a redemption price equal to the accrued and unpaid interest on the Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve.

     "Tax Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) interest payable by the Company on the Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes,
(ii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the Subordinated Debentures, or (iii) the Trust is, or will be within 90 days after the date of such opinion of counsel, subject to more than a de minimis amount of other taxes, duties, assessments or other governmental charges. The Company must request and receive an opinion with regard to such matters within a reasonable period of time after it becomes aware of the possible occurrence of any of the events described in clauses (i) through
(iii) above.

     "Capital Treatment Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to or any change (including any announced prospective change) in the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk of impairment of the Company's ability to treat the aggregate Liquidation Amount of the Preferred Securities (or any substantial portion thereof) as "Tier 1 Capital" (or the then equivalent thereof) for purposes of the capital adequacy guidelines of the Federal Reserve, as then applicable to the Company; provided, however, that the inability of the Company to treat all or any portion of the Liquidation Amount of the Preferred Securities as Tier 1 Capital shall not constitute the basis for a Capital Treatment Event if such inability results from the Company having cumulative preferred capital in excess of the amount which may qualify for treatment as Tier 1 Capital under applicable capital adequacy guidelines of the Federal Reserve.

     "Investment Company Event" means the receipt by the Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price for the Subordinated Debentures, on and after the redemption date interest ceases to accrue on such Subordinated Debentures or portions thereof called for redemption.

     The Subordinated Debentures will not be subject to any sinking fund.

Distribution Upon Liquidation


     As described under "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution," under certain circumstances involving the dissolution of the Trust, the Subordinated Debentures may be distributed to the holders of the Preferred Securities in liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as provided by applicable law. Any such distribution will be subject to receipt of prior approval by the Federal Reserve if then required under applicable policies or guidelines of the Federal Reserve. If the Subordinated Debentures are distributed to the holders of Preferred Securities upon the dissolution of the Trust, the Company will use its best efforts to list the Subordinated Debentures on The Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Subordinated Debentures that may be distributed to the holders of Preferred Securities.

Restrictions on Certain Payments

     If at any time (i) there has occurred a Debenture Event of Default, (ii) the Company is in default with respect to its obligations under the Guarantee or
(iii) the Company has given notice of its election of an Extension Period as provided in the Indenture with respect to the Subordinated Debentures and has not rescinded such notice, or such Extension Period, or any extension thereof, is continuing, the Company will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Subordinated Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Subordinated Debentures (other than payments under the Guarantee), or (3) redeem, purchase or acquire less than all of the Subordinated Debentures or any of the Preferred Securities.

Subordination

     The Indenture provides that the Subordinated Debentures issued thereunder are subordinated and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceedings of the Company, the holders of Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company before the holders of Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     In the event of the acceleration of the maturity of any Subordinated Debentures, the holders of all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest on the Subordinated Debentures.

     No payments on account of principal or interest in respect of the Subordinated Debentures may be made if there has occurred and is continuing a default in any payment with respect to Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company or an event of default with respect to any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company resulting in the acceleration of the maturity thereof, or if any judicial proceeding is pending with respect to any such default.

     "Debt" means, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every capital lease obligation of such Person, and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Subordinated Debentures; provided, however, that Senior Debt will not be deemed to include
(i) any Debt of the Company which when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) any Debt to any employee of the Company, (iv) any Debt which by its terms is subordinated to trade accounts payable or accrued liabilities arising in the ordinary course of business to the extent that payments made to the holders of such Debt by the holders of the Subordinated Debentures as a result of the subordination provisions of the Indenture would be greater than they otherwise would have been as a result of any obligation of such holders to pay amounts over to the obligees on such trade accounts payable or accrued liabilities arising in the ordinary course of business as a result of subordination provisions to which such Debt is subject, and (v) Debt which constitutes Subordinated Debt.

     "Subordinated Debt" means, with respect to the Company, the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Company (other than the Subordinated Debentures).

     "Additional Senior Obligations" means, with respect to the Company, all indebtedness, whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include claims in respect of Senior Debt or Subordinated Debt or obligations which, by their terms, are expressly stated to be not superior in right of payment to the Subordinated Debentures or to rank pari passu in right of payment with the Subordinated Debentures. "Claim," as used herein, has the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978, as amended.

     The Indenture places no limitation on the future issuance of securities similar to the Subordinated Debentures, the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company or any of its subsidiaries. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations. As of June 30, 1997, the Company had no outstanding Senior Debt, Subordinated Debt or

Additional Senior Obligations. Because the Company is a holding company, the Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, including obligations to depositors of the Bank.



Registrar and Transfer Agent

     The Debenture Trustee will act as the registrar and the transfer agent for the Subordinated Debentures. Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the registrar in Wilmington, Delaware. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. The Company may at any time designate additional transfer agents with respect to the Subordinated Debentures. In the event of any redemption, neither the Company nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Subordinated Debentures so selected for redemption, except, in the case of any Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Modification of Indenture

     The Company and the Debenture Trustee may, from time to time without the consent of the holders of the Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies and qualifying, or maintaining the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Subordinated Debentures, to modify the Indenture; provided, that no such modification may, without the consent of the holder of each outstanding Subordinated Debenture affected by such proposed modification, (i) extend the fixed maturity of the

Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or (ii) reduce the percentage of principal amount of Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture; provided that so long as any of the Preferred Securities remain outstanding, no such modification may be made that requires the consent of the holders of the Subordinated Debentures, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default may be effective, without the prior consent of the holders of at least a majority of the aggregate Liquidation Amount of the Preferred Securities and that if the consent of the holder of each Subordinated Debenture is required, such modification will not be effective until each holder of Trust Securities has consented thereto.

Debenture Events of Default

     The Indenture provides that any one or more of the following described events with respect to the Subordinated Debentures that has occurred and is continuing constitutes an event of default (each, a "Debenture Event of Default") with respect to the Subordinated Debentures:

     (i) failure for 30 days to pay any interest on the Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

     (ii) failure to pay any principal on the Subordinated Debentures when due, whether at maturity, upon redemption by declaration or otherwise; or

     (iii) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the Subordinated Debentures; or

     (iv) certain events in bankruptcy, insolvency or reorganization of the Company.

     The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee, or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Debentures, may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee. Should the holders of the Subordinated Debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate Liquidation Amount of the Preferred Securities will have such right.

     The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Indenture.

     If a Debenture Event of Default has occurred and is continuing, the Property Trustee will have the right to declare the principal of and the interest on such Subordinated Debentures, and any other amounts payable under the Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Subordinated Debentures.

Enforcement of Certain Rights by Holders of the Preferred Securities

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest on or principal of the Subordinated Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The Company will have a right of set-off under the Indenture to the extent of any payment made by the Company to such holder of Preferred Securities in the Direct Action. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust may become subject to the reporting obligations under the Exchange Act.


     The holders of the Preferred Securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Subordinated Debentures unless there has been an Event of Default under the Trust Agreement. See "Description of Preferred Securities -- Events of Default; Notice."


Consolidation, Merger, Sale of Assets and Other Transactions

     The Company may not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, and no Person may consolidate with or merge into the Company or sell, convey, transfer or otherwise dispose of its properties and assets substantially as an entirety to the Company, unless (i) in the event the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes by supplemental indenture the Company's obligations on the Subordinated Debentures issued under the Indenture, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, has occurred and is continuing, and (iii) certain other conditions prescribed in the Indenture are met.

Satisfaction and Discharge

     The Indenture will cease to be of further effect (except as to the Company's obligations to pay certain sums due pursuant to the Indenture and to provide certain officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture when, among other things, all Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, or (ii) will become due and payable at their Stated Maturity within one year or are to be called for redemption within one year, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity or redemption date, as the case may be.

Governing Law

     The Indenture and the Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

     The Debenture Trustee has and is subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Miscellaneous

     The Company has agreed, pursuant to the Indenture, for so long as Trust Securities remain outstanding, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Trust (provided that certain successors which are permitted pursuant to the Indenture may succeed to the Company's ownership of the Common Securities), (ii) not to voluntarily dissolve the Trust, except upon prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies of the Federal Reserve, and (a) in connection with a distribution of Subordinated Debentures to the holders of the Preferred Securities in liquidation of the Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

                          DESCRIPTION OF THE GUARANTEE

     The Preferred Securities Guarantee Agreement (the "Guarantee") will be executed and delivered by the Company concurrently with the issuance of the Preferred Securities for the benefit of the holders of the Preferred Securities. The Guarantee will be qualified as an indenture under the Trust Indenture Act. The Guarantee Trustee will act as indenture trustee under the Guarantee for purposes of complying with the provisions of the Trust Indenture Act. The Guarantee Trustee, Wilmington Trust Company, will hold the Guarantee for the benefit of the holders of the Preferred Securities. The following summary of the material terms and provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

General

     The Company will, pursuant to the Guarantee, irrevocably agree to pay in full on a subordinated basis, to the extent set forth therein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that the Trust has funds available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (other than in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities or a redemption of all of the Preferred Securities), the lesser of (a) the amount of the Liquidation Distribution, to the extent the Trust has funds available therefor at such time, and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The obligation of the Company to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the Preferred Securities or by causing the Trust to pay such amounts to such holders.

     The Guarantee will not apply to any payment of Distributions except to the extent the Trust has funds available therefor. If the Company does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not pay Distributions on the Preferred Securities and will not have funds legally available therefor.

Status of the Guarantee

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company in the same manner as the Subordinated Debentures. The Guarantee does not place a limitation on the amount of additional Senior Debt, Subordinated Debt or Additional Senior Obligations that may be incurred by the Company or any of its subsidiaries. The Company expects from time to time to incur additional indebtedness constituting Senior Debt, Subordinated Debt and Additional Senior Obligations.

     The Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other Person). The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. Because the Company is a holding company, the right of the Company to participate in any distribution of assets of the Bank upon the Bank's liquidation or reorganization or otherwise is subject to the prior claims of creditors of the Bank, except to the extent the Company may itself be recognized as a creditor of the Bank. The Company's obligations under the Guarantee, therefore, will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries, and claimants should look only to the assets of the Company for payments thereunder.

Amendments and Assignment


     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of the outstanding Preferred Securities. See "Description of Preferred Securities -- Voting Rights; Amendment of Trust Agreement." All guarantees and agreements contained in the Guarantee will bind the successors, assigns, receivers, trustees and representatives of the Company and will inure to the benefit of the holders of the Preferred Securities then outstanding.


Events of Default

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to such provisions, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Preferred Securities, unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantee

     The Guarantee will terminate and be of no further force and effect upon (a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of the Trust, or (c) distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

Governing Law

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

                                EXPENSE AGREEMENT

     The Company will, pursuant to the Agreement as to Expenses and Liabilities entered into by it under the Trust Agreement (the "Expense Agreement"), irrevocably and unconditionally guarantee to each person or entity to whom the Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to the holders of the Preferred Securities or other similar interests in the Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. Third party creditors of the Trust may proceed directly against the Company under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                    SUBORDINATED DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee." The Company and the Trust believe that, taken together, the obligations of the Company under the Subordinated Debentures, the Indenture, the Trust Agreement, the Expense Agreement, and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of payment of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the obligations of the Trust under the Preferred Securities. If and to the extent that the Company does not make payments on the Subordinated Debentures, the Trust will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under the Guarantee are subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company.

Sufficiency of Payments

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities, (ii) the interest rate and interest and other payment dates on the Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Company will pay for all and any costs, expenses and liabilities of the Trust (except the obligations of the Trust to holders of the Preferred Securities), and (iv) the Trust Agreement further provides that the Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

Enforcement Rights of Holders of Preferred Securities

     A holder of any Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other Person. A default or event of default under any Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company would not constitute a default or Event of Default. In the event, however, of payment defaults under, or acceleration of, Senior Debt, Subordinated Debt or Additional Senior Obligations of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Subordinated Debentures until such Senior Debt, Subordinated Debt or Additional Senior Obligations has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Subordinated Debentures would constitute an Event of Default.

Limited Purpose of the Trust

     The Preferred Securities evidence a preferred undivided beneficial interest in the assets of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures issued by the Company, and (iii) engaging in only those other activities necessary, advisable, or incidental thereto. A principal difference between the rights of a holder of a Preferred Security and the rights of a holder of a Subordinated Debenture is that a holder of a Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Subordinated Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Trust (or from the Company under the Guarantee) if and to the extent the Trust has funds available for the payment of such Distributions.

Rights Upon Dissolution


     Upon any voluntary or involuntary dissolution of the Trust involving the liquidation of the Subordinated Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities -- Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations of the Company (as set forth in the Indenture), but entitled to receive payment in full of principal and interest before any shareholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust (other than the obligations of the Trust to the holders of its Preferred Securities), the positions of a holder of the Preferred Securities and a holder of the Subordinated Debentures are expected to be substantially the same relative to other creditors and to shareholders of the Company in the event of liquidation or bankruptcy of the Company.


                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

General


     In the opinion of Stradley, Ronon, Stevens & Young, LLP, in its capacity as counsel to the Company ("Tax Counsel"), the following discussion summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities.


     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, each as of the date of this Prospectus, all of which are subject to change, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and the opinions of Tax Counsel are not binding on the Internal Revenue Service (the "IRS") or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described herein. Accordingly, there can be no assurance that the IRS will not challenge the opinions expressed herein or that a court would not sustain such a challenge.

     No attempt has been made in the following discussion to comment on all United States federal income tax matters affecting purchasers of Preferred Securities. Moreover, the discussion generally focuses on holders of Preferred Securities who are individual citizens or residents of the United States and who acquire Preferred Securities on their original issue at their offering price and hold Preferred Securities as capital assets. The discussion has only limited application to dealers in securities, corporations, estates, trusts or nonresident aliens and does not address all the tax consequences that may be relevant to holders who may be subject to special tax treatment, such as, for example, banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. The following summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a holder of Preferred Securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. Accordingly, each prospective investor should consult, and should rely exclusively on, such investor's own tax advisors in analyzing the federal, state, local and foreign tax consequences of the purchase, ownership or disposition of Preferred Securities.

Classification of the Subordinated Debentures

     The Company and the Trust will agree to treat the Subordinated Debentures as indebtedness for all United States federal income tax purposes. By acceptance of a Preferred Security, each holder covenants to treat the Subordinated Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Subordinated Debentures. No assurance can be given, however, that such position of the Company will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Subordinated Debentures will be classified for United States federal income tax purposes as indebtedness of the Company.

Classification of the Trust


     In connection with the issuance of the Preferred Securities, Tax Counsel will render its opinion generally to effect that, under the current law and based on the representations, facts and assumptions set forth in this Prospectus, and assuming full compliance with the terms of the Trust Agreement (and other relevant documents), and based on certain assumptions and qualifications referenced in the opinion, the Trust will be characterized for United States federal income tax purposes as a grantor trust and will not be characterized as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be treated as owning an undivided beneficial interest in the Subordinated Debentures, and each holder will be required to include all income or gain recognized for United States federal income tax purposes with respect to its allocable share of the Subordinated Debentures on its own income tax return.


Potential Extension of Interest Payment Period and Original Issue Discount

     Under recently issued Treasury regulations (the "Regulations"), a debt instrument will be deemed to be issued with OID if there is more than a "remote" contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by the Company of its option to defer the payment of stated interest on the Subordinated Debentures would prevent the Company from declaring dividends on any class of equity, the Company believes that the likelihood of its exercising the option is "remote" within the meaning of the Regulations. As a result, the Company intends to take the position that the Subordinated Debentures will not be deemed to be issued with OID. Accordingly, based on this position, stated interest payments on the Subordinated Debentures will be includible in the ordinary income of a holder at the time that such payments are paid or accrued in accordance with the holder's regular method of accounting. Because the Regulations have not yet been addressed in any published rulings or other published interpretations issued by the Internal Revenue Service, it is possible that the Internal Revenue Service could take a position contrary to the position taken by the Company.

     If the Company were to exercise its option to defer the payment of stated interest on the Subordinated Debentures, the Subordinated Debentures would be treated, solely for purpose of the OID rules, as being "reissued" at such time with OID. Under these rules, a holder of the Subordinated Debentures would be required to include OID in ordinary income, on a current basis, over the period that the instrument is held even though the Company would not be making any actual cash payments during the extended interest payment period. The amount of interest income includible in the taxable income of a holder of the Subordinated Debentures would be determined on the basis of a constant yield method over the remaining term of the instrument and the actual receipt of future payments of stated interest on the Subordinated Debentures would no longer be separately reported as taxable income. The amount of OID that would accrue, in the aggregate, during the extended interest payment period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase the holder's adjusted tax basis in the Subordinated Debentures and the holder's actual receipt of interest payments would reduce such basis.

     Because income on the Preferred Securities will constitute interest income for United States federal income tax purposes, corporate holders of Preferred Securities will not be entitled to claim a dividends received deduction in respect of such income.

Market Discount and Acquisition Premium

     Holders of Preferred Securities other than a holder who purchased the Preferred Securities upon original issuance may be considered to have acquired their undivided interests in the Subordinated Debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Preferred Securities.

Receipt of Subordinated Debentures or Cash Upon Liquidation of the Trust


     Under certain circumstances, as described under "Description of Preferred Securities -- Redemption or Exchange" and " -- Liquidation Distribution Upon Dissolution," the Subordinated Debentures may be distributed to holders of Preferred Securities upon a liquidation of the Trust. Under current United States federal income tax law, such a distribution would be treated as a nontaxable event to each such holder and would result in such holder having an adjusted tax basis in the Subordinated Debentures received in the liquidation equal to such holder's adjusted tax basis in the Preferred Securities immediately before the distribution. A holder's holding period in the Subordinated Debentures so received in liquidation of the Trust would include the period for which such holder held the Preferred Securities.


     If, however, a Tax Event occurs which results in the Trust being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to holders of the Preferred Securities. Under certain circumstances described herein, the Subordinated Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred

Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss as if the holder sold such Preferred Securities for cash. See "Description of Preferred Securities -- Redemption or Exchange" and "-- Liquidation Distribution Upon Dissolution."


Disposition of Preferred Securities

     Upon the sale of the Preferred Securities, a holder will recognize gain or loss in an amount equal to the difference between his adjusted tax basis in the Preferred Securities and the amount realized in the sale (except to the extent of any amount received in respect of accrued but unpaid interest not previously included in income). A holder's adjusted tax basis in the Preferred Securities generally will be his initial purchase price increased by OID (if any) previously includible in the holder's gross income to the date of disposition and decreased by payments (if any) received on the Preferred Securities in respect of OID (if any) to the date of disposition. Such gain or loss generally will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of the sale.

     The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest (or OID if the Subordinated Debentures are treated as having been issued, or reissued, with OID) with respect to the underlying Subordinated Debentures. A holder who disposes of his Preferred Securities will be required to include in ordinary income (i) any portion of the amount realized that is attributable to such accrued but unpaid interest to the extent not previously included in income, or (ii) any amount of OID, in either case, that has accrued on his pro rata share of the underlying Subordinated Debentures during the taxable year of sale through the date of disposition. Any such income inclusion will increase the holder's adjusted tax basis in his Preferred Securities disposed of. To the extent that the amount realized in the sale is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Effect of Changes in Tax Laws

     Although the Taxpayer Relief Act of 1997, signed into law by President Clinton on August 5, 1997, does not deny interest deductions to be made with respect to the Preferred Securities, there can be no assurance that other legislation enacted after the date of this Prospectus will not otherwise adversely affect the ability of the Company to deduct the interest payable on the Subordinated Debentures. Consequently, there can be no assurance that a Tax Event will not occur. A Tax Event would permit the Company, upon approval of the Federal Reserve if then required under applicable capital guidelines or policies of the Federal Reserve, to cause a redemption of the Preferred Securities before, as well as after, November 1, 2002. See "Description of the Subordinated Debentures -- Redemption or Exchange" and "Description of Preferred Securities -- Redemption or Exchange -- Tax Event Redemption, Capital Treatment Event Redemption or Investment Company Event Redemption."

Backup Withholding and Information Reporting

     The amount of OID accrued on the Preferred Securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the IRS on Forms 1099, which forms should be mailed to such holders of Preferred Securities by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax (currently at 31%) unless the holder complies with certain identification and other requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability, provided the required information is provided to the IRS.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON THE PARTICULAR SITUATION OF A HOLDER OF PREFERRED SECURITIES. HOLDERS OF PREFERRED SECURITIES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                          CERTAIN ERISA CONSIDERATIONS

     Fiduciaries of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider their obligations under ERISA in determining whether to purchase Preferred Securities. In general, a person or entity that has discretionary authority or control over the management of a plan's assets or provides investment advice for a fee is considered to be a fiduciary of the plan. Section 404(a)(1) of ERISA requires fiduciaries of plans to discharge their duties with respect to a plan solely in the interest of the participants and beneficiaries of the plan and (1) for the exclusive purpose of providing benefits to participants and their beneficiaries; and deferring reasonable expenses of administering the plan; (2) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent man acting in a like capacity and familiar with such matters would use in the conduct of enterprise of a like character and with like aims; (3) by diversifying the investments of the plan so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so; and
(4) in accordance with the documents and instruments governing the plan insofar as such documents and instruments are consistent with the provisions of ERISA.

     Fiduciaries of plans subject to ERISA or Section 4975 of the Code should also consider whether purchasing Preferred Securities may result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code. ERISA prohibits certain transactions between an employee benefit plan and a "party in interest," as that term is defined in Section 3(14) of ERISA. Engaging in a prohibited transaction may subject fiduciaries of a plan subject to ERISA to potential personal liability and may result in the imposition of an excise tax on certain "disqualified persons," as that term is defined in Section 4975 of the Code, with respect to the plan. In general, the terms "party in interest" and "disqualified person" mean the employer which sponsors the plan, certain affiliates of the employer, certain officers, directors, shareholders and employees of the employer and fiduciaries or other parties who provide services to the plan. Section 4975 of the Code contains similar restrictions and excise tax penalties that are applicable to prohibited transactions involving Keoghs, IRAs and other plans subject to Section 4975.

     Among other things, Section 406(a) of ERISA prohibits a fiduciary with respect to a plan from causing the plan to engage in a transaction, if he knows or should know that such transaction constitutes a direct or indirect (1) sale or exchange, or leasing, of any property between the plan and a party in interest; (2) lending of money or other extension of credit between the plan and a party in interest; or (3) transfer to, or use by or for the benefit of, a party in interest, of any assets of the plan. Further, Section 406(b) of ERISA prohibits a fiduciary of a plan from dealing with the assets of the plan in his own interest or for his own account, or in its individual or any other capacity acting in any transaction involving the plan on behalf of a party (or represent a party) whose interests are adverse to the interest of the plan or the interest of its participants or beneficiaries.

     If the Underwriter is a party in interest or disqualified person with respect to a plan subject to ERISA or Section 4975 of the Code which purchases Preferred Securities, such purchases may constitute or result in a prohibited transaction under ERISA or the Code, unless such Preferred Securities are acquired pursuant to and in accordance with an individual or class exemption issued by the Department of Labor.

     Fiduciaries acting on behalf of employee benefit plans subject to ERISA or
Section 4975 of the Code which purchase Preferred Securities should consider whether the underlying assets of the Trust will be "plan assets" within the meaning of Title 29 of the Code of Federal Regulations Section 2510.3-101. If the underlying assets of the Trust are considered to be plan assets of plans which purchase Preferred Securities, and the Company or any of its affiliates is a party in interest or disqualified person with respect to such plans, any purchases and holding of Preferred Securities by a plan may constitute or result in a prohibited transaction unless such Preferred Securities are acquired and held pursuant to and in accordance with an individual or class exemption issued by the Department of Labor. Regulations issued by the U.S. Department of Labor generally provide that when a plan invests in an equity interest in an entity which is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, its assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless the entity is an operating company or equity participation in the entity by "benefit plan investors" is not significant.

     The Department of Labor regulations provide that a "publicly offered security" is a security that is (1) freely transferrable, (2) registered under the applicable provisions of the federal securities laws and (3) owned by 100 or more investors independent of the issuer and of one another. Although the Preferred Securities are freely transferable and are registered under federal securities laws, it is unknown whether they will be owned by 100 or more investors independent of the issuer and one another. It is also unknown whether equity participation in the Trust by benefit plan investors will be "significant" within the meaning of the Department of Labor regulations. Consequently, plans subject to ERISA or Section 4975 of the Code, with respect to which the Company or any of its affiliates is a party in interest or disqualified person, should not purchase Preferred Securities unless such purchase is made pursuant to and in accordance with an applicable prohibited transaction exemption.

     The foregoing discussion is general in nature and is not intended to be all inclusive. Accordingly, fiduciaries acting on behalf of plans subject to ERISA or Section 4975 of the Code are urged to consult their own legal advisors with respect to the considerations under ERISA and the Code associated with purchasing and holding Preferred Securities.

                                  UNDERWRITING

     Sandler O'Neill & Partners, L.P. (the "Underwriter") has agreed, subject to the terms and conditions set forth in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, to purchase from the Trust the Preferred Securities. The Underwriter has agreed in the Underwriting Agreement, subject to the terms and conditions set forth therein, to purchase all the Preferred Securities offered hereby if any of the Preferred Securities are purchased.

     The Underwriter has advised the Trust that it proposes initially to offer the Preferred Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $0.20 per Preferred Security. The Underwriter may allow, and such dealers may reallow, a discount not in excess of $0.10 per Preferred Security to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

     In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Debentures of the Company, the Underwriting Agreement provides that the Company will pay as compensation to the Underwriter arranging the investment therein of such proceeds, an amount in immediately available funds of $0.40 per Preferred Security (or $400,000 in the aggregate) for the account of the Underwriter.

     The Trust has granted the Underwriter an option to purchase up to an additional 150,000 Preferred Securities at the public offering price. Such option, which expires 30 days from the date of this Prospectus, may be exercised solely to cover over-allotments.

     To the extent that the Underwriter exercises its option to purchase additional Preferred Securities, the Trust will issue and sell to the Company additional Common Securities in such aggregate Liquidation Amount as is required for the Company to continue to hold Common Securities in an aggregate Liquidation Amount equal to at least 3% of the total capital of the Trust and the Company will issue and sell to the Trust Subordinated Debentures in an aggregate principal amount equal to the total aggregate Liquidation Amount of the additional Preferred Securities being purchased pursuant to the option and the additional Common Securities.

     In connection with the offering of the Preferred Securities, the Underwriter and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriter creates a short position for its own account by selling more Preferred Securities than it is committed to purchase from the Trust. In such case, to cover all or part of the short position, the Underwriter may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriter also may engage in stabilizing transactions in which it bids for, and purchases, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriter also may reclaim any selling concessions allowed to a dealer if the Underwriter repurchases shares distributed by that dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Company nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

     During a period of 180 days from the date of this Prospectus, neither the Trust nor the Company will, subject to certain exceptions, without the prior written consent of the Underwriter, directly or indirectly, sell, offer to sell, grant any option for sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or Subordinated Debentures or any debt securities substantially similar to the Subordinated Debentures or equity securities substantially similar to the Preferred Securities (except for Subordinated Debentures and the Preferred Securities offered hereby).

      Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.


     The Preferred Securities are a new issue of securities with no established trading market. Application has been made to have Preferred Securities approved for quotation on The Nasdaq Stock Market, subject to meeting the initial listing requirements. There is no assurance that upon consummation of the Offering there will be a sufficient number of shareholders or market makers to enable the Preferred Securities to qualify for initial listing on the Nasdaq Stock Market. If the Preferred Securities fail to meet the initial listing requirements of the Nasdaq Stock Market, trading in the Preferred Securities, if any, would be conducted in the over-the-counter market or through the National Association of Securities Dealer's "Electronic Bulletin Board." The Underwriter has advised the Trust that it presently intends to make a market in the Preferred Securities, but no assurances can be made as to the liquidity of such Preferred Securities or that an active and liquid trading market will develop or, if developed, that it will continue. The absence or discontinuance of such a market may have an adverse impact on both the price and liquidity of the Preferred Securities. The offering price and distribution rate have been determined by negotiations among representatives of the Company and the Underwriter, and the offering price of the Preferred Securities may not be indicative of the market price following the Offering. The Underwriter will have no obligation to make a market in the Preferred Securities, however, and may cease market-making activities, if commenced, at any time.


      The Trust and the Company have agreed to indemnify the Underwriter against, or contribute to payments that the Underwriter may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

     Sandler O'Neill & Partners, L.P. engages in transactions with, and, from time to time, has performed services for, the Company and its subsidiaries in the ordinary course of business.

                                  LEGAL MATTERS

     Certain matters relating to the formation of the Trust, the enforceability of the Trust Agreement, the validity of the Preferred Securities, the Subordinated Debentures and the Guarantee, and United States federal income taxes will be passed upon by Stradley, Ronon, Stevens & Young, LLP, counsel to the Company and the Trust. Certain legal matters will be passed upon for the Underwriter by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C.

                                     EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, appearing in the 1996 Annual Report of the Company to its stockholders and incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1996, have been incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part, in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, whose report thereon appears therein, and upon the authority of said firm as experts in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

     1. the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     2. the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

     3. the Company's Quarterly Report on Form 10-Q, as amended by Form 10-Q/A, for the quarter ended June 30, 1997 (included herein as Appendix B).

     In addition, the following portions of the Company's 1996 Annual Report to Stockholders (included herein as Appendix A) are incorporated into this Prospectus by reference:

     1. Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations; and

     2. Selected Historical Consolidated Financial Data, Financial Statements and Notes to Consolidated Financial Statements.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE FOREGOING DOCUMENTS INCORPORATED BY REFERENCE HEREIN (OTHER THAN EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO: YARDVILLE NATIONAL BANCORP, 4569 SOUTH BROAD STREET, YARDVILLE, NEW JERSEY 08620, ATTN:
CHIEF FINANCIAL OFFICER (TELEPHONE (609) 581-2883.

     As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated or deemed to be incorporated herein by reference, as the same may be amended, supplemented or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. If available, such information also may be accessed through the Commission's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the Commission's home page on the Internet (http://www.sec.gov). The Company's common stock is traded on the Nasdaq National Market. Such reports, proxy statements and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K
Street, N.W., Washington D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-2 (the "Registration Statement") pursuant to the Securities Act, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules relating thereto as permitted by the rules and regulations of the Commission. For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. Items of information omitted from this Prospectus, but contained in the Registration Statement, may be obtained at prescribed rates or inspected without charge at the offices of the Commission set forth above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

     No separate financial statements of the Trust have been included herein. The Company does not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Trust will be owned by the Company, a reporting company under the Exchange Act, (ii) the Trust has no independent operations and exists for the sole purpose of issuing securities representing undivided beneficial interest in the assets of the Trust and investing the proceeds thereof in the Subordinated Debentures issued by the Company, and (iii) the obligations of the Company described herein to provide certain indemnities in respect of and be responsible for certain costs, expenses, debts and liabilities of the Trust under the Indenture and pursuant to the Trust Agreement, the guarantee issued by the Company with respect to the Preferred Securities, and the Subordinated Debentures purchased by the Trust and the related Indenture, taken together, constitute, in the belief of the Company and the Trust, a full and unconditional guarantee of payments due on the Preferred Securities. See "Description of the Subordinated Debentures" and "Description of the Guarantee."

     The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although it intends to seek and expects to receive an exemption therefrom.

                                   APPENDIX A

                                       Yardville National Bancorp and Subsidiary

                                                            FINANCIAL HIGHLIGHTS
                                                            --------------------

-------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                            1996           1995         Increase
-------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31
Net income                                                           $  4,026       $  3,403          18.3%
Cash dividends declared per common share                                 0.45           0.38          18.4
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA AS OF DECEMBER 31
Total assets                                                         $490,545       $403,115          21.7%
Total deposits                                                        364,445        302,972          20.3
Total loans                                                           331,237        245,054          35.2
Stockholders' equity                                                   35,230         31,717          11.1
-------------------------------------------------------------------------------------------------------------
CONSOLIDATED RATIOS
Return on average assets                                                 0.90%          0.99%
Return on average stockholders' equity                                  12.25          13.84
Total equity to total assets                                             7.18           7.87
Tier I capital to risk-weighted assets                                  10.17          11.95
Total capital to risk-weighted assets                                   11.43          13.20
Nonperforming loans to total assets                                      1.66           0.70
Nonperforming loans to year-end loans                                    2.46           1.15
-----------------------------------------------------------------------------------------------------------


                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                                   NET INCOME
                             (dollars in thousands)

                      1992..........................    568
                      1993..........................  1,925
                      1994..........................  2,523
                      1995..........................  3,403
                      1996..........................  4,026



                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                                  TOTAL ASSETS
                             (dollars in thousands)

                     1992..........................  205,494
                     1993..........................  223,438
                     1994..........................  280,550
                     1995..........................  403,115
                     1996..........................  490,545

Letter to stockholders

To our
stockholders, employees,
and friends:

     From an organization focused solely on Hamilton Township, YNB has broadened its market to encompass all of Mercer County. Now, as we move energetically into the future of financial services, YNB plans to bring its special kind of community banking to contiguous markets, looking to Burlington, Bucks and Middlesex counties for our future growth.

     Yet even as we grow and expand, one aspect remains constant: YNB's commitment to its communities and our knowledge of our market area. In this, we distinguish ourselves clearly from the large superregional and money center banks in our state, and the non-bank financial services companies with no roots in our community. We live among our customers. We understand what they want, appreciate their business, and make our decisions accordingly.

     YNB has positioned itself for success in the future with a winning combination of personal service, banking experience, technological support, and innovative, customer-centered product offerings. Our products are up-to-date and responsive to customer wants and desires. New offerings like Second Check, our new debit card, and the Chairman's Choice account, among others, give customers what they need. And we have added the technology to support new products and to greatly enhance customer convenience. As a result of our long-term vision, earnings have continued to climb, our horizons have widened considerably, and our future looks bright.

GROWTH IN ALL DIMENSIONS

     In 1996, net income rose 18.3% to $4,026,000, or $1.64 per share on a fully diluted basis, compared with 1995 net income of $3,403,000, or $1.60 per share on a fully diluted basis. Our year-end assets reached $490,545,000, compared with $403,115,000 just a year ago, and we plan on continued growth as we approach the year 2000.

     Our earnings growth has been fueled by an active commitment to increase quality loan assets of all types. By expanding our presence in the commercial, residential mortgage, and consumer lending markets, YNB has grown our loan portfolio over the past year, with total outstandings reaching $331,237,000 at December 31, 1996. This represents an increase of 35.2% over the total of $245,054,000 at the same date of the prior year. Our portfolio is diverse and well-balanced, reflecting the healthy consumer and business sectors in the market area we serve.

     There will, however, be rough spots at times. Nonperforming assets totaled $8,535,000 at December 31, 1996, compared to $3,444,000 at December 31, 1995.
The increase in nonperforming assets is due to two loans backed by real estate collateral which management is diligently striving to resolve. The allowance for loan losses now totals $4,957,000 or 1.50% of total loans, covering 58.1% of total nonperforming assets.

     On the deposit side, YNB continues to experience excellent growth. Total deposits increased 20.3% in 1996 to $364,445,000 at year end, compared with $302,972,000 at year-end 1995. This increase can be attributed to the variety of new and convenient products we offer and the expansion of our retail banking network to meet the needs of

                               YNB has positioned
                               itself for Success
                                 in the Future

today's banking customers. For a discussion of our many new products, please see "Ongoing Expansion for the Future" beginning on page four.

     We are also extremely gratified to report that we were able to maintain our record of sharing growth with our stockholders in 1996. The Board voted to raise the quarterly dividend again this past year in October 1996 to $0.12 per share, for an annualized dividend of $0.45. Our share price continued to show strength and stability, and our listing on NASDAQ continues to provide additional liquidity and flexibility for current stockholders as well as opening up the market for new stockholders who want to participate in our future.

     YNB's capital remains strong as well. Our equity to assets ratio for the period ended December 31, 1996 was 7.18%, comfortably meeting regulatory requirements. Total risk-based capital at year-end 1996 was 11.43%, also comparing favorably with the Federally-mandated minimum ratio.

YNB EXPANDS ITS HORIZONS TO MOVE INTO THE FUTURE

     We completed a major technology upgrade at YNB this past year, enabling us to offer an enhanced product and service line and improved customer convenience. State-of-the-art technology is essential for YNB's growth, and we have made this investment because we are convinced it will both serve customers now and produce long-term benefits for the future. But it is our commitment to high quality personal customer service that will continue to differentiate YNB from other, larger institutions.


[PICTURE]

Leading YNB into the future are (l. to r.) Jay G. Destribats, Chairman of the Board; Patrick M. Ryan, President and CEO; and Stephen F. Carman, Executive Vice President and CFO.


Moving YNB Forward

     We view our employees and managers as a most precious resource. To underscore their importance to YNB's future, we have featured them in this year's report as they go about their daily tasks in moving YNB forward.

     Our directors, also, play a significant role as our best link to the community. In this report, we pay tribute to three of them who have served YNB long and well: John C. Stewart, the late William J. Steiner, Jr., and the late Edward M. Hendrickson. Mr. Hendrickson became a Director Emeritus on November 26, 1996, and Messrs. Stewart and Steiner moved to Director Emeritus in March 1997. We thank all of our directors for their tireless work on the bank's behalf.

     Finally, we want you, our stockholders, to know how much we value your loyalty and confidence in us. As we move into new markets with our long-term vision of success as an independent community bank, we pledge you our best efforts to grow profitably, with rewards for customers and stockholders alike.

                                                 Leading YNB
                              into the future are (l. to r.)
                                          Jay G. Destribats,
                                      Chairman of the Board;   [PHOTO]
                                            Patrick M. Ryan,
                                      President and CEO; and
                                           Stephen F. Carman,
                             Executive Vice President and CFO.
Sincerely yours,

/s/ Jay G. Destribats                   /s/ Patrick M. Ryan
----------------------------            ----------------------------
Jay G. Destribats                       Patrick M. Ryan
Chairman of the Board                   President and Chief Executive Officer

Ongoing Expansion
for the Future

     Banking continues to be a fast moving business. We clearly recognize that in order to serve our customers well, stay competitive, and position ourselves for ongoing expansion in the future, YNB must use our strengths - particularly our experienced staff with their high energy level -- to maintain and enhance our position in the marketplace.

     It is by offering our customers the best of both worlds -- the friendly, attentive service of a community bank accompanied by the technical sophistication and diverse product line equal to that of a major regional bank -- that YNB can achieve its goals.

     In 1996, this is just what we've done.

RESPONDING TO CUSTOMERS

     We accelerated the technology upgrade which began in 1995 with the addition of a sophisticated computer system that has greatly improved convenience for our customers. We made our debut on the Internet in 1996, and continue to add features to our home page that make obtaining information about YNB accounts, rates, and investment opportunities quick and easy to access.

     Even with our advances in technology, however, we work very hard to retain the personal service and interest in each customer that YNB was built upon. Our branch managers are key to this effort. They know their customers -- and they understand and respond to their specific needs.

     For example, we opened two new branches in 1996: on Scotch Road in West Trenton, and at Nottingham Pointe at the eastern boundary of Hamilton Township. Both areas are dynamic, growing locations for consumer and commercial business. Demonstrating the flexibility and responsiveness of a community bank, we have extended our evening hours at these and our seven other branches. All nine YNB bank offices are now open until 6 PM both Thursday and Friday.

                                Branch managers
                            offer Personal attention
                              and serve Community
                                     Needs

     YNB also introduced new products and banking services in the past year to offer our customers a wide range of options. To serve customers who need a low minimum balance account, and to reward those who can maintain higher balances, we introduced Chairman's Choice in 1996. This interest-earning account offers customers two rates of interest. A higher rate is paid on larger balances, while interest can still be earned on lower ones.

     In the second half of 1996, we issued our new Second Check debit card to all YNB MAC card holders -- at no annual fee. Combining the convenience of an ATM card with the flexibility of a purchase card, Second Check deducts the amount of the customer's purchase immediately from a checking account. Quick, easy, and safe, it helps consumers avoid high interest credit card debt without the identification issues of check cashing. Reaction from our customers to this new offering has been extremely positive.

     Rounding out our innovations to increase retail customer convenience, we've introduced the YNB Money Phone this year. Customers just dial the YNB Money Phone 800 number,


    Consumer education
 is an important focus [PHOTO]
                at YNB


                                                                       Educating
                                                            Customers on Choices
                                                            --------------------

and using the Second Check card, can transfer funds, check balances, and hear investment rates -- 7 days a week, 24 hours a day.

     1996 was a year to introduce new products, and continue to offer some old favorites as well. Primary among these was YNB's Always Win CD -- the most popular CD product we have ever offered. Starting out with a highly competitive rate, Always Win automatically reviews the customer's CD rate at the halfway point to maturity. If the current rate is higher than when the CD was issued, the customer's rate increases. If rates have gone down, the initial rate remains. The Always Win CD is just that -- a win/win situation for all.

Ongoing Expansion
   for the Future
-----------------

   Innovation is not limited to the consumer banking area by any means. Our new technology has been put to work for commercial customers, too, as we introduced YNB's Cash Command, automated clearing house services for the business customer. Cash Command helps businesses eliminate paperwork through direct deposits of payroll, consolidate cash from multiple locations to maximize available balances, and manage internal transfer of funds between various accounts -- right from the customer's own office. In addition, our Gemini product allows customers to choose the additional services they want, including sweeps of excess funds, maintenance of minimum deposits, and overdraft protection.

OUR PEOPLE MAKE THE DIFFERENCE

     More than anything else, it is the knowledge and experience of our business bankers, coupled with their quick response to customers, that distinguishes YNB. Our commercial lenders are intimately familiar with business conditions in our market area. They know the details of their customers' financial situations. And they are able to offer creative solutions to their business challenges.

     Encompassing both our commercial and consumer banking efforts is our dedication to community service. YNB is well known in our market area for both our financial support and the service of our officers on numerous community boards and organizations. Their participation in the life of our community goes far beyond that of most banks our size, and we salute and support their efforts.

     Another facet of our community service is education. We believe that well-informed consumers make better banking customers, and

                              YNB's Quick response
                             to Commercial customers
                                  sets us Apart

so YNB conducts numerous seminars on credit, mortgage alternatives, and small business management, among others.

     Finally, in order to be able to serve all these constituencies well, YNB takes great care in the financial management of the corporation. Assets and liabilities must be carefully matched, expenditures monitored, and branches properly planned and secured. Our support staff are the less visible, but essential backbone of YNB's growth, and their skill and diligence continue to serve us well.

     YNB is dedicated to staying at the forefront of banking innovation. As we look to the future, we plan to keep current with industry improvements by offering enhanced PC-based products for our customers. We will also offer expanded financial services such as brokerage and mutual funds so that our customers can continue to receive all the financial services they need and want from their community bank -- YNB.

     Looking forward, we are also aware of the need to enhance our efficiency. Accordingly, we are examining the benefits of establishing a new corporate headquarters, still in Hamilton Township, to

              Careful
 financial management  [PHOTO]
         is essential
     to YNB's growth


                                   Enhancing
                             Efficiency and Service

bring all of our management team together under one roof. This will increase productivity, facilitate rapid interchange of ideas, and benefit stockholders and customers alike.

     We believe the niche occupied by community banks will continue to be a profitable one. Smaller banks like YNB are growing because we offer what our customers want -- top flight service backed by modern technology, a complete range of products and services, and people who care about them and value their business. In the new age of community banking, YNB has been able to move ahead by adapting to changing market conditions while retaining our unique personality and business philosophy. With this strategy, we believe we will maintain our leadership position in the central New Jersey marketplace.

Salute
to Directors Emeritus



As we look to the future, it is also important to honor our past. And nowhere is our tradition of service to the community better represented than in our directors. While many of them have served YNB with distinction for numerous years, we would like to salute our three Directors Emeritus in this annual report: John C. Stewart, the late William J. Steiner, Jr., and the late Edward
M. Hendrickson, together representing 79 years of service on YNB's Board of Directors.

Photo of John C. Stewart


     John C. Stewart, who became Director Emeritus this year, has a unique history with Yardville -- the bank and the community. He made his mark in Yardville when he developed the land behind Yardville School for almost 100 single family homes. He converted the old school house in the center of Yardville to apartments, and built the structure that now serves as YNB's operations center. If anyone can hold the title of "Mr. Yardville," it is John Stewart.

     After helping to develop the town, Mr. Stewart joined the Board of Yardville National Bank in 1966, and has served actively and faithfully ever since. He became the Board's second vice chairman in July 1990, and vice chairman in April 1993, a post he has held until this year. A well-known figure in all the bank offices, Mr. Stewart can be seen during the day and at many times on the weekends at the Yardville office, making the rounds to "be sure the bank is running well."

Photo of William J. Steiner, Jr.

     William J. Steiner, Jr., who passed away March 9, 1997, may have had less years of seniority on our Board than Mr. Stewart, but served YNB just as enthusiastically. A longtime resident of Mercerville, Bill joined the Board in 1985, just as banking was evolving into the complex financial services business it is today. He helped guide the bank as a member of the audit, stock option, and asset/liability committees, and as chair of the bank's investment committee.

   A former fire commissioner of the Mercerville Fire Company as well as a retired educator and local business owner, Bill was active in many facets of our community's life. We will miss his valuable advice.

Photo of Edward M. Hendrickson

     Edward M. Hendrickson was almost as much of an institution as the bank itself, and we will miss his fellowship and counsel. One of the original depositors of the bank at its founding in 1925, Mr. Hendrickson saw -- and participated in -- the world of change that the bank has experienced. From watching his deposits handwritten in a journal 72 years ago to using a YNB ATM recently, Ed was there.

   Ed Hendrickson was an active member of the YNB Board of Directors from 1961 until his death on March 5, 1997. During his tenure on the Board, Ed participated in most of the decisions that have brought YNB to its present leadership role in the community banking world. But he was also instrumental in bringing services of another kind to the community. As a founding member of the Mercer Street Friends, Ed worked tirelessly for 40 years to assist the urban poor from the Greater Trenton area by providing a center for neighborhood children and senior citizens. His life was truly a demonstration of what one person can do to serve his fellow individuals, and we are fortunate to have his example to follow.

If a financial institution can only be as strong as the hands and minds guiding it, we are extremely grateful to have had the resources of these three individuals to draw upon. We look forward to John Stewart's continued service as Director Emeritus as YNB moves briskly into the future.

                                                             SELECTED HISTORICAL
                                                     CONSOLIDATED FINANCIAL DATA


The following table sets forth certain historical financial data with respect to Yardville National Bancorp and subsidiary on a consolidated basis. This table should be read in conjunction with Yardville National Bancorp's historical consolidated financial statements and related notes thereto. All per share data has been restated to reflect the two-for-one stock split effected in the form of a stock dividend in November 1994.

                                                                     December 31,
-------------------------------------------------------------------------------------------------------------
                                           1996           1995           1994            1993           1992
-------------------------------------------------------------------------------------------------------------
STATEMENT OF INCOME
(in thousands)

Interest income                        $ 34,251       $ 27,336        $18,004        $ 14,055       $ 13,990
Interest expense                         17,041         12,841          6,360           5,355          6,660
-------------------------------------------------------------------------------------------------------------
Net interest income                      17,210         14,495         11,644           8,700          7,330
Provision for loan losses                 1,640            865            305              --             50
Securities (losses) gains, net             (136)           (91)          (124)            294            153
Gains on sales of mortgages, net             21             19             92             354            351
Other non-interest income                 2,228          1,927          1,586           1,542          1,499
Non-interest expense                     11,479         10,260          9,285           8,423          8,325
-------------------------------------------------------------------------------------------------------------
Income before income tax expense
   and cumulative effect of the
   change in accounting principle         6,204          5,225          3,608           2,467            958
Income tax expense                        2,178          1,822          1,085             733            390
-------------------------------------------------------------------------------------------------------------
Income before cumulative
   effect of the change in
   accounting principle                   4,026          3,403          2,523           1,734            568
Cumulative effect of the change
   in accounting principle                   --             --             --             191             --
-------------------------------------------------------------------------------------------------------------
Net income                             $  4,026       $  3,403        $ 2,523        $  1,925       $    568
-------------------------------------------------------------------------------------------------------------
BALANCE SHEET
(in thousands)

Assets                                 $490,545       $403,115        $280,550       $223,438       $205,494
Deposits                               $364,445       $302,972        $259,296       $206,688       $192,223
Loans, net of unearned income          $331,237       $245,054        $196,910       $134,983       $106,993
Stockholders' equity                   $ 35,230       $ 31,717        $ 18,451       $ 14,208       $ 10,829
Allowance for loan losses              $  4,957       $  3,677        $  2,912       $  2,703       $  2,940

PER SHARE DATA
Net income -- fully diluted            $   1.64       $   1.60*       $   1.56*      $   1.86       $   0.61
Cash dividends                         $   0.45       $   0.38        $   0.28       $     --       $     --
Stock dividends                             --              --             --              --           5.00%
Stockholders' equity (book value)      $  14.50       $  13.50        $  11.92       $  12.42       $  11.69

OTHER DATA
Average shares outstanding            2,462,000      2,192,000       1,757,000      1,036,000        926,000


* 1995 and 1994 earnings per share amounts were calculated utilizing the modified treasury stock method, while remaining years were calculated utilizing the treasury stock method. The modified treasury stock method includes the potential dilutive effect of options and warrants not included in the treasury stock method. The expiration of warrants in June 1996 resulted in a change in the computation method of earnings per share from the modified treasury stock method in 1994 and 1995 to the treasury stock method in 1996.

SELECTED HISTORICAL
CONSOLIDATED FINANCIAL DATA (continued)

                                                                   December 31,
-------------------------------------------------------------------------------------------------------------
                                           1996           1995           1994            1993           1992
-------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
Return on average assets                   0.90%           0.99%          1.04%          0.92%           0.29%
Return on average stockholders'
   equity                                 12.25           13.84          15.89          15.81            5.44
Net interest margin (FTE) (1)              4.10            4.49           5.16           4.51            3.99
Expense ratio (2)                          2.17            2.55           3.36           3.53            3.68
Average stockholders' equity to
   average assets                          7.33            7.14           6.57           5.79            5.24
Dividend payout ratio                     26.90           21.69          15.06            --              --
Leverage ratio (3)                         7.21            7.84           6.97           6.36            5.27
Tier 1 capital as a percent of
   risk-weighted assets                   10.17           11.95           9.59           9.38            8.81
Total capital as a percent of
   risk-weighted assets                   11.43           13.20          10.84          10.64           10.07
Allowance for loan losses
   to total loans (year end)               1.50            1.50           1.48           2.00            2.75
Net loan charge offs to average
   total loans                             0.13            0.05           0.06           0.20            0.45
Nonperforming loans to total loans         2.46            1.15           1.05           1.83            4.32
Nonperforming assets (4) to
   total loans and other real estate
   owned (year end)                        2.57            1.40           1.21           2.83            5.30
Allowance for loan losses
   to nonperforming assets (year end)     58.08          106.77         122.35          69.92           51.34
Allowance for loan losses
   to nonperforming loans (5) (year end)  60.90%         130.44%        140.95%        109.30%          63.65%
-------------------------------------------------------------------------------------------------------------

(1) Tax equivalent based on a 34% Federal tax rate for all periods presented (FTE = Federal tax equivalent basis).
(2) Non-interest expense minus non-interest income before asset sales to average earning assets.
(3)  Leverage ratio is Tier 1 capital to year-end total assets.
(4) Nonperforming assets include nonperforming loans and other real estate owned. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."
(5) Nonperforming loans include nonaccrual loans, restructured loans, and loans 90 days past due or greater and still accruing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition."

                                         MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                                                CONSOLIDATED FINANCIAL CONDITION
                                                       AND RESULTS OF OPERATIONS

OVERVIEW

     Planned strategic growth continued for Yardville National Bancorp and subsidiary (YNB) in 1996. In 1996, YNB achieved continued growth in earnings. YNB increased its branch network to nine, opening branches in Hamilton Square and West Trenton. YNB's emphasis on establishing and building relationships both in the commercial and consumer banking areas has resulted in a substantial increase in loans and deposits. Also, in 1996, YNB completed a significant upgrade in computer systems, both in the branch and back office. This system upgrade is designed to increase product diversity and to continue quality customer service.

     Net income amounted to $4,026,000, an 18.3% increase, compared to the record results of $3,403,000 reported in 1995. Earnings were primarily enhanced by the substantial loan growth experienced throughout the year. The loan portfolio, primarily commercial, grew 35.2% in 1996 compared to 1995. At December 31, 1996 total loans outstanding were $331,237,000 compared to $245,054,000 recorded at the end of 1995. The allowance for loan losses now totals $4,957,000 or 1.50% of total loans, covering 58.1% of total nonperforming assets.

     YNB's deposit base increased 20.3%, to total $364,445,000 at December 31, 1996. Certificates of deposit were competitively priced in the marketplace in 1996 to fund loan growth.

     Return on average assets decreased to 0.90% in 1996 from 0.99% in 1995. The 1996 return on average stockholders' equity decreased to 12.25% compared to 13.84% in 1995. The decline in these performance measures is discussed in management's results of operations and financial condition analysis that follows.

RESULTS OF OPERATIONS

     YNB earned $4,026,000 or $1.64 per share for the year ended December 31, 1996 compared to $3,403,000 or $1.60 per share for the year ended December 31, 1995. YNB reported net income of $2,523,000 or $1.56 per share in 1994. The increase in earnings per share in 1996 is attributable to increased earnings and the expiration of warrants in June 1996 which resulted in a change in the computation method of earnings per share from the modified treasury stock method in 1995 to the treasury stock method in 1996. The increase in earnings per share from 1994 to 1995 is attributable to increased earnings. Both years are computed under the modified treasury stock method.


                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                            RETURN ON AVERAGE ASSETS

                     1992.............................   .29%
                     1993.............................   .92%
                     1994.............................  1.04%
                     1995.............................   .99%
                     1996.............................   .90%




                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                     RETURN ON AVERAGE STOCKHOLDERS' EQUITY

                    1992............................   5.44%
                    1993............................  15.81%
                    1994............................  15.89%
                    1995............................  13.84%
                    1996............................  12.25%



NET INTEREST INCOME

     Net interest income, YNB's largest and most significant component of operating income, is the difference between interest and fees earned on loans and other earning assets, and interest paid on deposits and borrowed funds. Net interest income is impacted by the volume of interest earning assets and liabilities, level of rates earned on those assets, and the cost of interest bearing liabilities. Changes in nonperforming assets, together with interest lost and recovered on those assets, also impact comparisons of net interest income.

     The following tables set forth YNB's consolidated average balances of assets, liabilities, and stockholders' equity as well as the amount of interest income and expense on related items, and YNB's average yield/rate for the years ended December 31, 1996, 1995, 1994, 1993, and 1992.

FINANCIAL SUMMARY
Average Balances, Rates Paid and Yields

                                               December 31, 1996                     December 31, 1995
-------------------------------------------------------------------------------------------------------------
                                                               Average                                Average
                                          Average               Yield/         Average                 Yield/
(in thousands)                            Balance   Interest     Rate          Balance    Interest      Rate
-------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Time deposits with other banks           $  1,992    $    98     4.92%        $    685      $    36      5.26%
Federal funds sold                          4,265        228     5.35            7,838          464      5.92
Securities                                132,036      8,194     6.21           97,456        5,756      5.91
Loans, net of unearned income (1)         287,289     25,731     8.96          221,232       21,080      9.53
-------------------------------------------------------------------------------------------------------------
   Total interest earning assets         $425,582    $34,251     8.05%        $327,211      $27,336      8.35%
-------------------------------------------------------------------------------------------------------------
NON-INTEREST EARNING ASSETS:
Cash and due from banks                  $ 11,905                             $  8,778
Allowance for loan losses                  (4,190)                              (3,265)
Premises and equipment, net                 5,037                                4,175
Other assets                               10,156                                7,490
-------------------------------------------------------------------------------------------------------------
   Total non-interest earning assets       22,908                               17,178
-------------------------------------------------------------------------------------------------------------
Total assets                             $448,490                             $344,389
-------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
   Savings and interest checking         $133,450    $ 4,014     3.01%        $123,029      $ 4,107      3.34%
   Certificates of deposit of
     $100,000 or more                      18,188        922     5.07           15,521          883      5.69
   Other time deposits                    125,332      7,138     5.70          103,637        5,792      5.59
-------------------------------------------------------------------------------------------------------------
     Total interest bearing deposits      276,970     12,074     4.36          242,187       10,782      4.45
   Borrowed funds                          87,065      4,967     5.70           33,339        2,059      6.18
-------------------------------------------------------------------------------------------------------------
     Total interest bearing liabilities   364,035     17,041     4.68          275,526       12,841      4.66
-------------------------------------------------------------------------------------------------------------
NON-INTEREST BEARING LIABILITIES:
Demand deposits                          $ 49,078                             $ 42,321
Other liabilities                           2,507                                1,950
Stockholders' equity                       32,870                               24,592
-------------------------------------------------------------------------------------------------------------
   Total non-interest bearing
   liabilities and
   stockholders' equity                  $ 84,455                             $ 68,863
-------------------------------------------------------------------------------------------------------------
Total liabilities and
stockholders' equity                     $448,490                             $344,389
-------------------------------------------------------------------------------------------------------------
Interest rate spread (2)                                         3.37%                                   3.69%
-------------------------------------------------------------------------------------------------------------
Net interest income and margin (3)                   $17,210     4.04%                      $14,495      4.43%
-------------------------------------------------------------------------------------------------------------
Net interest income and margin
   (tax equivalent basis) (4)                        $17,432     4.10%                      $14,697      4.49%
-------------------------------------------------------------------------------------------------------------

(1) Loan origination fees are considered an adjustment to interest income. For the purpose of calculating loan yields, average loan balances include nonaccrual loans with no related interest income.
(2) The interest rate spread is the difference between the average yield on interest earning assets and the average rate paid on interest bearing liabilities.
(3) The net interest margin is equal to net interest income divided by average interest earning assets.
(4) In order to make pre-tax income and resultant yields on tax exempt investments and loans comparable to those on taxable investments and loans, a tax equivalent adjustment is made equally to interest income and income tax expense with no effect on after tax income. The tax equivalent adjustment has been computed using a Federal income tax rate of 34% and has increased interest income by $222,000, $202,000, $194,000, $105,000, and
     $64,000 for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, respectively.

          December 31, 1994                     December 31, 1993                     December 31, 1992
-------------------------------------------------------------------------------------------------------------
                        Average                               Average                                Average
  Average                Yield/        Average                 Yield/         Average                Yield/
  Balance    Interest     Rate         Balance     Interest     Rate          Balance    Interest      Rate
-------------------------------------------------------------------------------------------------------------

$    643      $    23     3.58%        $ 1,266      $    34      2.69%        $ 1,776     $    48      2.70%
   1,200           52     4.33           3,211           97      3.02           5,058         181      3.58
  70,045        3,761     5.37          72,928        3,939      5.40          85,383       5,300      6.21
 157,411       14,168     9.00         117,671        9,985      8.49          93,245       8,461      9.07
-------------------------------------------------------------------------------------------------------------
$229,299      $18,004     7.85%       $195,076      $14,055      7.20%       $185,462     $13,990      7.54%
-------------------------------------------------------------------------------------------------------------

$  8,079                              $  9,449                               $  8,089
  (2,736)                               (2,860)                                (3,217)
   3,857                                 3,812                                  3,746
   3,207                                 4,699                                  5,050
-------------------------------------------------------------------------------------------------------------
  12,407                                15,100                                 13,668
-------------------------------------------------------------------------------------------------------------
$241,706                              $210,176                               $199,130
-------------------------------------------------------------------------------------------------------------



$113,239      $ 3,156     2.79%       $105,178      $ 2,832      2.69%        $97,018     $ 3,350      3.45%

   7,083          299     4.22           4,202          168      4.00           3,495         183      5.24
  66,020        2,810     4.26          55,827        2,338      4.19          59,573       3,101      5.21
-------------------------------------------------------------------------------------------------------------
 186,342        6,265     3.36         165,207        5,338      3.23         160,086       6,634      4.14
   2,248           95     4.23             747           17      2.28             915          26      2.84
-------------------------------------------------------------------------------------------------------------
 188,590        6,360     3.37         165,954        5,355      3.23         161,001       6,660      4.14
-------------------------------------------------------------------------------------------------------------

$ 36,634                              $ 31,082                               $ 26,546
     605                                   967                                  1,148
  15,877                                12,173                                 10,435
-------------------------------------------------------------------------------------------------------------

$  53,116                             $ 44,222                               $ 38,129
-------------------------------------------------------------------------------------------------------------
 $241,706                             $210,176                               $199,130
-------------------------------------------------------------------------------------------------------------
                          4.48%                                  3.97%                                 3.40%
-------------------------------------------------------------------------------------------------------------
              $11,644     5.08%                     $ 8,700      4.46%                    $ 7,330      3.95%
-------------------------------------------------------------------------------------------------------------

              $11,838     5.16%                     $ 8,805      4.51%                    $ 7,394      3.99%
-------------------------------------------------------------------------------------------------------------

     Net interest income also may be analyzed by segregating the volume and rate components of interest income and interest expense. The following table demonstrates the impact on net interest income of changes in the volume of interest earning assets and interest bearing liabilities and changes in interest rates earned and paid.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARY
RATE/VOLUME ANALYSIS

                                                   1996 vs. 1995                         1995 vs. 1994
                                                Increase (Decrease)                   Increase (Decrease)
                                                Due to changes in:                    Due to changes in:
-------------------------------------------------------------------------------------------------------------
(in thousands)                            Volume      Rate     Total            Volume       Rate      Total
-------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Time deposits with other banks            $   64    $   (2)    $   62           $    2      $   11     $   13
Federal funds sold                          (195)      (41)      (236)             386          26        412
Securities                                 2,133       305      2,438            1,589         406      1,995
Loans, net of unearned income (1)          5,980    (1,329)     4,651            6,039         873      6,912
-------------------------------------------------------------------------------------------------------------
Total interest income                      7,982    (1,067)     6,915            8,016       1,316      9,332
-------------------------------------------------------------------------------------------------------------
INTEREST BEARING LIABILITIES:
Deposits:
Savings and interest checking                332      (425)       (93)             289         662        951
Certificates of deposit of
   $100,000 or more                          142      (103)        39              452         132        584
Other time deposits                        1,234       112      1,346            1,925       1,057      2,982
-------------------------------------------------------------------------------------------------------------
     Total deposits                        1,708      (416)     1,292            2,666       1,851      4,517
Borrowed funds                             3,076      (168)     2,908            1,901          63      1,964
-------------------------------------------------------------------------------------------------------------
Total interest expense                     4,784      (584)     4,200            4,567       1,914      6,481
-------------------------------------------------------------------------------------------------------------
Net interest income                       $3,198    $ (483)    $2,715           $3,449       $(598)    $2,851
-------------------------------------------------------------------------------------------------------------

(1) Loan origination fees are considered adjustments to interest income.

     YNB's net interest income totaled $17,210,000 in 1996, an increase of 18.7% from the $14,495,000 reported in 1995. The prior year's increase was 24.5% from 1994's net interest income of $11,644,000. The primary factor contributing to the increase in net interest income in 1996 was an increase in interest income of $6,915,000 due to a substantial increase in loan volume, specifically commercial, offset by decreases in loan yields and increases in deposits and borrowed funds and the related interest expense. From 1995 to 1996, YNB's average loan portfolio increased by 29.9%. Loan yields averaged 8.96%, or 57 basis points lower, reflecting declining market interest rates in a very competitive market. Conversely, the yield on YNB's investment portfolio increased 30 basis points when comparing 1996 to 1995. The average investment portfolio increased from $97,456,000 in 1995 to $132,036,000 in 1996, an increase of 35.5%. Overall, the yield on earning assets decreased 30 basis points to 8.05% in 1996 from 8.35% in 1995.

     Interest expense was $17,041,000 for 1996, an increase of $4,200,000, or 32.7%, from $12,841,000 a year ago. The increase in interest expense for the comparable time periods was the result of a larger deposit base and greater levels of borrowed funds. Average interest bearing liabilities increased 32.1% in 1996 compared to 1995. The cost of total interest bearing liabilities rose just 2 basis points to 4.68% in 1996 from 4.66% in 1995. Deposit products, particularly time deposits, were competitively priced throughout 1996 to fund commercial loan growth.

     Net interest income was $14,495,000 in 1995, an increase of 24.5% from $11,644,000 in 1994. The principal factor contributing to the improvement was an increase in interest income due to a substantial increase in commercial loan volume offset by increases in deposits, borrowed funds, and the related interest expense. Average loans increased by 40.5% from 1994 to 1995.

     The net interest margin (tax equivalent basis) between yields on average interest earning assets and costs of average funding sources was 4.10% in 1996 versus 4.49% in 1995 and 5.16% in 1994. The decrease in the net interest margin in 1996 was principally due to two factors. In the second half of 1995 and continuing through 1996, management instituted a strategy to increase net interest income by purchasing investments using repurchase agreements. Increased competition and the subsequent decrease in loan yields also accounted, in part, for the reduction in the net interest margin.

     The strategy to increase net interest income by purchasing investments has specific goals. The targeted spread on this strategy is 75 basis points after tax. The primary goals of the strategy are to improve return on equity and earnings per share. Incrementally, any increase to net interest income by this strategy will improve return on equity and earnings per share. Conversely, because of the targeted spread on this strategy there will be a negative impact to the net interest margin and return on assets. For the year ended December 31, 1996 investments purchased with repurchase agreements averaged approximately $57,300,000. The positive impact to return on equity and earnings per share was approximately 1.0% and $0.15, respectively. The negative impact to the net interest margin and return on assets was approximately .45% and .03%, respectively. This strategy is proactively managed through the asset and liability simulation model analyzing risk and reward relationships in different interest rate environments based on the composition of investments in the strategy.

     Average interest earning assets exceeded interest bearing liabilities by $61,547,000 in 1996, $51,685,000 in 1995, and $40,709,000 in 1994. The ratio of average interest bearing liabilities to average interest earning assets increased from 84.2% in 1995 to 85.5% in 1996. Average non-interest bearing demand deposits increased 16.0% to $49,078,000 in 1996 from $42,321,000 in 1995.
Throughout the comparative periods, increases in average non-interest bearing deposits contributed to the increase in net interest income.

     Nonaccrual loans totaled $7,083,000 at December 31, 1996, an increase of $5,516,000 from the $1,567,000 reported at December 31, 1995. In the last quarter of 1996 two loans totaling approximately $4,600,000, backed by real estate collateral, were put into nonaccrual status. Had total nonaccrual loans been paid in the manner and at the rate and time contracted at the time the loans were made, YNB would have recognized additional interest income of approximately $351,000 in 1996, $143,000 in 1995, and $183,000 in 1994.
Moreover, YNB's net interest margin would have been .08% higher in 1996, .05% higher in 1995, and .08% higher in 1994.

NON-INTEREST INCOME

     Non-interest income continues to be an important source of revenue for YNB. Through its Product Development and Management Committee, YNB is studying other non-interest income opportunities. The prudent growth in non-interest income is one of YNB's long-term strategies. The major components of non-interest income are presented in the accompanying table.

     Non-interest income consists of service charges on deposit accounts, gains on sales of mortgages, and securities gains or losses. YNB also generates non-interest income from a variety of fee-based services. These include mortgage servicing fees, safe deposit box rentals, check fee income, and Automated Teller Machine (ATM) fees. Responding to recent legislation, on October 2, 1996, management instituted ATM fees on non-customers. These fees account primarily for the increase in other service fee income when comparing 1996 to 1995.

     For 1996, non-interest income totaled $2,113,000, an increase of $258,000, or 13.9%, from non-interest income of $1,855,000 for 1995. Non-interest income in 1995 increased by $301,000, or 19.4%, from 1994's reported total of $1,554,000.

                                     Year ended December 31,
             -----------------------------------------------
             (in thousands)           1996     1995     1994
             -----------------------------------------------
             Service charges on
                deposit accounts    $1,153   $1,069   $  932
             Other service fees        438      381      370
             Gains on sales of
                mortgages, net          21       19       92
             Securities losses, net   (136)     (91)    (124)
             Other non-interest
                income                 637      477      284
             -----------------------------------------------
                Total               $2,113   $1,855   $1,554
             ------------------------------------------------

     Service charges on deposit accounts have historically represented the largest single source of non-interest income. This continued to be the case in 1996, as such revenues totaled $1,153,000, an increase of 7.9%, compared to $1,069,000 in 1995. Service charge income totaled $932,000 in 1994. Service charge income increased in 1996 as the result of a larger account base and the fee income associated with it. This component of non-interest income represented 54.6%, 57.6%, and 60.0% of the total non-interest income in 1996, 1995, and 1994, respectively. YNB's Product Development and Management Committee reviews established and develops new deposit products and the service charges associated with them. Deposit services are repriced annually to reflect current costs and competitive factors.

     Gains on sales of mortgages, net, increased in 1996 to $21,000 from $19,000 in 1995. Gains on sales of mortgages, net, totaled $92,000 in 1994. Over the last two years YNB has been less active in this area. This, in part, is due to a more stable interest rate environment which translates to reduced refinancing activity.

     YNB recorded net securities losses of $136,000, $91,000, and $124,000 in 1996, 1995, and 1994, respectively. In 1996, proceeds from securities sold were utilized to fund higher yielding commercial loan assets. Management also sold longer term fixed rate securities purchased using repurchase agreements to reduce future interest rate risk exposure. Net securities losses realized during 1995 and 1994 were the result of management's decision to reposition funds in the portfolio to improve yield and provide funds for loan growth. CMOs were sold in 1995 to reduce outstandings in this illiquid portion of the portfolio providing funds for higher yielding loan assets.

   Other non-interest income is primarily composed of income derived from life insurance assets, and to a lesser extent, mortgage servicing income. Other non-interest income totaled $637,000 in 1996, an increase of $160,000, or 33.5% when compared to 1995. Other non-interest income totaled $284,000 in 1994. YNB has purchased life insurance assets in 1996 and 1995 to fund executive compensation plans and a deferred compensation plan for directors. Other non-interest income from the life insurance assets totaled $419,000, increasing $144,000, or 52.2%, when comparing 1996 to 1995.

NON-INTEREST EXPENSE

     Non-interest expense totaled $11,479,000 in 1996, an increase of $1,219,000, or 11.9%, compared to $10,260,000 in 1995. Non-interest expense in 1995 increased 10.5% from $9,285,000 in 1994. The increase in non-interest expense, for the comparative periods, is primarily the result of increases in salaries and employee benefits and to a lesser extent, occupancy and equipment expense.

     Salaries and employee benefits, which represent the largest portion of non-interest expense, increased $936,000 in 1996 or 16.4% over 1995. Salaries and employee benefits in 1995 increased $665,000, or 13.2%, over 1994. The increase in 1996 expense over 1995 is the effect of additional staffing required as the result of YNB's growth and normal annual salary increases. Full time equivalent employees increased to 163 at December 31, 1996 from 147 at December 31, 1995. Staffing enhancements were made in loan and credit administration as well as in the commercial loan production area to take advantage of opportunities in new market areas. A management trainee program was also instituted in key strategic areas, such as financial services. Employee benefits also increased 23.7% for the comparable time periods. 1995's increase over 1994 was primarily the result of increased staffing associated with YNB's retail growth, hiring of experienced lending professionals, expansion of the financial services division, and normal annual salary increases. Salaries and employee benefits as a percent of average assets was 1.5% in 1996, 1.7% in 1995, and 2.1% in 1994, respectively.

     Net occupancy expense increased $194,000 to $920,000 in 1996 from $726,000 reported in 1995. The increase in occupancy expenses in 1996 compared to 1995 was due to increased maintenance costs, specifically snow removal, and the additional occupancy costs associated with new branch offices. The total number of bank facilities, including the operations building, is now 10. This component of non-interest expense has remained constant as a percentage of average assets at 0.2% in 1996 and 1995 and 0.3% in 1994. Equipment expenses increased $182,000, or 35.5%, to $695,000 in 1996 from $513,000 in 1995. In 1995 equipment expenses increased 10.1% from 1994. The increase in equipment expenses in 1996 was primarily attributable to the depreciation expense related to the investment in hardware and software totaling approximately $1,200,000 for YNB's in-house computer system. Conversely, computer service expenses were eliminated in the first quarter of 1996. To a lesser extent, equipment expense rose in 1996 due to equipment, furniture and fixture needs in YNB's expanding retail network and its related depreciation expense. The increase in equipment expenses in 1995 compared to 1994 was attributable to increased depreciation costs associated with new furniture and fixtures and computer equipment in YNB's branches. Other computer equipment was also purchased in 1995, throughout the bank, in preparation for the new computer system in 1996.

OTHER NON-INTEREST EXPENSE

     Other non-interest expense was $3,235,000, $3,328,000, and $3,180,000 in
1996, 1995, and 1994, respectively.

     The following table sets forth the components of other non-interest expense for the years indicated:

     FDIC premiums were basically eliminated in 1996, except for a minimum assessment payment which totaled only $1,000. FDIC insurance premiums decreased by $289,000 in 1996 to $1,000 from $290,000 in 1995. FDIC insurance premiums totaled $464,000 in 1994. On January 31, 1995, the FDIC proposed to reduce the deposit insurance assessment rates of Bank Insurance Fund ("BIF") insured institutions, effective at the date the BIF fund reaches the required level of 1.25% of BIF-insured deposits. During 1995 the fund reached the 1.25% level. Premiums totaling approximately $168,000 were rebated to YNB on September 15, 1995. YNB's deposit insurance premium assessment was lowered from 23 basis points to 4 basis points effective for the fourth quarter of 1995. As defined by the FDIC, YNB is a well capitalized institution and under new FDIC guidelines 1996 premiums were eliminated.

                                      Year ended December 31,
              -----------------------------------------------
              (in thousands)           1996     1995     1994
              -----------------------------------------------
              FDIC insurance
                premium              $    1   $  290   $  464
              O.R.E. expenses           163      166      306
              Stationery and
                supplies                388      300      229
              Computer services          83      285      270
              Insurance (other)         102       93      119
              Marketing                 522      479      415
              Other                   1,976    1,715    1,377
              -----------------------------------------------
                 Total               $3,235   $3,328   $3,180
              ------------------------------------------------

     Other real estate (O.R.E.) expense decreased by $3,000, or 1.8%, in 1996 to $163,000 from $166,000 in 1995. O.R.E. expenses declined by 45.8% in 1995 compared to 1994. Throughout the comparative periods, management has effectively managed the level of other real estate owned and the expenses associated with loan workout and foreclosed properties.

     Computer services expense decreased $202,000, or 70.9%, in 1996 to $83,000. These expenses were $285,000 in 1995, an increase of $15,000, or 5.6%, from $270,000 in 1994. Effective late February 1996 management terminated its agreement with its outside computer servicer as the result of implementing a new in-house computer system. The decrease in computer expenses in 1996 compared to 1995 is a result of service expenses for only two months, including conversion costs, compared to a full year's expense in 1995. The increase in computer expenses in 1995 compared to 1994 resulted from increased volume processing due to growth.

     Marketing expenses increased by $43,000, or 9.0%, in 1996 to $522,000, compared to $479,000 in 1995. Marketing expenses totaled $415,000 in 1994. The primary increase in marketing expenses in 1996 over 1995 relates to increased advertising to attract deposits to fund loan growth in a very competitive marketplace. The increase in marketing expenses for the comparative periods reflects YNB's emphasis on participation in community activities and additional promotional costs in connection with branch openings.

     Other expenses, which include various professional fees, communication expense, postage expense, and various loan related expenses, were $1,976,000 in 1996, an increase of $261,000, or 15.2%, from $1,715,000 in 1995. Other expenses totaled $1,377,000 in 1994. The increase in other expenses in 1996 compared to 1995, in part, is attributable to loan related expenses due to the substantial growth in the loan portfolio, attorney fees, and a full year's processing costs by an outside vendor of YNB's mortgages to improve service quality and management flexibility.


     YNB's ratio of non-interest expense to average assets decreased to 2.6% for 1996 compared to 3.0% for 1995 and 3.8% for 1994.

INCOME TAXES

     The provision for income taxes, which is comprised of Federal and state income taxes, was $2,178,000 in 1996 compared to $1,822,000 in 1995 and $1,085,000 in 1994. The increase was primarily the result of higher pre-tax income. The provision for income taxes for 1996, 1995, and 1994 was at effective tax rates of 35.1%, 34.9%, and 30.1%, respectively. The slight increase in the effective tax rate for 1996 was the result of increased pre-tax earnings with a relatively constant level of tax-free income.

FINANCIAL CONDITION
As of December 31, 1996 and 1995


TOTAL ASSETS

     YNB's assets were $490,545,000 at year-end 1996 versus $403,115,000 the previous year, an increase of $87,430,000, or 21.7%. The growth in YNB's asset base throughout 1996 was due primarily to an increase in loans. The increase in loans was the product of a strategy to improve the profitability of the organization through relationship banking and the continued consolidation in YNB's marketplace, which has solidified YNB's competitive position in the small and middle markets.

     YNB's ratio of average interest earning assets to average assets decreased slightly to 94.9% for the year ended December 31, 1996 compared to 95.0% for 1995. YNB's ratio of average interest bearing liabilities to average assets increased from 80.0% for the year ended December 31, 1995 to 81.2% for 1996.

SECURITIES

     YNB's securities portfolio represented $124,967,000 or 25.5% of assets at December 31, 1996 versus $133,853,000 or 33.2% of assets at December 31, 1995. On an average basis, the securities portfolio represented 31.0% of average interest earning assets for the year ended December 31, 1996 compared to 29.8% of average interest earning assets for the year ended December 31, 1995.

     The investment growth strategy, purchasing investments using repurchase agreements, peaked at approximately $68,000,000 at the end of June 1996 and stands at approximately $51,000,000 at December 31, 1996. All securities in this strategy are held in the available for sale portfolio. The purpose of this strategy is designed to improve return on equity and earnings per share. This strategy is considered by management to be temporary until loan growth can generate sufficient net interest income to improve performance measurements. Throughout the year loan demand has continued to be strong in YNB's marketplace. In July 1996, management decided to begin to gradually reduce assets purchased with repurchase agreements to reduce interest rate risk exposure.

     The securities available for sale portfolio decreased to $93,671,000 at December 31, 1996 from $98,469,000 at December 31, 1995. The decrease is a result of YNB's downsizing of the investment growth strategy coupled with principal paydowns from mortgage backed securities, called U.S. agency securities, and maturities and sales of U.S. Treasury securities, offset by short term security purchases to strengthen liquidity. During 1996, the only securities purchased not held in the available for sale portfolio were municipal bonds. Securities available for sale are held for indefinite periods of time and may be sold due to changing market and interest rate conditions as part of YNB's asset/liability management strategy. As of December 31, 1996 available for sale securities represented 75.0% of the entire portfolio. This portfolio is principally comprised of mortgage-backed securities issued by Federal agencies, U.S. Treasury, and other agency securities. The available for sale portfolio, except securities purchased using repurchase agreements, provides a secondary source of liquidity for YNB. There are no securities designated for trading.

     Investment securities classified as held to maturity totaled $31,296,000 at December 31, 1996 compared to $35,384,000 at December 31, 1995. This portfolio is comprised of mortgage-backed securities and state and municipal securities.

     The following table shows the maturities, at amortized cost, and average weighted yields for the securities available for sale at December 31, 1996.


SECURITY MATURITIES AND AVERAGE WEIGHTED YIELDS

                                                                December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                   After one     After five
                                      Within      but within     but within          After
(in thousands)                      one year      five years      ten years      ten years           Total
-------------------------------------------------------------------------------------------------------------
U.S. Treasury securities and
   obligations of other
   government agencies                $6,005         $15,946         $   --        $10,000         $31,951
Mortgage-backed securities               365           2,690          6,863         49,523          59,441
Federal Reserve Bank Stock                --              --             --            572             572
Federal Home Loan Bank Stock              --              --             --          1,975           1,975
-------------------------------------------------------------------------------------------------------------
   Total                              $6,370         $18,636         $6,863        $62,070         $93,939
-------------------------------------------------------------------------------------------------------------
Weighted average yield                  5.61%           6.09%          6.98%          7.38%           6.98%
-------------------------------------------------------------------------------------------------------------

     Investments in mortgage-backed securities involve prepayment and interest rate risk. At December 31, 1996 and 1995 YNB had mortgage-backed securities totaling $81,667,000 and $105,479,000, respectively. At December 31, 1996 and 1995 there were $59,078,000 and $56,682,000 in fixed-rate mortgage-backed securities outstanding, respectively. The risk associated with fixed-rate mortgage-backed securities is similar to fixed-rate loans. In rising interest rate environments, the rate of prepayment on fixed-rate, pass-through mortgage-backed securities tends to decrease because of lower repayments on the underlying mortgages and, conversely, as interest rates fall, repayments on such securities tend to rise.

     YNB attempts to minimize these risks by diversifying the coupons of the mortgage-backed securities, buying seasoned securities with consistent and predictable prepayment histories, and adhering to strict pricing policies when purchasing mortgage-backed securities.

     Collateralized mortgage obligations (CMOs) totaled approximately $5,300,000 at December 31, 1996. A CMO is a mortgage-backed security that is comprised of classes of bonds created by prioritizing the cash flows from the underlying mortgage pool in order to meet different objectives of investors. The CMOs in the investment portfolio are agency named and were generally originally purchased with short average lives of two to four years. At December 31, 1996 YNB held no private labeled or corporate CMOs. Stress tests are performed at least semi-annually to assess prepayment speeds and their impact to the average lives and yields on those securities. All CMOs at December 31, 1996 were held in the available for sale category.

     The maturities and average weighted yields for investment securities were as follows:

                                                                December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                                   After one     After five
                                      Within      but within     but within          After
(in thousands)                      one year      five years      ten years        ten years       Total
-------------------------------------------------------------------------------------------------------------
Obligations of state and political
   subdivisions                         $760         $ 3,091       $5,004         $  215         $ 9,070
Mortgage-backed securities                --          14,691           --          7,535          22,226
-------------------------------------------------------------------------------------------------------------
   Total                                $760         $17,782       $5,004         $7,750         $31,296
-------------------------------------------------------------------------------------------------------------
Weighted average yield                  3.49%           5.25%        4.78%          6.58%           5.46%
-----------------------------------------------------------------------------------------------------------


LOAN PORTFOLIO


     The continued consolidation in YNB's marketplace and management's emphasis on establishing relationships has solidified YNB's competitive position in the small and middle markets.

     During 1996, total loans increased $86,183,000, or 35.2%, to $331,237,000 at December 31, 1996 from $245,054,000 at December 31, 1995. YNB's loan portfolio represented 67.5% of assets at December 31, 1996 versus 60.8% at the prior year end.

     The following table sets forth the components of YNB's loan portfolio at the dates indicated.

LOAN PORTFOLIO COMPOSITION

                                                                    December 31,
------------------------------------------------------------------------------------------------------------------------------
                         1996                  1995                    1994                1993                     1992
------------------------------------------------------------------------------------------------------------------------------
(in thousands)        Amount    %           Amount    %             Amount    %         Amount     %          Amount      %
------------------------------------------------------------------------------------------------------------------------------
Real estate - mortgage:
    Residential     $ 83,183  25.1%        $73,076   29.8%       $ 60,156   30.5%    $ 35,283    26.1%      $ 37,632   35.2%
    Commercial       112,914  34.1          73,164   29.8          49,186   25.0       32,517    24.1         13,559   12.7
    Home equity       23,457   7.1          26,951   11.0          29,388   14.9       30,107    22.3         28,648   26.8
Commercial and
    agricultural      63,426  19.2          33,218   13.6          26,626   13.5       17,642    13.1         14,822   13.8
Real estate -
    construction      25,958   7.8          19,353    7.9          15,560    7.9        9,742     7.2          5,250    4.9
Consumer              15,034   4.5          12,386    5.1          10,934    5.6        7,440     5.5          6,287    5.9
Other loans            7,265   2.2           6,906    2.8           5,060    2.6        2,252     1.7            795    0.7
------------------------------------------------------------------------------------------------------------------------------
Total loans         $331,237 100.0%       $245,054  100.0%       $196,910  100.0%    $134,983   100.0%      $106,993  100.0%
------------------------------------------------------------------------------------------------------------------------------


     YNB's lending focus continues to be centered on commercial loans, owner-occupied commercial mortgage loans, and tenanted commercial real estate loans. In underwriting such loans, YNB first evaluates the cash flow capability of the borrower to repay the loan. In addition, a majority of commercial loans are secured by real estate, business assets, and guarantees. YNB makes commercial loans primarily to small to medium-sized businesses and professionals.

     Real estate - residential loans are primarily comprised of residential mortgage loans and business loans secured by residential real estate. This portion of the portfolio totaled $83,183,000 at December 31, 1996, up $10,107,000, or 13.8%, from the prior year. Residential mortgage loans represented $52,817,000, or 63.5% of the total. YNB's residential mortgage loans are secured by first liens on the underlying real property. At December 31, 1996 approximately 34% of the residential mortgage loan portfolio had fixed interest rates and 66% had adjustable interest rates.

     The home equity portfolio totaled $23,457,000 or 7.1% of YNB's loan portfolio at December 31, 1996. This compares to $26,951,000, or 11.0% of the total loan portfolio at December 31, 1995. Aggressive competition for home equity loans in YNB's market accounted for the decline in outstanding balances. The home equity portfolio has provided consistent operating income to YNB with controllable delinquencies and minimal losses.


                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                              TOTAL LOAN PORTFOLIO
                             (dollars in thousands)

                       1992.......................  106,993
                       1993.......................  134,983
                       1994.......................  196,910
                       1995.......................  245,054
                       1996.......................  331,237

     Real estate -- commercial loans increased by $39,750,000, or 54.3% in 1996 to $112,914,000 from $73,164,000 at December 31, 1995. YNB's lending policies require an 80% or lower loan-to-value ratio for commercial real estate mortgages. Collateral values are established based upon independently prepared appraisals. Generally, these loans are secured by owner-occupied properties and are part of a broader commercial lending relationship.

     Commercial and agricultural loans increased $30,208,000, or 90.9%, at December 31, 1996 to $63,426,000 from $33,218,000 at December 31, 1995.
Commercial and agricultural loans are made to small to middle market businesses for inventory, working capital, and equipment needs. These loans are generally secured by business assets of the borrower. Agricultural loans represent less than 1% of the total.

     Real estate -- construction loans increased $6,605,000 to $25,958,000 at December 31, 1996 compared to $19,353,000 at December 31, 1995. These loans represented 7.8% of the total loan portfolio at December 31, 1996. YNB makes loans to finance primarily the construction of residential and, to a limited extent, non-residential properties. Construction loans generally are secured by first liens on real estate and have floating rates of interest. These loans are closely monitored with advances made only after work is completed and independently inspected and verified by qualified professionals.

     YNB makes automobile, motorcycle, personal, and other loans to consumers. Consumer loans increased to $15,034,000 at December 31, 1996 compared to $12,386,000 at December 31, 1995.

     The majority of YNB's business is with customers located within Mercer County, New Jersey, and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's real estate market and economy.

NONPERFORMING ASSETS

     Nonperforming assets consist of nonperforming loans and other real estate owned. In accordance with SFAS No. 114, insubstance foreclosures have been reclassified as nonperforming loans for all periods presented.

     Nonperforming loans are composed of (1) loans on a nonaccrual basis, (2) loans which are contractually past due 90 days or more as to interest and principal payments but have not been classified as nonaccrual, and (3) loans whose terms have been restructured to provide a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower.

     YNB's policy with regard to nonaccrual loans varies by the type of loan involved. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 90 days past due. Mortgage loans are not generally placed on a nonaccrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt.

     Nonperforming loans totaled $8,140,000 at December 31, 1996, an increase of $5,321,000 from the $2,819,000 amount reported at December 31, 1995. The increase in nonperforming loans is principally the result of two real estate construction loans, totaling approximately $4,600,000, going into nonaccrual status in the last quarter of 1996. Management is diligently striving to resolve both loans.

     The following table sets forth nonperforming assets and risk elements in YNB's loan portfolio by type at the dates indicated.

                                                                 December 31,
-------------------------------------------------------------------------------------------------------------
(in thousands)                          1996            1995           1994           1993            1992
-------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
   Commercial and agricultural        $  961         $   --          $  --          $   --         $   34
   Real estate -- mortgage             1,451          1,395          1,203           1,764          2,651
   Real estate -- construction         4,659            142            521             480          1,514
   Consumer                               12             30             --              17             17
-------------------------------------------------------------------------------------------------------------
     Total                             7,083          1,567          1,724           2,261          4,216
-------------------------------------------------------------------------------------------------------------
Restructured loan                         --            612             --              --             --
-------------------------------------------------------------------------------------------------------------
Loans 90 days or more past due:
   Commercial and agricultural            --             --             --              --              1
   Real estate -- mortgage             1,014            588            326             209            388
   Consumer                               43             52             16               3             14
-------------------------------------------------------------------------------------------------------------
     Total                             1,057            640            342             212            403
-------------------------------------------------------------------------------------------------------------
Total nonperforming loans              8,140          2,819          2,066           2,473          4,619
-------------------------------------------------------------------------------------------------------------
Other real estate                        395            625            314           1,393          1,107
-------------------------------------------------------------------------------------------------------------
Total nonperforming assets            $8,535         $3,444         $2,380          $3,866         $5,726
-------------------------------------------------------------------------------------------------------------

     Nonperforming assets increased $5,091,000 to $8,535,000, at December 31, 1996 compared to $3,444,000 at December 31, 1995. The increase in nonperforming assets is primarily attributable to the two loans going into nonaccrual status in the fourth quarter of 1996, as previously discussed. Nonperforming assets represented 1.74% of total assets at December 31, 1996 and 0.85% at December 31, 1995.

     Nonaccrual loans were $7,083,000, or 2.1% of total loans, at December 31, 1996, and $1,567,000, or 0.6% of total loans, at December 31, 1995.

     The one restructured loan totaled $612,000 at December 31, 1995. This loan is in full compliance with the restructured terms and conditions and, accordingly, has been returned to performing status at December 31, 1996.

     At December 31, 1996, loans that were 90 days or more past due but still accruing interest income totaled $1,057,000, or 0.3% of total loans, compared to $640,000, or 0.3% of total loans, at December 31, 1995. Management's decision to accrue income on these loans was based on the level of collateral and the status of collection efforts.

     Other real estate (O.R.E.) totaled $395,000 at December 31, 1996 and $625,000 at December 31, 1995. O.R.E.represented 0.1% of total loans at December 31, 1996 and is reflective of an active strategy to liquidate these assets and re-employ the proceeds in YNB's loan portfolio.


                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                           TOTAL NONPERFORMING ASSETS
                             (dollars in thousands)

                       1992........................  5,726
                       1993........................  3,866
                       1994........................  2,380
                       1995........................  3,444
                       1996........................  8,535

ALLOWANCE FOR LOAN LOSSES

     Management utilizes a systematic and documented allowance adequacy methodology for loan losses that requires specific allowance assessment for all loans, including residential real estate mortgages and consumer loans. This methodology assigns reserves based upon credit risk ratings for specific loans and general reserves for all other loans. The general reserves are based on various factors, including historical performance and the current economic environment. On a quarterly basis, management reviews all criticized credits as reported by the loan review officer and monitors weekly all commercial loan and mortgage, residential, and consumer delinquencies. Management continually reviews the process utilized to determine the adequacy of the allowance for loan losses. The following table presents, for the years indicated, an analysis of the allowance for loan losses and other related data.


                                                                Year ended December 31,
-------------------------------------------------------------------------------------------------------------
(in thousands)                             1996           1995           1994            1993           1992
-------------------------------------------------------------------------------------------------------------
Allowance balance, beginning of year   $  3,677       $  2,912        $ 2,703        $  2,940       $  3,310
Charge offs:
   Commercial, financial, and
     agricultural                            --             --            (47)             --           (291)
   Real estate -- mortgage                  (72)           (26)           (51)           (222)           (42)
   Real estate -- construction              (75)           (30)           (25)            (45)          (270)
   Consumer                                (252)          (153)           (83)            (84)          (101)
-------------------------------------------------------------------------------------------------------------
     Total charge offs                     (399)          (209)          (206)           (351)          (704)
-------------------------------------------------------------------------------------------------------------
Recoveries:
   Commercial, financial, and agricultural   --             --             20              21            135
   Real estate -- mortgage                   --             64             43              37             20
   Consumer                                  39             45             47              56            129
-------------------------------------------------------------------------------------------------------------
     Total recoveries                        39            109            110             114            284
-------------------------------------------------------------------------------------------------------------
Net charge offs                            (360)          (100)           (96)           (237)          (420)
Provision charged to operations           1,640            865            305              --             50
-------------------------------------------------------------------------------------------------------------
Allowance balance, end of year         $  4,957       $  3,677        $ 2,912        $  2,703       $  2,940
-------------------------------------------------------------------------------------------------------------
Loans, end of year                     $331,237       $245,054       $196,910        $134,983       $106,993
Average loans outstanding              $287,289       $221,232       $157,411        $117,671       $ 93,245
Ratio of allowance for loan
   losses to total loans, end of year      1.50%          1.50%          1.48%           2.00%          2.75%
Ratio of net charge offs to average
   loans outstanding                       0.13%          0.05%          0.06%           0.20%          0.45%
Nonperforming loans to total loans         2.46%          1.15%          1.05%           1.83%          4.32%
Nonperforming assets to total loans
   and other real estate owned, end
   of year                                 2.57%          1.40%          1.21%           2.83%          5.30%
Ratio of allowance for loan losses
   to nonperforming assets, end of year   58.08%        106.77%        122.35%          69.92%         51.34%
Ratio of allowance for loan losses
   to nonperforming loans, end of year    60.90%        130.44%        140.95%         109.30%         63.65%


     YNB provides for possible loan losses by a charge to current operations to maintain the allowance for loan losses at an adequate level determined according to management's documented allowance adequacy methodology. The provision for loan losses for 1996 was $1,640,000, reflective of the continued substantial growth in the loan portfolio and increased nonperforming asset levels experienced in the last quarter. This compares to a provision for loan losses of $865,000 in 1995 and $305,000 in 1994. It is management's assessment that the allowance for loan losses is adequate in relation to credit risk exposure levels.

     At December 31, 1996, the allowance for loan losses totaled $4,957,000, an increase of $1,280,000 or 34.8%, from $3,677,000 at December 31, 1995, which compares to $2,912,000 at December 31, 1994. The ratio of allowance for loan losses to total loans was 1.50%, 1.50%,and 1.48% at December 31, 1996, 1995, and 1994, respectively. Another measure of the allowance for loan losses is the ratio of the allowance to total nonperforming loans. At December 31, 1996 this ratio was 60.9% versus 130.4% at December 31, 1995.

     YNB's gross charge offs in 1996 totaled $399,000, compared with $209,000 in 1995, and $206,000 in 1994. Losses on loans and loans which are determined to be uncollectible are charged against the allowance and subsequent recoveries, if any, are credited to it. YNB's gross recoveries totaled $39,000 in 1996 compared to $109,000 in 1995 and $110,000 in 1994 as a result of collection efforts. The balance of the allowance for loan losses is determined by an overall analysis of the loan portfolio and reflects an amount which, in management's judgment, is adequate to provide for potential loan losses.

     Management has established the necessary steps to identify potential credit problems in its loan portfolio by strengthening lending policies and improving loan and credit administration. Management reviews all criticized loans on a quarterly basis. Allocations to the allowance for loan losses, both specific and general, are determined after this review. Loans are classified as "satisfactory, special mention, substandard, doubtful, and loss." Loan classifications are based on internal reviews and evaluations performed by the lending staff. These evaluations are, in turn, examined by YNB's internal loan review officer.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

     The following tables describe the allocation for loan losses among various categories of loans and certain other information as of the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future loan losses may occur. The total allowance is available to absorb losses from any segment of loans.

                                             December 31, 1996                     December 31, 1995
-------------------------------------------------------------------------------------------------------------
                                                             Percent of                           Percent of
                                      Reserve   Percent of     Loans to     Reserve  Percent of     Loans to
(in thousands)                         Amount    Allowance  Total Loans      Amount   Allowance  Total Loans
-------------------------------------------------------------------------------------------------------------

   Commercial and agricultural         $1,704       34.4%        19.2%        $  983      26.7%        13.6%
   Real estate -- mortgage              2,064       41.7         66.3          1,816      49.4         70.6
   Real estate -- construction            938       18.9          7.8            664      18.1          7.9
   Consumer                               175        3.5          4.5            132       3.6          5.1
   Other loans                             76        1.5          2.2             82       2.2          2.8
-------------------------------------------------------------------------------------------------------------
     Total                             $4,957      100.0%       100.0%        $3,677     100.0%       100.0%
-------------------------------------------------------------------------------------------------------------

DEPOSITS

     YNB's deposit base is the principal source of funds supporting interest earning assets. YNB offers a full range of deposit products, including demand deposits, savings deposits, insured money market accounts, and certificates of deposit (CDs). YNB's overall philosophy of building and maintaining long-term customer relationships is the key to further expanding the deposit base, which, in turn, presents opportunities for YNB to cross-sell its services.

     Total deposits amounted to $364,445,000 at year-end 1996 compared to $302,972,000 at the end of 1995, an increase of 20.3%. Average total deposits during 1996 totaled $326,048,000 compared to $284,508,000 during 1995, an increase of 14.6%.

     In 1996, YNB's deposit base grew due to several factors. YNB opened two new branches bringing YNB's total branch network to nine. The Always Win CD, introduced in 1995, was complemented by the introduction of the nine and fifteen month CD in the second half of 1996. These featured CD products were competitively priced to help fund loan growth. In 1996, depositors continued to place their funds in higher yielding CDs which is reflected in the growing percentage of average time deposits to average total deposits. With the investment in computer systems and technology in 1996, YNB's objective is to develop and deliver products and services that anticipate and meet the needs of YNB's diverse customer base while maintaining quality customer service.

     The following table provides information concerning average rates and average balances of deposits for the years indicated:

AVERAGE DEPOSIT BALANCES AND RATES

--------------------------------------------------------------------------------------------------------------
                                  1996                          1995                           1994
--------------------------------------------------------------------------------------------------------------
                                            % of                          % of                          % of
(in thousands)         Balance     Rate    Total      Balance    Rate    Total       Balance    Rate   Total
--------------------------------------------------------------------------------------------------------------

Non-interest bearing
   demand deposits     $49,078      -- %    15.05%   $ 42,321     -- %   14.88%     $ 36,634     -- %   16.43%
Interest bearing
   demand deposits      23,554     2.50      7.22      21,236    2.77     7.46        16,346    2.01     7.33
Savings deposits       109,896     3.12     33.71     101,793    3.46    35.78        96,893    2.92    43.45
Time deposits          143,520     5.62     44.02     119,158    5.60    41.88        73,103    4.25    32.79
--------------------------------------------------------------------------------------------------------------
   Total               $326,048    3.70%   100.00%   $284,508    3.79%  100.00%     $222,976    2.81%  100.00%
--------------------------------------------------------------------------------------------------------------

     The average balance of non-interest bearing demand deposits was $49,078,000 during 1996, an increase of $6,757,000, or 16.0%, from $42,321,000 during 1995.
Non-interest bearing demand deposits represent a stable, interest free source of funds. The increase in demand deposits is a contributing factor in the growth of net interest income.

     Average interest bearing demand, savings, and time deposits increased 10.9%, 8.0%, and 20.4%, respectively, from 1995 to 1996. Total average time deposits, which consist of certificates of deposit and individual retirement accounts, increased $24,362,000 to $143,520,000 during 1996 from $119,158,000 in
1995.

     The average rate paid on YNB's deposit balances in 1996 was 3.70%, a 2.4% decrease from the 3.79% average rate for 1995.


     The table below details amounts and maturities for certificates of deposit of $100,000 or more at the date indicated.


     Certificates of deposit of $100,000 or more totaled $22,162,000, or 6.1% of deposits, at December 31, 1996 compared to $15,021,000, or 5.0% of deposits, at December 31, 1995. YNB does not depend on historically less stable funding sources.


     YNB has not purchased deposits through wholesale deposit brokers, preferring to rely on more stable core deposits and borrowings to support growth.

                                December 31,
-----------------------------------------------
(in thousands)               1996          1995
-----------------------------------------------
Maturity Range:
Within three months       $ 3,273       $ 3,095
After three but within
    six months              3,955         3,323
After six but within
    twelve months           9,291         5,890
After twelve months         5,643         2,713
-----------------------------------------------
Total                     $22,162       $15,021
-----------------------------------------------



                                   [GRAPHIC]

In the printed version of the document, a line graph appears which depicts the following plot points:

                           TOTAL DEPOSITS AT YEAR END
                             (dollars in thousands)

                       1992.........................  192,223
                       1993.........................  206,688
                       1994.........................  259,296
                       1995.........................  302,972
                       1996.........................  364,445

BORROWED FUNDS

     Borrowed funds consist of securities sold under agreements to repurchase, Federal Home Loan Bank of New York (FHLB) advances, Federal funds purchased, treasury tax and loan deposits, and other forms of short-term borrowings. Management utilizes, from time to time, two unsecured Federal funds lines of credit with two of its correspondent banks for daily funding needs.

     Borrowed funds totaled $86,339,000 at December 31, 1996 compared to $65,221,000 at December 31, 1995. YNB used FHLB advances in 1996 in order to meet particularly strong commercial loan demand. Repurchase agreements totaling approximately $51,000,000 at year-end 1996 were used as part of a strategy to increase net interest income by purchasing investments.

     Borrowed funds averaged $87,065,000 in 1996, an increase of $53,726,000 from the average reported in 1995 of $33,339,000. At year-end 1996 there was $20,813,000 in outstanding borrowings with the FHLB and no outstanding borrowings from YNB's correspondents. Management will continue to strategically utilize borrowed funds to meet short-term liquidity needs and as an additional source of funding for the loan and investment portfolios.

LIQUIDITY

     Liquidity measures the ability to satisfy current and future cash flow needs as they become due. YNB has an Asset/Liability Committee (ALCO) whose function is to monitor and coordinate all activities relating to maintaining adequate liquidity and protection of net interest income from fluctuations in market interest rates.

     Liquidity management refers to YNB's ability to support asset growth while satisfying the borrowing needs and deposit withdrawal requirements of customers. In addition to maintaining liquid assets, factors such as capital position, profitability, asset quality, and availability of funding affect a bank's ability to meet its liquidity needs. On the asset side, liquid funds are maintained in the form of cash and cash equivalents, Federal funds sold, investment securities held to maturity maturing within one year, securities available for sale and loans held for sale. Additional asset based liquidity is derived from scheduled loan and investment repayments of principal and interest from mortgage-backed securities. On the liability side, the primary source of liquidity is the ability to generate core deposits, which generally excludes CDs over $100,000. Short term borrowings are used as supplemental funding sources when growth in the core deposit base does not keep pace with that of earning assets.

     At December 31, 1996, liquid assets (excluding securities purchased utilizing repurchase agreements) amounted to $62,574,000, as compared to $60,162,000 at December 31, 1995. This represents 15.2% and 18.3% of earning assets, and 14.2% and 17.2% of total assets at December 31, 1996 and 1995, respectively.

     YNB has the availability to borrow up to $20,000,000 from the FHLB through its line of credit program. In addition, the bank is eligible to borrow up to 30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements, and individual advance proposals based on FHLB credit standards. YNB also has the ability to borrow at the Federal Reserve discount window along with agreements to borrow from two of its correspondent banks.

INTEREST RATE SENSITIVITY

     The objectives of interest rate risk management are to reduce, minimize, and to the degree possible, control the effect of interest rate fluctuations on net interest income. ALCO manages the interest rate sensitivity or repricing characteristics of YNB's assets and liabilities.

     ALCO has established strategies and procedures to protect net interest income against significant changes in interest rates. Generally, these strategies are designed to achieve an acceptable level of net interest income based upon management's projections of future changes in interest rates.

     A traditional form of asset/liability management is the static gap report. The static gap report categorizes interest bearing assets and liabilities by repricing maturity characteristics. These static measurements do not reflect the results of any projected activity. On a cumulative basis, as of December 31, 1996, more of YNB's liabilities than assets repriced in the three month, six month and one year periods.

     As shown below, interest rate sensitivity to interest rate fluctuations is measured in a number of time frames. The following table sets forth rate sensitive assets and liabilities.

YARDVILLE NATIONAL BANCORP AND SUBSIDIARY
RATE SENSITIVE ASSETS AND LIABILITIES

                                                                  December 31, 1996
-------------------------------------------------------------------------------------------------------------
                                             After three  After six   After
                                    Within    months but   months    one year    After
                                    three     within six but within but within   five    Non-interest
(in thousands)                      months      months    one year  five years   years    sensitive (1)   Total
----------------------------------------------------------------------------------------------------------------
INTEREST EARNING ASSETS:
Federal funds sold and interest
   bearing deposits                $  5,397    $    --    $    --   $     --    $    --      $    --    $  5,397
Available for sale securities (2)    21,437      4,117      3,404     18,637     43,797        2,547      93,939
Investment securities                    --        325        435     17,782     12,754           --      31,296
Loans, net of unearned income       126,852      4,271     14,631    137,103     41,023        7,357     331,237
-----------------------------------------------------------------------------------------------------------------
   Total interest earning assets   $153,686    $ 8,713    $18,470   $173,522    $97,574      $ 9,904    $461,869
-----------------------------------------------------------------------------------------------------------------
FUNDING SOURCES:
Portion of non-interest bearing
   funding sources used to fund
   earning assets                       --         --         --         --          --       66,604      66,604
Savings and interest checking      134,357         --         --         --          --           --     134,357
Certificates of deposit of
   $100,000 or more                  3,273      3,955      9,291      5,643          --           --      22,162
Other time deposits                 21,481     23,010     23,990     83,926          --           --     152,407
Borrowed funds                      52,696     19,500      8,330      5,813          --           --      86,339
----------------------------------------------------------------------------------------------------------------
   Total funding sources          $211,807    $46,465    $41,611   $ 95,382     $    --      $66,604    $461,869
----------------------------------------------------------------------------------------------------------------
Interest rate sensitivity gap      (58,121)   (37,752)   (23,141)    78,140      97,574      (56,700)
Ratio of rate sensitive assets to
   rate sensitive liabilities         0.73       0.19       0.44       1.82          --         0.15
Cumulative interest rate
   sensitivity gap                 (58,121)   (95,873)  (119,014)   (40,874)     56,700           --
Ratio of cumulative rate
   sensitive assets
   to rate sensitive liabilities      0.73       0.63       0.60       0.90        1.14         1.00

(1) Non-interest sensitive includes assets and liabilities that do not earn or pay interest, such as nonaccrual loans, overdrafts and demand deposits.
(2) Available for sale securities are included in the above table at amortized cost.

Note: No effect is given to prepayments of loans or mortgage-backed securities in the amounts included above. Mortgage-backed securities are shown by their maturity date as opposed to contractual principal amortization.

     At December 31, 1996, YNB's twelve month cumulative gap position was negative $119,014,000. Over the next twelve months, $119,014,000 more liabilities are eligible to reprice than assets, indicating a liability sensitive position. A liability sensitive gap may indicate an exposure to earnings if interest rates increase. However, YNB's deposits that reprice within one year are predominantly core savings, NOW, and money market deposits that are bank administered. Historically, these accounts have been much less volatile than the prime and Federal funds rates, which to a large degree affect earning asset yields. Therefore, management believes the static gap position may overstate the actual risk to earnings over the next twelve month period.

     To analyze the potential future effect on earnings of its market sensitive assets and less rate sensitive core deposit accounts, management utilizes a simulation model to project levels of net interest income under various interest rate environments and balance sheet structures. The "base case" scenario uses the current balance sheet strategy and tests the income effects of flat interest rates, rising rates of 3% and falling rates of 3% over a 12 and 24 month period. Management has established guidelines to limit the amount that net interest income can vary within these rate ranges.

     The use of simulation models assists management in its continuing effort to develop strategies to produce consistent earnings growth in changing interest rate environments. YNB is in the process of developing longer-term measures of interest rate sensitivity including duration of equity and equity at risk. Such models are designed to estimate the impact on the value of equity resulting from changes in interest rates and supplement the simulation model and gap analysis.

STOCKHOLDERS' EQUITY AND CAPITAL ADEQUACY

     Stockholders' equity at December 31, 1996 totaled $35,230,000 compared to $31,717,000 at December 31, 1995. This represents an increase of $3,513,000 or 11.1%. This increase resulted from (i) earnings of $4,026,000 (less dividend payments of $1,083,000) and offset by a negative equity adjustment of $267,000 for the unrealized loss on securities available for sale, (ii) proceeds of $562,000 from exercised options, and (iii) proceeds of $275,000 from warrants exercised that were issued in connection with YNB's 1993 Private Placement Capital Offering and 1994 Stockholders' Rights Offering.

     In 1996, 16,940 warrants were exercised yielding additional capital of $275,000. On June 13, 1996, all outstanding warrants from prior capital offerings expired.

     YNB trades on the NASDAQ National Market System under the symbol "YANB." The listing on the NASDAQ National Market System has provided increased liquidity for YNB stockholders. During 1996, 1,775,965 shares were traded. There were 2,430,414 shares of common stock outstanding at December 31, 1996.

     Dividends paid per share in 1996 totaled $0.45. As a result of YNB's performance during 1996, the common stock dividend was increased from $0.11 per share to $0.12 per share in the last quarter of 1996.

     Yardville National Bancorp and subsidiary is subject to minimum risk-based and leverage capital guidelines issued by the Federal Reserve Board and Comptroller of the Currency. The measurement of risk-based capital takes into account the credit risk of both balance sheet assets and off-balance sheet exposures. These guidelines require minimum risk-based capital ratios of 4% for Tier I capital and 8% for total capital (Tier I plus Tier II). In addition, the current minimum regulatory guideline for the Tier 1 leverage ratio is 4%.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) established five capital level designations ranging from "well capitalized" to "critically undercapitalized." A bank is considered "well capitalized" if it has minimum Tier I and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier I leverage ratio of 5%.

     At December 31, 1996, the capital ratios for YNB exceeded the above ratios required to be well capitalized. The table below summarizes YNB's capital ratios at the dates indicated:

                              December 31,
-----------------------------------------------
                        1996     1995     1994
-----------------------------------------------
Tier 1 leverage ratio     7.8%    9.1%     7.8%
Tier 1 risk-based        10.2%   12.0%     9.6%
Total risk-based         11.4%   13.2%    10.8%

RECENT ACCOUNTING PRONOUNCEMENTS

     Statement of Financial Accounting Standards No. 125 (SFAS 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued by the Financial Accounting Standards Board (FASB) in June 1996. SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Management believes the implementation of SFAS 125 will not have a material impact on the consolidated financial statements of the Corporation.

     Statement of Financial Accounting Standards No. 121 (SFAS 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," was issued by the FASB in March 1995. SFAS 121 requires that a review for impairment be performed whenever events or changes in circumstances indicate that the carrying amount of long-lived assets may not be recoverable. In performing the review for recoverability, the Corporation should estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. The Corporation adopted this standard during 1996. The adoption of this standard did not have a material impact on the consolidated financial statements of the Corporation.

     Statement of Financial Accounting Standards No. 122 (SFAS 122), "Accounting for Mortgage Servicing Rights," was issued by the FASB in May 1995. This statement amends SFAS 65, "Accounting for Certain Mortgage Banking Activities." This statement eliminates the accounting distinction between originated and purchased mortgage servicing rights. In addition, guidance is provided for a consistent structure in measuring impairment of mortgage servicing rights. The adoption of SFAS 122 did not have a material effect on the 1996 financial statements.

     Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation," was issued by the FASB in October 1995. SFAS 123 defines a fair value based method of accounting for an employee stock option or similar equity instruments and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Corporation elected to remain with the accounting of Opinion 25 for the employee and director stock option plans and has provided the pro forma disclosures required by SFAS 123.

Yardville National Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF CONDITION
--------------------------------------------------------------------------------

                                                                          December 31,
---------------------------------------------------------------------------------------------
(in thousands, except share data)                                      1996             1995
---------------------------------------------------------------------------------------------
ASSETS:
Cash and due from banks (Note 2)                                   $ 13,110         $ 10,040
Federal funds sold                                                    4,040            2,795
---------------------------------------------------------------------------------------------
   Cash and Cash Equivalents                                         17,150           12,835
---------------------------------------------------------------------------------------------
Interest bearing deposits                                             1,357            1,033
Securities available for sale (Note 3)                               93,671           98,469
Investment securities (market value of $30,878 in 1996
   and $35,037 in 1995) (Note 3)                                     31,296           35,384
Loans                                                               331,237          245,054
   Less:  Allowance for loan losses                                  (4,957)          (3,677)
---------------------------------------------------------------------------------------------
   Loans, net (Note 4)                                              326,280          241,377
Bank premises and equipment, net (Note 5)                             5,418            4,026
Other real estate                                                       395              625
Other assets (Note 8)                                                14,978            9,366
---------------------------------------------------------------------------------------------
   Total Assets                                                    $490,545         $403,115
---------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits
   Non-interest bearing                                            $ 55,519         $ 46,682
   Interest bearing                                                 308,926          256,290
---------------------------------------------------------------------------------------------
   Total Deposits (Note 6)                                          364,445          302,972
Borrowed funds
   Securities sold under agreements to repurchase                    64,185           54,830
   Other                                                             22,154           10,391
---------------------------------------------------------------------------------------------
   Total Borrowed Funds (Note 7)                                     86,339           65,221
Other liabilities                                                     4,531            3,205
---------------------------------------------------------------------------------------------
   Total Liabilities                                               $455,315         $371,398
---------------------------------------------------------------------------------------------
Commitments and Contingent Liabilities (Notes 9 and 12)

Stockholders' equity (Notes 9 and 10)
   Preferred stock:  no par value
     Authorized 1,000,000 shares, none issued
   Common stock:  no par value
     Authorized 6,000,000 shares
     Issued and outstanding 2,430,414 shares in 1996
       and 2,349,592 shares in 1995                                  17,246           16,409
   Surplus                                                            2,205            2,205
   Undivided profits (Note 13)                                       15,940           12,997
   Unrealized (loss) gain -- securities available for sale             (161)             106
---------------------------------------------------------------------------------------------
     Total Stockholders' Equity                                      35,230           31,717
---------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                    $490,545         $403,115
---------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

                                       Yardville National Bancorp and Subsidiary
                                               CONSOLIDATED STATEMENTS OF INCOME
                                               ---------------------------------

                                                                              Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)                                1996            1995            1994
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest and fees on loans (Note 4)                                  $25,731         $21,080         $14,168
Interest on deposits with banks                                           98              36              23
Interest on securities available for sale                              6,262           3,592           1,347
Interest on investment securities:
   Taxable                                                             1,536           1,792           2,079
   Exempt from Federal income tax                                        396             372             335
Interest on Federal funds sold                                           228             464              52
-------------------------------------------------------------------------------------------------------------
   Total Interest Income                                              34,251          27,336          18,004
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
Interest on savings account deposits                                   4,014           4,107           3,156
Interest on certificates of deposit of $100,000 or more                  922             883             299
Interest on other time deposits                                        7,138           5,792           2,810
Interest on borrowed funds (Note 7)                                    4,967           2,059              95
-------------------------------------------------------------------------------------------------------------
   Total Interest Expense                                             17,041          12,841           6,360
-------------------------------------------------------------------------------------------------------------
   Net Interest Income                                                17,210          14,495          11,644
Less provision for loan losses (Note 4)                                1,640             865             305
-------------------------------------------------------------------------------------------------------------
   Net Interest Income After Provision for Loan Losses                15,570          13,630          11,339
-------------------------------------------------------------------------------------------------------------
NON-INTEREST INCOME:
Service charges on deposit accounts                                    1,153           1,069             932
Gains on sales of mortgages, net                                          21              19              92
Security losses, net                                                    (136)            (91)           (124)
Other non-interest income                                              1,075             858             654
-------------------------------------------------------------------------------------------------------------
   Total Non-Interest Income                                           2,113           1,855           1,554
-------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSE:
Salaries and employee benefits (Note 9)                                6,629           5,693           5,028
Occupancy expense, net (Note 5)                                          920             726             611
Equipment (Note 5)                                                       695             513             466
Other non-interest expense (Note 11)                                   3,235           3,328           3,180
-------------------------------------------------------------------------------------------------------------
   Total Non-Interest Expense                                         11,479          10,260           9,285
-------------------------------------------------------------------------------------------------------------
   Income before income tax expense                                    6,204           5,225           3,608
Income tax expense (Note 8)                                            2,178           1,822           1,085
-------------------------------------------------------------------------------------------------------------
   Net Income                                                        $ 4,026         $ 3,403         $ 2,523
-------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE:
Primary                                                              $  1.64         $  1.61         $  1.58
Fully Diluted                                                        $  1.64         $  1.60         $  1.56
-------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

Yardville National Bancorp and Subsidiary

CONSOLIDATED STATEMENTS OF CHANGES IN
-------------------------------------
STOCKHOLDERS' EQUITY



                                                        Year Ended December 31, 1996, 1995 and 1994
-----------------------------------------------------------------------------------------------------------------------
                                                                                              Unrealized gain
                                        Common        Common                  Undivided    (loss)- securities
(in thousands, except share amounts)    shares         stock       Surplus      profits    available for sale     Total
-----------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1993           1,144,488       $ 3,814        $2,205      $ 8,189              $    --    $14,208

Net income                                                                        2,523                           2,523
Cash dividends                                                                     (380)                           (380)
Common stock issued:
   Exercise of stock options             2,100             6                                                          6
   Proceeds from issuance of
      common stock, net of
      related expense                  401,492         3,186                                                      3,186
Unrealized loss -- securities
   available for sale, net
   of tax                                                                                             (1,092)    (1,092)
-----------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1994           1,548,080       $ 7,006        $2,205      $10,332              $(1,092)   $18,451

Net income                                                                        3,403                           3,403
Cash dividends                                                                     (738)                           (738)
Common stock issued:
   Exercise of stock options            27,663           202                                                        202
   Exercise of warrants                 83,849         1,283                                                      1,283
   Proceeds from issuance of
      common stock, net of
      related expense                  690,000         7,918                                                      7,918
Unrealized gain -- securities
      available for sale, net
      of tax                                                                                           1,198      1,198
------------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1995           2,349,592       $16,409        $2,205      $12,997              $   106    $31,717

Net income                                                                        4,026                           4,026
Cash dividends                                                                   (1,083)                         (1,083)
Common stock issued:
   Exercise of stock options            63,882           562                                                        562
   Exercise of warrants                 16,940           275                                                        275
Unrealized loss -- securities
   available for sale, net of tax                                                                      (267)       (267)
-----------------------------------------------------------------------------------------------------------------------
BALANCE, December 31, 1996           2,430,414       $17,246        $2,205      $15,940             $  (161)    $35,230
-----------------------------------------------------------------------------------------------------------------------

See Accompanying Notes to Consolidated Financial Statements.

                                       Yardville National Bancorp and Subsidiary

                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                           -------------------------------------


                                                                             Year Ended December 31,
-------------------------------------------------------------------------------------------------------------
(in thousands)                                                       1996             1995              1994
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                        $ 4,026           $3,403           $ 2,523
Adjustments:
   Provision for loan losses                                        1,640              865               305
   Depreciation                                                       666              474               411
   Amortization and accretion                                         555              368               320
   Losses on sales of securities available for sale                   136               91               124
   Writedown of other real estate                                      69               66               182
   Increase in other assets                                        (5,434)          (3,289)           (4,017)
   Increase in other liabilities                                    1,326            1,617               344
-------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Operating Activities                      2,984            3,595               192
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (increase) decrease in interest bearing deposits              (324)              61               328
   Purchase of securities available for sale                      (65,492)        (100,065)          (15,408)
   Maturities, calls and paydowns of securities available for sale 23,475           17,000             5,450
   Proceeds from sales of securities available for sale            45,864           10,481             9,380
   Proceeds from maturities and paydowns of investment securities   4,355            4,148             4,859
   Purchase of investment securities                                 (452)            (646)           (1,109)
   Net increase in loans                                          (86,915)         (48,962)          (62,353)
   Expenditures for bank premises and equipment                    (2,058)            (565)             (497)
   Proceeds from sale of other real estate                            533              353             1,301
   Capital improvements to other real estate                           --              (12)              (74)
-------------------------------------------------------------------------------------------------------------
     Net Cash Used by Investing Activities                        (81,014)        (118,207)          (58,123)
-------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in non-interest bearing
     demand, money market, and savings deposits                    15,704           19,044            12,128
   Net increase in certificates of deposit                         45,769           24,632            40,480
   Net increase (decrease) in borrowed funds                       21,118           64,006               (83)
   Proceeds from issuance of common stock                             837            9,403             3,192
   Dividends paid                                                  (1,083)            (738)             (380)
-------------------------------------------------------------------------------------------------------------
     Net Cash Provided by Financing Activities                     82,345          116,347            55,337
-------------------------------------------------------------------------------------------------------------
     Net increase (decrease) in cash and cash equivalents           4,315            1,735            (2,594)
     Cash and cash equivalents as of beginning of year             12,835           11,100            13,694
-------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents as of End of Year                       $17,150          $12,835           $11,100
-------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the year for:
     Interest                                                     $16,338          $11,432           $ 5,979
     Income taxes                                                   2,324            1,908             1,744
-------------------------------------------------------------------------------------------------------------

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

The Corporation transferred $372 in 1996, $454 in 1995, and $220 in 1994, net of charge offs, from loans to other real estate.

See Accompanying Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Years ended December 31, 1996, 1995, and 1994


1. SUMMARY OF SIGNIFICANT
   ACCOUNTING POLICIES

Business

Yardville National Bancorp through its subsidiary Yardville National Bank (the
Bank) provides a full range of services to individuals and corporate customers in Mercer County. The Bank is subject to competition from other financial institutions. The Bank is also subject to the regulations of certain Federal agencies and undergoes periodic examinations by those regulatory authorities.

Basis of Financial Statement Presentation

The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans.

A. Consolidation - The consolidated financial statements include the accounts of Yardville National Bancorp and its sole subsidiary, the Bank and the Bank's wholly owned subsidiary, the Yardville National Investment Corporation (collectively, the Corporation). All significant inter-company accounts and transactions have been eliminated.

B. Cash and Cash Equivalents - For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and Federal funds sold. Generally, Federal funds are purchased or sold for one day periods.

C. Securities - The Corporation's securities portfolio is classified into three separate portfolios: held to maturity, available for sale and trading. The Corporation currently has no securities classified as trading. Securities classified as available for sale may be used by the Corporation as funding and liquidity sources and can be used to manage the Corporation's interest rate sensitivity position. These securities are carried at their estimated market value with their unrealized gains and losses carried, net of income tax, as adjustments to stockholders' equity. Amortization of premium or accretion of discount are recognized as adjustments to interest income, on a level yield basis. Gains and losses on disposition are included in earnings using the specific identification method.

     Investment securities are composed of securities that the Corporation has the positive intent and ability to hold to maturity. These securities are stated at cost, adjusted for amortization of premium or accretion of discount. The premium or discount adjustments are recognized as adjustments to interest income, on a level yield basis. Unrealized losses due to fluctuations in market value are recognized as investment security losses when a decline in value is assessed as being other than temporary.

D. Loans - Interest on loans is recognized based upon the principal amount outstanding. Loans are stated at face value, less unearned income and net deferred fees. Generally, commercial loans are placed on a nonaccrual status when they are 90 days past due unless they are well secured and in the process of collection or, regardless of the past due status of the loan, when management determines that the complete recovery of principal and interest is in doubt. Consumer loans are generally charged off after they become 90 days past due. Mortgage loans are not generally placed on a nonaccrual basis unless the value of the real estate has deteriorated to the point that a potential loss of principal or interest exists. Subsequent payments are credited to income only if collection of principal is not in doubt. Loan origination and commitment fees less certain costs are deferred and the net amount amortized as an adjustment to the related loan's yield. Loans held for sale are recorded at the lower of aggregate cost or market.

E. Mortgage Servicing Rights - Effective January 1, 1996, the Corporation adopted SFAS No. 122 "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans" (SFAS 122). This standard prospectively requires the Corporation, which services mortgage loans for others in return for a servicing fee, to recognize these servicing rights as assets, regardless of how such assets were acquired. Additionally, the Corporation is required to assess the fair value of these assets at each reporting date to determine impairment. The adoption of SFAS 122 did not have a material effect on the 1996 financial statements. The mortgage servicing rights (included in other assets) are amortized against loan servicing fee income on an accelerated basis in proportion to, and over the period of, estimated net future loan servicing fee income, which periods initially do not exceed seven years. Service fee income is recognized when the related loan payments are collected.

F. Allowance for Loan Losses - For financial reporting purposes, the provision for loan losses charged to operating expense is determined by management and is based upon a periodic review of the loan portfolio, past experience, the economy, and other factors that may affect a borrower's ability to repay the loan. This provision is based on management's estimates, and actual losses may vary from these estimates. These estimates are reviewed and adjustments, as they become necessary, are reported in the periods in which they become known. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for loan losses and the valuation of other real estate. Such agencies may require the Corporation to recognize additions to the allowance or adjustments to the carrying value of other real estate based on their judgments about information available to them at the time of their examination.

     The Corporation adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan Income Recognition and Disclosures," on January 1, 1995. Management, considering current information and events regarding the borrowers' ability to repay their obligations, considers a loan to be impaired when it is probable that the Corporation will be unable to collect all amounts due according to the contractual terms of the loan agreement.

     When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or fair value of the collateral. Impairment losses are included in the allowance for loan losses through provisions charged to operations. In accordance with the adoption of SFAS No. 114, insubstance foreclosures are classified as nonperforming loans for all periods presented.

G. Bank Premises and Equipment - Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on straight-line and accelerated methods over the estimated useful lives of the assets (buildings 25 to 50 years, furniture and fixtures 7 to 10 years). Charges for maintenance and repairs are expensed as they are incurred.

H. Other Real Estate (O.R.E.) - O.R.E. comprises real properties acquired through foreclosure or deed in lieu of foreclosure in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated disposal costs at the date acquired. When a property is acquired, the excess of the loan balance over the fair value is charged to the allowance for loan losses. Any subsequent writedowns that may be required to the carrying value of the property are included in other non-interest expense. Gains realized from the sales of other real estate are included in other non-interest income, while losses are included in non-interest expense.

I. Federal Income Taxes - Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period of the enactment date.

J. Stock Based Compensation - The Corporation adopted the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," for transactions entered into after December 15, 1995. The Corporation elected to continue to apply Accounting Principles Board (APB) Opinion 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Pro forma disclosures, as required by SFAS 123, have been included for awards granted after January 1, 1995 (see note 9).

K. Earnings Per Share - Earnings per share are based on the weighted average number of shares outstanding including common stock equivalents (2,462,000 shares in 1996, 2,192,000 shares in 1995 and 1,757,000 shares in 1994) utilizing the treasury stock method in 1996 and the modified treasury stock method in 1995 and 1994. The modified treasury stock method includes the potential dilutive effect of options and warrants not included in the treasury stock method.

2. CASH AND DUE FROM BANKS

The Corporation maintains various deposits with other banks. As of December 31, 1996 and 1995, the Corporation maintained sufficient cash on hand to satisfy Federal regulatory requirements.

3. SECURITIES

The amortized cost and estimated market value of securities available for sale are as follows:

                                                                  December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                    1996                                          1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                         Gross      Gross   Estimated                  Gross      Gross  Estimated
                                          Amortized Unrealized  Unrealized     Market   Amortized Unrealized Unrealized     Market
(in thousands)                                 Cost      Gains      Losses      Value        Cost      Gains     Losses      Value
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of
   other U.S. government
   agencies and corporations                $31,951       $ 27       $ (36)   $31,942     $17,795       $ 63     $ (35)     $17,823
Mortgage-backed securities                   59,441        339        (598)    59,182      78,725        320      (171)      78,874
Federal Reserve Bank Stock                      572         --          --        572         512         --        --          512
Federal Home Loan Bank Stock                  1,975         --          --      1,975       1,260         --        --        1,260
-----------------------------------------------------------------------------------------------------------------------------------
Total                                       $93,939       $366       $(634)   $93,671     $98,292       $383     $(206)    $98,469
-----------------------------------------------------------------------------------------------------------------------------------



The amortized cost and estimated market value of investment securities are as follows:

                                                                  December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                                                    1996                                          1995
-----------------------------------------------------------------------------------------------------------------------------------
                                                         Gross      Gross   Estimated                  Gross      Gross  Estimated
                                          Amortized Unrealized  Unrealized     Market   Amortized Unrealized Unrealized     Market
(in thousands)                                 Cost      Gains      Losses      Value        Cost      Gains     Losses      Value
-----------------------------------------------------------------------------------------------------------------------------------
Obligations of state and
   political subdivisions                   $ 9,070        $62     $ (24)     $ 9,108     $ 8,630        $56      $ (27)    $ 8,659
Mortgage-backed securities                   22,226         --      (456)      21,770      26,754         --       (376)     26,378
-----------------------------------------------------------------------------------------------------------------------------------
Total                                       $31,296        $62     $(480)     $30,878     $35,384        $56      $(403)    $35,037
-----------------------------------------------------------------------------------------------------------------------------------


   The amortized cost and estimated market value of securities available for sale and investment securities as of December 31, 1996 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Securities available for sale:

                                                                       Estimated
                                                      Amortized           Market
(in thousands)                                             Cost            Value
--------------------------------------------------------------------------------
Due in 1 year or less                                    $6,005           $5,998
Due after 1 year
    through 5 years                                      15,946           15,944
Due after 10 years                                       12,547           12,547
--------------------------------------------------------------------------------
    Subtotal                                             34,498           34,489
Mortgage-backed securities                               59,441           59,182
--------------------------------------------------------------------------------
Total                                                   $93,939          $93,671
--------------------------------------------------------------------------------



Investment securities:
                                                                       Estimated
                                                      Amortized           Market
(in thousands)                                             Cost            Value
--------------------------------------------------------------------------------
Due in 1 year or less                                      $760             $760
Due after 1 year
    through 5 years                                       3,091            3,084
Due after 5 years
    through 10 years                                      5,004            5,039
Due after 10 years                                          215              225
--------------------------------------------------------------------------------
    Subtotal                                              9,070            9,108
Mortgage-backed securities                               22,226           21,770
--------------------------------------------------------------------------------
Total                                                   $31,296          $30,878
--------------------------------------------------------------------------------


   Proceeds from sales of securities available for sale during 1996, 1995, and 1994 were $45,864,000, $10,481,000, and $9,380,000, respectively. Gross gains of
$43,000, $27,000, and $23,000 and gross losses of $179,000, $118,000, and
$147,000, respectively, were realized on those sales.

     Securities with a carrying value of approximately $74,953,000 as of December 31, 1996 were pledged to secure public deposits and for other purposes as required or permitted by law. As of December 31, 1996, Federal Home Loan Bank
(FHLB) stock with a carrying value of $1,975,000 was held by the Corporation as required by the FHLB.

4. LOANS AND ALLOWANCE FOR LOAN LOSSES

The following table shows comparative year-end detail of the loan portfolio:

                                                                December 31,
--------------------------------------------------------------------------------
(in thousands)                                              1996            1995
--------------------------------------------------------------------------------
Commercial and
    agricultural loans                                  $ 63,426        $ 33,218
Real estate loans -- mortgage                            219,554         173,191
Real estate loans -- construction                         25,958          19,353
Consumer loans                                            15,034          12,386
Other loans                                                7,265           6,906
--------------------------------------------------------------------------------
Total loans                                             $331,237        $245,054
--------------------------------------------------------------------------------

     Residential mortgage loans held for sale amounted to $2,921,000, and $2,979,000 as of December 31, 1996 and 1995, respectively. These loans are accounted for at the lower of aggregate cost or market value and are included in the table above.

     The Corporation originates and sells mortgage loans to Freddie Mac and FNMA. Generally, servicing on such loans is retained by the Corporation. As of December 31, 1996 and 1995, loans serviced for Freddie Mac were $44,637,000, and $49,097,000, respectively. Loans serviced for FNMA were $2,682,000 and $1,503,000, respectively, as of December 31, 1996 and 1995.

     In accordance with the provisions of SFAS 122, the Corporation has capitalized $29,000 of originated servicing rights as of December 31, 1996. These rights are included in other assets in the consolidated balance sheet.

     The Corporation has extended credit in the ordinary course of business to directors, officers, and their associates on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other customers of the Corporation.

     The following table summarizes activity with respect to such loans:

                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                               1996           1995
--------------------------------------------------------------------------------
Balance as of beginning of year                            $3,581         $2,633
Additions                                                     752          1,400
Repayments and resignations                                 1,003            452
--------------------------------------------------------------------------------
Balance as of end of year                                  $3,330         $3,581
--------------------------------------------------------------------------------

     The majority of the Corporation's business is with customers located within Mercer County, New Jersey and contiguous counties. Accordingly, the ultimate collectibility of the loan portfolio and the recovery of the carrying amount of real estate are subject to changes in the region's real estate market. A portion of the total portfolio is secured by real estate. The principal areas of exposure are construction and development loans, which are primarily commercial and residential projects and commercial mortgage loans. Commercial mortgage loans are completed projects and are generally owner-occupied, creating cash flow.

     Changes in the allowance for loan losses are as follows:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                               1996           1995           1994
--------------------------------------------------------------------------------
Balance as of beginning
    of year                               $ 3,677        $ 2,912        $ 2,703
Loans charged off                            (399)          (209)          (206)
Recoveries of loans
    charged off                                39            109            110
--------------------------------------------------------------------------------
Net charge offs                              (360)          (100)           (96)
Provision charged
    to operations                           1,640            865            305
--------------------------------------------------------------------------------
Balance as of
    end of year                           $ 4,957        $ 3,677        $ 2,912
--------------------------------------------------------------------------------

     The detail of loans charged off is as follows:

                                             Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                               1996           1995           1994
--------------------------------------------------------------------------------
Commercial and
    agricultural                          $    --        $    --        $    47
Real estate loans
    -- mortgage                                72             26             51
Real estate loans
    -- construction                            75             30             25
Consumer loans                                252            153             83
--------------------------------------------------------------------------------
Total                                     $   399        $   209        $   206
--------------------------------------------------------------------------------


     Nonperforming assets include nonperforming loans and other real estate. The nonperforming loan category includes loans on which accrual of interest has been discontinued with subsequent interest payments credited to income as received and loans 90 days past due or greater on which interest is still accruing. Nonperforming loans as a percentage of total loans were 2.46% as of December 31, 1996 and 1.15% as of December 31, 1995.

     A summary of nonperforming assets is as follows:

                                                                  December 31,
--------------------------------------------------------------------------------
(in thousands)                                                 1996         1995
--------------------------------------------------------------------------------
Nonaccruing loans:
    Commercial and
        agricultural loans                                 $    961     $     --
    Real estate loans
        -- mortgage                                           1,451        1,395
    Real estate loans
        -- construction                                       4,659          142
    Consumer loans                                               12           30
--------------------------------------------------------------------------------
Total nonaccruing loans                                    $  7,083     $  1,567
--------------------------------------------------------------------------------
Restructured loan                                          $     --     $    612
--------------------------------------------------------------------------------
Past due 90 days or more:
    Real estate loans
       -- mortgage                                         $  1,014     $    588
    Consumer loans                                               43           52
--------------------------------------------------------------------------------
Total past due 90 days or more                                1,057          640
--------------------------------------------------------------------------------
Total nonperforming loans                                     8,140        2,819
Other real estate                                               395          625
--------------------------------------------------------------------------------
Total nonperforming assets                                 $  8,535     $  3,444
--------------------------------------------------------------------------------


     The Corporation adopted the provisions of SFAS No. 114 and SFAS No. 118 effective January 1, 1995. All loans receivable have been evaluated for collectibility under the provisions of these statements.

     The Corporation has defined the population of impaired loans to be all nonaccrual commercial loans. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, including residential mortgage and consumer loans, are specifically excluded from the impaired loan portfolio.

     The recorded investment in loans receivable for which an impairment has been recognized as of December 31, 1996 and 1995 was $6,827,000 and $1,291,000, respectively. The related allowance for loan losses on these loans as of December 31, 1996 and 1995 was $861,000 and $184,000, respectively. The average recorded investment in impaired loans during 1996 and 1995 was $2,548,000 and $1,322,000, respectively. There was no interest income recognized on impaired loans in 1996 or 1995.

     Additional income before income taxes amounting to approximately $351,000 in 1996, $143,000 in 1995, and $183,000 in 1994 would have been recognized if interest on all loans had been recorded based upon original contract terms.

     There was $9,858 of interest income recorded on the restructured loan during 1995. There are no restructured loans as of December 31, 1996.


5. BANK PREMISES AND EQUIPMENT

The following table represents comparative information for premises and equipment:


                                                                  December 31,
--------------------------------------------------------------------------------
(in thousands)                                                 1996         1995
--------------------------------------------------------------------------------
Land and improvements                                      $    528     $    524
Buildings and improvements                                    4,296        3,874
Furniture and equipment                                       5,128        3,496
--------------------------------------------------------------------------------
Total                                                         9,952        7,894
Less accumulated depreciation                                 4,534        3,868
--------------------------------------------------------------------------------
Bank premises
    and equipment, net                                     $  5,418     $  4,026
--------------------------------------------------------------------------------

6. DEPOSITS

Total deposits consist of the following:

                                                                  December 31,
--------------------------------------------------------------------------------
(in thousands)                                                 1996         1995
--------------------------------------------------------------------------------
Non-interest bearing
    demand deposits                                        $ 55,519     $ 46,682
Money market deposits                                        62,783       56,759
Savings deposits                                             71,574       70,731
Certificates of deposit
    of $100,000 and over                                     22,162       15,021
Other time deposits                                         152,407      113,779
--------------------------------------------------------------------------------
Total                                                      $364,445     $302,972
--------------------------------------------------------------------------------

A summary of certificates of deposit by maturity is as follows:

                                                                  December 31,
--------------------------------------------------------------------------------
                                                               1996         1995
--------------------------------------------------------------------------------
Within one year                                            $ 84,529     $ 73,602
One to two years                                             50,357       20,579
Two to three years                                           27,731       13,500
Three to four years                                           9,942       12,408
Four to five years                                            2,010        8,711
--------------------------------------------------------------------------------
Total                                                      $174,569     $128,800
--------------------------------------------------------------------------------

7. BORROWED FUNDS

Borrowed funds include securities sold under agreements to repurchase and FHLB advances. Other borrowed funds consist of Federal funds purchased and Treasury tax and loan deposits.

     The following table presents comparative data related to borrowed funds of the Corporation at and for the years ended December 31, 1996 and 1995.

                                                                 December 31,
--------------------------------------------------------------------------------
(in thousands)                                                1996         1995
--------------------------------------------------------------------------------
Securities sold under
    agreements to repurchase                              $ 64,185      $54,830
FHLB advances                                               20,813       10,000
Other                                                        1,341          391
--------------------------------------------------------------------------------
Total                                                     $ 86,339      $65,221
--------------------------------------------------------------------------------
Maximum amount outstanding
    at any month end                                      $105,577      $65,221
Average interest rate
    on year end balance                                       5.72%        6.01%
Average amount outstanding
    during the year                                       $ 87,065      $33,339
Average interest rate
    for the year                                              5.70%        6.18%
--------------------------------------------------------------------------------

     The following is a summary of securities sold under agreements to repurchase and their maturities as of December 31, 1996:

(in thousands)
--------------------------------------------------------------------------------
30 to 90 days                                                            $41,355
Over 90 days                                                              22,830
--------------------------------------------------------------------------------
Total                                                                    $64,185
--------------------------------------------------------------------------------

     The FHLB advances as of December 31, 1996, mature as follows:

(in thousands)
--------------------------------------------------------------------------------
Less than three months                                                   $10,000
Three to six months                                                        5,000
Over one year                                                              5,813
--------------------------------------------------------------------------------
Total                                                                    $20,813
--------------------------------------------------------------------------------


     Interest expense on borrowed funds is comprised of the following:

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
                                                     1996       1995       1994
--------------------------------------------------------------------------------
Securities sold under
    agreements to repurchase                      $ 3,792    $ 1,429    $    --
FHLB advances                                       1,116        576         --
Other                                                  59         54         95
--------------------------------------------------------------------------------
Total                                             $ 4,967    $ 2,059    $    95
--------------------------------------------------------------------------------


8. INCOME TAXES

Income taxes reflected in the consolidated financial statements for 1996, 1995, and 1994 are as follows:

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                       1996       1995       1994
--------------------------------------------------------------------------------
Statements of Income:
Federal:
    Current                                       $ 2,281    $ 1,881    $ 1,238
    Deferred                                         (521)      (400)      (129)
State:
    Current                                       $   560    $   253    $    34
    Deferred                                         (142)        88        (58)
--------------------------------------------------------------------------------
Total tax expense                                 $ 2,178    $ 1,822    $ 1,085
--------------------------------------------------------------------------------
Statements of Condition:
Deferred tax on securities
    available for sale                            $ (178)    $   798    $  (727)
--------------------------------------------------------------------------------

     Deferred income taxes for 1996, 1995, and 1994 reflect the impact of "temporary differences" between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws. Temporary differences which give rise to a significant portion of deferred tax assets and liabilities for 1996, 1995, and 1994 are as follows:

                                                            December 31,
--------------------------------------------------------------------------------
(in thousands)                                       1996       1995       1994
--------------------------------------------------------------------------------
Deferred tax assets:
Deferred loan fees                                $   170    $   119    $   141
Allowance for
    loan losses                                     1,686      1,174        838
Writedown of basis
    of O.R.E. properties                               36         36         46
Deferred income                                         1          1          5
Nonaccrual loans                                       40         40         59
Net state operating
    loss carryforward                                  --         --        124
Unrealized loss on
    securities available
    for sale                                          107         --        727
Deferred compensation                                 223        183         --
Other                                                  --         26         93
--------------------------------------------------------------------------------
Total deferred tax assets                         $ 2,263    $ 1,579    $ 2,033
--------------------------------------------------------------------------------
Valuation allowance                                   (78)       (78)       (78)
--------------------------------------------------------------------------------
Deferred tax liabilities:
Unrealized gain on
    securities available
    for sale                                           --        (71)        --
Unamortized discount
    accretion                                         (94)       (76)       (39)
Depreciation                                         (207)      (227)      (304)
--------------------------------------------------------------------------------
Net deferred tax assets                           $ 1,884    $ 1,127    $ 1,612
--------------------------------------------------------------------------------

     The Corporation has established the valuation allowance against certain temporary differences. The Corporation is not aware of any factors which would generate significant differences between taxable income and pre-tax accounting income in future years except for the effects of the reversal of current or future net deductible temporary differences. Management believes, based upon current information, that it is more likely than not that there will be sufficient taxable income through carryback to prior years to realize the net deferred tax asset. However, there can be no assurance regarding the level of earnings in the future.

     A reconciliation of the tax expense computed by multiplying pre-tax accounting income by the statutory Federal income tax rate of 34% is as follows:

                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                       1996       1995       1994
--------------------------------------------------------------------------------
Income tax expense
   at statutory rate                              $ 2,105    $ 1,776    $ 1,227
State income taxes, net
   of Federal benefit,
   before change in
   valuation reserve                                  276        226        151
Changes in taxes resulting from:
     Tax exempt interest                             (122)      (117)      (117)
     Tax exempt income                               (142)       (93)        --
     Non-deductible
      expenses                                         61         30         76
Change in Federal
    valuation reserve                                  --         --       (252)
--------------------------------------------------------------------------------
Total                                             $ 2,178    $ 1,822     $1,085
--------------------------------------------------------------------------------

9. BENEFIT PLANS

Retirement Savings Plan
The Corporation has a 401(K) plan which covers substantially all employees with one or more years of service. The plan permits all eligible employees to make basic contributions to the plan up to 12% of base compensation. Under the plan, the Corporation provided a matching contribution of 50% in 1996 and 25% in 1995 and 1994, up to 6% of base compensation. Employer contributions to the plan amounted to $83,000 in 1996, $36,000 in 1995, and $31,000 in 1994.

Postretirement Benefits
The Corporation provides additional postretirement benefits, namely life and health insurance, to retired employees over the age of 62 who have completed 15 years of service. The plan calls for retirees to contribute a portion of the cost of providing these benefits in relation to years of service.

     SFAS 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," requires an employer to recognize the cost of retiree health and life insurance benefits over the employees' period of service. The transition obligation is being amortized over a twenty year period.

     The periodic postretirement benefit cost under SFAS 106 was as follows:


                                                         Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1996     1995     1994
--------------------------------------------------------------------------------
Service cost                                              $ 79     $ 50     $ 46
Interest cost                                               83       68       47
Amortization of transition
    obligation                                              30       30       30
Amortization of
    actuarial loss                                          13       --       --
--------------------------------------------------------------------------------
Net postretirement cost                                   $205     $148     $123
--------------------------------------------------------------------------------


   The actuarial present value of benefit obligations was as follows:

                                                       Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                         1996       1995     1994
--------------------------------------------------------------------------------
Actuarial present value of benefit obligations:
Retirees                                            $   316    $   325    $ 143
Fully eligible active plan
    participants                                        320        299      212
Other active plan
    participants                                        701        582      274
--------------------------------------------------------------------------------
Accumulated postretirement
    benefit obligation                                1,337      1,206      629
Unrecognized transition
    obligation                                         (480)      (510)    (540)
Unrecognized actuarial
    (loss) gain                                        (337)      (350)     137
--------------------------------------------------------------------------------
Accrued postretirement
    benefit obligation                              $   520    $   346    $ 226
--------------------------------------------------------------------------------


     The assumed annual rate of future increases in per capita cost of health care benefits was 10% for 1996 and 11% for 1995. The rate was assumed to decline gradually to 5% in 2001 and remain at that level thereafter. Increasing the health care cost trend by 1% in each year would increase the accumulated postretirement benefit obligation by $349,000 and $300,000 and the service, interest and amortization costs by $49,000 and $29,000 in 1996 and 1995, respectively. The weighted average discount rate used in determining the accumulated benefit obligation was 7% in 1996 and 8.5% in 1995.

Stock Option Plan

In March 1988, the Stockholders approved an incentive stock option plan (employee plan) for the purpose of assisting the Corporation in attracting and retaining highly qualified persons as employees of the Corporation and to provide such key employees with incentives to contribute to the growth and development of the Corporation. In general, the plan allows the granting of up to 44,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors. In April 1994, the stock option plan was amended and approved by the Board of Directors to increase the maximum number of shares subject to grant to 164,000.

     Stock options vest during a period of up to five years after the date of grant. The status of the plan for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                      Options Outstanding
--------------------------------------------------------------------------------
                                                                          Price
                                                 Shares               Per Share
--------------------------------------------------------------------------------
Balance,
   December 31, 1993                             39,850         $3.10 - $  8.00
--------------------------------------------------------------------------------
Shares:
   Granted                                      122,480                 $  8.75
   Exercised                                      2,100                 $  3.10
--------------------------------------------------------------------------------
Balance,
   December 31, 1994                            160,230         $3.10 - $  8.75
--------------------------------------------------------------------------------
Shares:
   Granted                                        3,520                 $ 14.75
   Exercised                                     16,720         $3.10 - $ 14.75
   Expired                                        2,350         $8.00 - $  8.75
--------------------------------------------------------------------------------
Balance,
   December 31, 1995                            144,680         $8.00 - $ 14.75
--------------------------------------------------------------------------------
Shares:
   Exercised                                     57,339         $8.75 - $ 14.75
   Expired                                        2,811         $8.75 - $ 14.75
--------------------------------------------------------------------------------
Balance,
   December 31, 1996                             84,530         $8.00 - $ 14.75
--------------------------------------------------------------------------------
Shares exercisable as of
   December 31, 1996                             84,530         $8.00 - $ 14.75
--------------------------------------------------------------------------------


1994 Stock Option Plan

In April 1994, the Board of Directors approved a non-qualified stock option plan (director plan) for non-employee directors for the purpose of assisting the Corporation in attracting and retaining highly qualified persons as non-employee members of the Board of Directors and to provide such directors with incentives to contribute to the growth and development of the business of the Corporation. In general, the plan allows for the granting of up to 40,000 shares of the Corporation's common stock at an option price to be no less than the fair market value of the stock on the date such options are granted. The vesting schedule of the stock options is set by a committee appointed by the Board of Directors.

     The shares granted in 1994 under this plan, vested immediately. The status of the plan for the years ended December 31, 1996, 1995, and 1994 is as follows:

                                                      Options Outstanding
--------------------------------------------------------------------------------
                                                                          Price
                                                     Shares           Per Share
--------------------------------------------------------------------------------
Balance,
   December 31, 1994                                 32,000             $  8.75
--------------------------------------------------------------------------------
Shares:
   Exercised                                         10,943             $  8.75
   Expired                                            3,200             $  8.75
--------------------------------------------------------------------------------
Balance,
   December 31, 1995                                 17,857             $  8.75
--------------------------------------------------------------------------------
Shares:
   Granted                                            3,200             $ 15.75
   Exercised                                          6,543             $  8.75
   Expired                                              800             $  8.75
--------------------------------------------------------------------------------
Balance,
   December 31, 1996                                 13,714     $8.75 - $ 15.75
--------------------------------------------------------------------------------
Shares exercisable as of
   December 31, 1996                                 13,714     $8.75 - $ 15.75
--------------------------------------------------------------------------------


     As of December 31, 1996, there were 2,261 and 8,800 additional shares available for grant under the employee and director plans, respectively.

     As presented in the tables above, there were 3,200 options granted under the director plan in 1996 and 3,520 options granted under the employee plan in 1995. The per share weighted average fair value of stock options granted during 1996 and 1995 was $2.46 and $2.00, respectively, on the date of grant using the Black Scholes option pricing model with the following weighted average assumptions in 1996 and 1995: (1) an expected annual dividend of $0.45 and $0.38, respectively, (2) risk free interest rate of 5.2% and 5.1%, respectively, and expected life of approximately 1 year.

     The Corporation adopted the provisions of SFAS 123 for transactions entered into after December 15, 1995. Pro forma disclosures for options granted in 1996 and 1995 are required. The Corporation applies APB Opinion No. 25 in accounting for its plans and, accordingly, no compensation cost has been recognized for stock options in the consolidated financial statements.

Had the Corporation determined compensation cost based on the fair value at the grant date for its stock options under SFAS 123, the Corporation's 1996 and 1995 net income would have been reduced to the pro forma amounts indicated below:

(in thousands)                                          1996                1995
--------------------------------------------------------------------------------
Net income:
   As reported                                        $4,026              $3,403
   Pro forma                                           4,019               3,395
--------------------------------------------------------------------------------
Earnings per share:
Primary:
   As reported                                         $1.64              $ 1.61
   Pro forma                                            1.64                1.61
Fully diluted:
   As reported                                         $1.64              $ 1.60
   Pro forma                                            1.64                1.60
--------------------------------------------------------------------------------

Benefit Plans

     The Corporation has a salary continuation plan for three key executives and a director deferred compensation plan for five board members. The plans provide for yearly retirement benefits to be paid over a specified period. The present value of the benefits accrued under these plans as of December 31, 1996 and 1995 is approximately $226,000 and $110,000, respectively, and is included in other liabilities in the accompanying consolidated statements of condition. Compensation expense of approximately $120,000 and $100,000 is included in the accompanying consolidated statements of income for the years ended December 31, 1996 and 1995, respectively.

     In connection with the benefit plans, the Corporation has purchased life insurance policies on the lives of the executives and directors. The Corporation is the owner and beneficiary of the policies. The cash surrender values of the policies are approximately $5,560,000 and $5,020,000 as of December 31, 1996 and 1995, respectively, and are included in other assets in the accompanying consolidated statements of condition.

     The Corporation implemented an officer group term replacement plan for certain executives in 1996. This plan replaces group term life insurance for these executives. This plan is funded through life insurance policies purchased by the Corporation. This plan is a split dollar plan; therefore, the policy interests are divided between the bank and the employee. The death benefits over and above the cash surrender of the life insurance policy, if any, are endorsed to the beneficiary of the executive. The cash surrender value of the policies is approximately $2,990,000 as of December 31, 1996 and is included in other assets in the accompanying consolidated statements of condition.

10. COMMON STOCK

   On September 23, 1994, the Corporation completed its Rights Offering. This offering, available only to stockholders of record on August 8, 1994, raised $2,901,000, net of offering expenses. In connection with the 1993 private placement capital offering, the Corporation agreed, subject to limits on total ownership of common stock, to offer up to 21,000 shares to two accredited private investors ("Additional Units Offering"). On October 11, 1994 each private investor purchased the additional shares. The Corporation issued 401,492 units, from the Rights Offering and the Additional Units Offering, consisting of one share of common stock and one warrant to purchase one share of common stock. The proceeds from these offerings were $3,186,000, net of offering expenses.

     During 1996 and 1995, warrants totaling 16,940 and 83,849, respectively, were exercised with proceeds of $275,000 and $1,283,000, respectively. On June 13, 1996, all outstanding warrants from prior capital offerings expired.

     On June 14, 1995 the Corporation completed its underwritten public offering by issuing 690,000 shares of common stock. The proceeds from this offering were $7,918,000, net of offering expenses.

11. OTHER NON-INTEREST EXPENSE

     Other non-interest expense included the following:

                                                         Year ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                            1996     1995     1994
--------------------------------------------------------------------------------
FDIC insurance premium                                  $    1     $290     $464
O.R.E. expenses                                            163      166      306
Stationery and supplies                                    388      300      229
Computer services                                           83      285      270
Insurance (other)                                          102       93      119
Marketing                                                  522      479      415
Other                                                    1,976    1,715    1,377
--------------------------------------------------------------------------------
Total                                                   $3,235   $3,328   $3,180
--------------------------------------------------------------------------------

12. OTHER COMMITMENTS AND
    CONTINGENT LIABILITIES

     The Corporation enters into a variety of financial instruments with off-balance sheet risk in the normal course of business. These financial instruments include commitments to extend credit and letters of credit, both of which involve, to varying degrees, elements of risk in excess of the amount recognized in the consolidated financial statements.

     Credit risk, the risk that a counterparty of a particular financial instrument will fail to perform, is the contract amount of the commitments to extend credit and letters of credit. The credit risk associated with these financial instruments is essentially the same as that involved in extending loans to customers. Credit risk is managed by limiting the total amount of arrangements outstanding and by applying normal credit policies to all activities with credit risk. Collateral is obtained based on management's credit assessment of the customer.

     The contract amounts of off-balance sheet financial instruments as of December 31, 1996 and 1995 for commitments to extend credit were $56,071,000 and $63,531,000, respectively. For standby letters of credit, the contract amounts were $6,831,000 and $6,720,000, respectively.

   Many such commitments to extend credit may expire without being drawn upon, and therefore, the total commitment amounts do not necessarily represent future cash flow requirements.

   The Corporation maintains lines of credit with the FHLB and two of its correspondent banks. There were approximately $27,000,000 in lines of credit available as of December 31, 1996.

   The Corporation leases its banking offices in Ewing Township, East Windsor Township, Trenton and Hamilton Square. Total lease rental expense was $186,305, $103,002, and $42,678 for the years ended December 31, 1996, 1995, and 1994, respectively. Minimum rentals under the terms of these leases for years 1997 through 2001 are $222,922, $222,922, $224,602, $225,162, and $229,017,
respectively.

   The Corporation and the Bank are party, in the ordinary course of business, to litigation involving collection matters, contract claims and other miscellaneous causes of action arising from their business. Management does not consider that any such proceedings depart from usual routine litigation, and in its judgment, the Corporation's consolidated financial position or results of operations will not be affected materially by the final outcome of any pending legal proceedings.

13. REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

The Bank's actual capital amounts and ratios and capital adequacy requirements are presented in the table below.


                                                                                                 To be well
                                                                          For capital        capitalized under
                                                                           adequacy          prompt corrective
                                                   Actual                  purposes          action provision
---------------------------------------------------------------------------------------------------------------
(amounts in thousands)                      Amount     Ratio         Amount    Ratio         Amount    Ratio
---------------------------------------------------------------------------------------------------------------
As of December 31, 1996:
   Total capital (to risk-weighted assets) $ 39,304     11.4%       $27,521      8.0%       $34,401     10.0%
   Tier I capital (to risk-weighted assets)  34,996     10.2         13,761      4.0         20,641      6.0
   Tier I capital (to average assets)        34,996      7.8         17,940      4.0         22,425      5.0
As of December 31, 1995:
   Total capital (to risk-weighted assets)   34,498     13.2         20,914      8.0         26,142     10.0
   Tier I capital (to risk-weighted assets)  31,230     12.0         10,457      4.0         15,685      6.0
   Tier I capital (to average assets)        31,230      9.1         13,776      4.0         17,219      5.0

     Permission from the Comptroller of the Currency is required if the total of dividends declared in a calendar year exceeds the total of the Bank's net profits, as defined by the Comptroller, for that year, combined with its retained net profits of the two preceding years. The retained net profits of the Bank available for dividends are approximately $5,651,000 as of December 31, 1996.

     On December 19, 1991, the Federal Deposit Insurance Corporation Improvement Act of 1991 (the "FDIC Improvement Act") became law. While the FDIC Improvement Act primarily addresses additional sources of funding for the Bank Insurance Fund, which insures the deposits of commercial banks and saving banks, it also imposes a number of new mandatory supervisory measures on savings associations and banks.

   The FDIC Improvement Act requires financial institutions to take certain actions relating to their internal operations, including: providing annual reports on financial condition and management to the appropriate federal banking regulators, having an annual independent audit of financial statements performed by an independent public accountant and establishing an independent audit committee composed solely of outside directors. The FDIC Improvement Act also imposes certain operational and managerial standards on financial institutions relating to internal controls, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following fair value estimates, methods and assumptions were used to measure the fair value of each class of financial instruments for which it is practical to estimate that value:

Cash and Cash Equivalents:

For such short-term investments, the carrying amount was considered to be a reasonable estimate of fair value.

Securities and Mortgage-backed Securities:

The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer-term investments and mortgage-backed securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

Loans:

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.

     The fair value of performing loans, except residential mortgage loans, is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

     Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities:

The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits, savings, and NOW accounts, and money market and checking accounts, is considered to be equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

Borrowed Funds:

For securities sold under agreements to repurchase fair value was based on rates currently available to the Corporation for agreements with similar terms and remaining maturities. For other borrowed funds, the carrying amount was considered to be a reasonable estimate of fair values.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                               December 31, 1996
--------------------------------------------------------------------------------
                                                           Carrying         Fair
(in thousands)                                                Value        Value
--------------------------------------------------------------------------------
Financial Assets:
    Cash and cash
     equivalents                                            $17,150      $17,150
    Interest bearing
     deposits                                                 1,357        1,357
    Securities available for
     sale                                                    93,671       93,671
    Investment securities                                    31,296       30,878
    Loans                                                   326,280      333,502
Financial Liabilities:
    Deposits                                                364,445      365,976
    Borrowed funds                                           86,339       86,042
--------------------------------------------------------------------------------


                                                               December 31, 1995
--------------------------------------------------------------------------------
                                                           Carrying         Fair
(in thousands)                                                Value        Value
--------------------------------------------------------------------------------
Financial Assets:
    Cash and cash
     equivalents                                            $12,835      $12,835
    Interest bearing
     deposits                                                 1,033        1,033
    Securities available for
     sale                                                    98,469       98,469
    Investment securities                                    35,384       35,037
    Loans                                                   241,377      249,848
Financial Liabilities:
    Deposits                                                302,972      304,039
    Borrowed funds                                           65,221       64,333
--------------------------------------------------------------------------------


   The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, and as the fair value for these financial instruments was not material, these disclosures are not included above.

Limitations:

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Corporation's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Corporation's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include the deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in many of the estimates.

15. PARENT CORPORATION INFORMATION

The condensed financial statements of the parent company only are presented below:

YARDVILLE NATIONAL BANCORP
(Parent Corporation)

Condensed Statements of Condition
                                                                 December 31,
--------------------------------------------------------------------------------
(in thousands)                                                 1996         1995
--------------------------------------------------------------------------------

Assets:
    Cash                                                    $   316      $   342
    Investment in subsidiary                                 34,835       31,336
    Other assets                                                 79           39
--------------------------------------------------------------------------------
     Total Assets                                           $35,230      $31,717
--------------------------------------------------------------------------------
Stockholders' Equity                                        $35,230      $31,717
--------------------------------------------------------------------------------


Condensed Statements of Income
                                                       Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                       1996       1995       1994
--------------------------------------------------------------------------------
Operating Income:
    Dividends from
       subsidiary                                  $1,083       $843       $580
--------------------------------------------------------------------------------
     Total Operating
        Income                                      1,083        843        580
--------------------------------------------------------------------------------
Operating Expense:
    Other expense                                     114        115         11
--------------------------------------------------------------------------------
Total Operating Expense                               114        115         11
--------------------------------------------------------------------------------
Income before income
    taxes and equity in
    undistributed income
    of subsidiary                                     969        728        569
Federal income tax
    benefit                                           (40)       (41)        (3)
--------------------------------------------------------------------------------
Income before equity in
    undistributed income
    of subsidiary                                   1,009        769        572
Equity in undistributed
    income of subsidiary                            3,017      2,634      1,951
--------------------------------------------------------------------------------
     Net Income                                    $4,026     $3,403     $2,523
--------------------------------------------------------------------------------





Condensed Statements of Cash Flows
                                                     Year Ended December 31,
--------------------------------------------------------------------------------
(in thousands)                                     1996        1995        1994
--------------------------------------------------------------------------------
Cash Flows from
    Operating Activities:
Net Income                                      $ 4,026     $ 3,403     $ 2,523
Adjustments:
    (Decrease) increase
     in other assets                                (40)        (36)         96
    Equity in undistributed
     income of subsidiary                        (3,017)     (2,634)     (1,951)
    Decrease in
     other liabilities                               --          (1)         (5)
--------------------------------------------------------------------------------
Net Cash Provided by
    Operating Activities                            969         732         663
--------------------------------------------------------------------------------
Cash flows from investing activities:
    Investing in subsidiary                        (749)     (9,650)     (2,902)
--------------------------------------------------------------------------------
Net Cash Used by
    Investing Activities                           (749)     (9,650)     (2,902)
--------------------------------------------------------------------------------
Cash flows from financing
     activities:
     Proceeds from shares
      issued                                        837       9,403       3,192
     Dividends paid                              (1,083)       (738)       (380)
--------------------------------------------------------------------------------
Net Cash (Used) Provided by
    Financing Activities                           (246)      8,665       2,812
--------------------------------------------------------------------------------
Net (decrease) increase
    in cash                                         (26)       (253)        573
Cash as of beginning of year                        342         595          22
--------------------------------------------------------------------------------
Cash as of End of Year                          $   316     $   342     $   595
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS AND STOCKHOLDERS
YARDVILLE NATIONAL BANCORP:

     We have audited the accompanying consolidated statements of condition of Yardville National Bancorp and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Yardville National Bancorp and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.



/s/  KPMG Peat Marwick LLP
-------------------------------

Princeton, New Jersey
January 31, 1997

                                                               OFFICERS
                                                               -----------------
Yardville National Bancorp

President and Chief Executive Officer
Patrick M. Ryan

Secretary and Treasurer
Stephen F. Carman

Assistant Secretary and Treasurer
Diane H. Polyak

Yardville National Bank

President and Chief Executive Officer
Patrick M. Ryan

Executive Vice President,
Chief Financial Officer and Cashier
Stephen F. Carman

First Senior Vice President/Senior Loan Officer
James F. Doran

First Senior Vice President/Credit Administration
Mary C. O'Donnell

Senior Vice President and Controller
Richard A. Kauffman

Senior Vice President and Bank Administrator
Frank Durand III

Senior Vice President/Commercial Loans
Sarah J.Strout

Vice Presidents
Maida H. Bell
James T. Brotherton
Vincent P. Ditta
Elmer C. Fawcett
Kathleen A. Fone
Nancy C. German
Maurice F. Lippincott
Sandra R. Malanga
Thomas A. McBain
Nina D. Melker
Thomas L. Nash
Diane H. Polyak
Jane M. Trout
Susan M.Valentino

Assistant Vice Presidents
Shawn Chase-Merritt
Scott W. Civil
Nancy J. Collar
Sandra A. Gray
Dale K. Inman
Anne S. Marsilio
Debra L. Mincarelli
Leslie Rita
Christine A. Secrist
Joan M. Tarr

Assistant Cashiers
Sharon E. Bokma
June A. Haney
Fay Horrocks
Peggy A. Iucolino
Linda A. Kelly
Kathleen M. Kirkham
Patricia D. Majeski
Dawn L. Melker
Barbara G. Morgan
Michael J. Pelosci
Joseph H. Robotin
Elizabeth A. Salvatore
Flora B. Shiarappa

BOARD OF DIRECTORS
------------------


Yardville National Bancorp
Jay G. Destribats, Chairman of the Board

John C. Stewart, Vice Chairman*

Patrick M. Ryan, President and C.E.O.

C. West Ayres
Elbert G. Basolis, Jr.
Lorraine Buklad
Anthony M. Giampetro, M.D., F.C.C.P.
Gilbert W. Lugossy
Weldon J. McDaniel, Jr.
William J. Steiner, Jr.*+
F. Kevin Tylus

Edward M. Hendrickson, Director Emeritus +


* Director Emeritus as of March 1997
+ Deceased as of March 1997



Yardville National Bank

Jay G. Destribats, Chairman of the Board

John C. Stewart, Vice Chairman*

Patrick M. Ryan, President and C.E.O.

C. West Ayres
Elbert G. Basolis, Jr.
Lorraine Buklad
Anthony M. Giampetro, M.D., F.C.C.P.
Gilbert W. Lugossy
Weldon J. McDaniel, Jr.
William J. Steiner, Jr.*+
F. Kevin Tylus

Edward M. Hendrickson, Director Emeritus +


* Director Emeritus as of March 1997
+ Deceased as of March 1997



ADVISORY BOARD
--------------



William C. Broderick
W. Michael Bryant
Nancy S. Ellis
William G. Engel
Daniel J. Graziano, Esq.
Sidney L. Hofing ++
James J. Kelly ++
John J. Klein III
Richard J. Klockner
Nancy J. Knight


Eugene P. Marfuggi
George S. Martin
Louis R. Matlack, Ph.D. ++
Robert E. Mule
Joyce H. Rainear
Marvin A. Rosen
N. Gerald Sapnar
Ronald K. Vernon
Robert L. Workman
Harold N. Zeltt


++ On the proxy ballot for nomination to Director

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q
(Mark One)
 (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the quarterly period ended June 30, 1997


 ( )     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934
         For transition period from            to

                  Commission File Number:  0-26086


                         YARDVILLE NATIONAL BANCORP
          ------------------------------------------------------
          (Exact name of registrant as specified in its charter)


                  NEW JERSEY                           22-2670267
        -------------------------------            ------------------
        (State or other jurisdiction of            (I.R.S. Employer
         incorporation or organization)            Identification No.)


         3111 Quakerbridge Road, Mercerville, New Jersey     08619
        -------------------------------------------------------------
        (Address of principal executive offices)           (Zip Code)


                                 (609) 585-5100
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed from last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes(X) No( )

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of August 1, 1997

        Common Stock,  no par value                2,473,934
        ---------------------------       ----------------------------
                   Class                  Number of shares outstanding

                                      INDEX


                    YARDVILLE NATIONAL BANCORP AND SUBSIDIARY



PART I  FINANCIAL INFORMATION                         PAGE NO.
-----------------------------                         --------


Item 1. Financial Statements

        Consolidated Statements of Condition
        June 30, 1997 and December 31, 1996              3

        Consolidated Statements of Income
        Three months and six months ended
        June 30, 1997 and 1996                           4

        Consolidated Statements of Cash Flows
        Six months ended June 30, 1997
        and 1996                                         5

        Notes to Consolidated Financial Statements       6-7


Item 2. Management's Discussion and Analysis of
        Financial Condition and Results of Operations   8-15



PART II OTHER INFORMATION
-------------------------

Item 6. Exhibits and Reports on Form 8-K                 16

SIGNATURES                                               17

Item 10.1 1988 Stock Option Plan                         19


Exhibit 27.1  Financial Data Schedule                    27

                    Yardville National Bancorp and Subsidiary
                      Consolidated Statements of Condition
                                   (unaudited)

                                                          June 30,  December 31,
(in thousands, except share data)                           1997        1996
                                                          --------  ------------
ASSETS:
Cash and due from banks                                   $ 19,119    $ 13,110
Federal funds sold                                           1,250       4,040
Cash and Cash Equivalents                                   20,369      17,150
Interest bearing deposits                                      873       1,357

Securities available for sale                              106,002      93,671
Investment securities (market value of $28,732 in 1997
   and $30,878 in 1996)                                     29,105      31,296
Loans                                                      352,941     331,237
   Less: Allowance for loan losses                          (5,284)     (4,957)
   Loans, net                                              347,657     326,280
Bank premises and equipment, net                             5,307       5,418
Other real estate                                              873         395
Other assets                                                15,534      14,978
   Total Assets                                           $525,720    $490,545

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits
   Non-interest bearing                                   $ 59,154    $ 55,519
   Interest bearing                                        355,676     308,926
   Total Deposits                                          414,830     364,445
Borrowed funds
   Securities sold under agreements to repurchase           50,020      64,185
   Other                                                    18,119      22,154
   Total Borrowed Funds                                     68,139      86,339
Other liabilities                                            5,122       4,531
   Total Liabilities                                      $488,091    $455,315

Stockholders' equity
   Preferred stock:  no par value
        Authorized 1,000,000 shares, none issued
   Common stock: no par value
        Authorized 6,000,000 shares
        Issued and outstanding 2,472,954 shares in 1997
            and 2,430,414 shares in 1996                    17,625      17,246
   Surplus                                                   2,205       2,205
   Undivided Profits                                        17,818      15,940
   Unrealized loss - securities available for sale             (19)       (161)
      Total Stockholders' Equity                            37,629      35,230
      Total Liabilities and Stockholders' Equity          $525,720    $490,545

    See accompanying Notes to Unaudited Consolidated Financial Statements.

                    Yardville National Bancorp and Subsidiary
                        Consolidated Statements of Income
                                   (unaudited)

                                                                     Three Months Ended          Six Months Ended
                                                                          June 30,                   June 30,
                                                                    --------------------       --------------------
(in thousands, except per share amounts)                             1997         1996          1997         1996
                                                                    -------      -------       -------      -------
Interest Income:
Interest and fees on loans                                          $ 7,751      $ 6,191       $15,096      $12,078
Interest on deposits with banks                                          16           32            32           66
Interest on securities available for sale                             1,760        1,608         3,329        3,011
Interest on investment securities:
    Taxable                                                             329          395           671          805
    Exempt from Federal income tax                                      100           97           202          193
Interest on Federal funds sold                                           72           29           236           86
    Total Interest Income                                            10,028        8,352        19,566       16,239
Interest Expense:
Interest on savings account deposits                                  1,288          990         2,518        1,962
Interest on certificates of deposit of $100,000 or more                 339          190           644          393
Interest on other time deposits                                       2,414        1,631         4,642        3,248
Interest on borrowed funds                                            1,059        1,281         2,216        2,256
     Total Interest Expense                                           5,100        4,092        10,020        7,859
     Net Interest Income                                              4,928        4,260         9,546        8,380
Less provision for loan losses                                          300          450           575          715
     Net Interest Income After Provision for Loan Losses              4,628        3,810         8,971        7,665

Non-Interest Income:
Service charges on deposit accounts                                     287          294           570          584
Gains on sales of mortgages, net                                          9           --             9           --
Security gains (losses), net                                              7          (25)            7          (46)
Other non-interest income                                               331          256           654          497
     Total Non-Interest Income                                          634          525         1,240        1,035

Non-Interest Expense:
Salaries and employee benefits                                        1,852        1,619         3,669        3,200
Occupancy expense, net                                                  241          225           475          445
Equipment                                                               278          180           528          357
Other non-interest expense                                              959          773         1,737        1,613
     Total Non-Interest Expense                                       3,330        2,797         6,409        5,615
Income before income tax expense                                      1,932        1,538         3,802        3,085
Income tax expense                                                      677          547         1,335        1,102
     Net Income                                                     $ 1,255      $   991       $ 2,467      $ 1,983
Earnings Per Share:
Primary                                                             $  0.50      $  0.41       $  0.99      $  0.81
Fully diluted                                                       $  0.50      $  0.41       $  0.99      $  0.81
Weighted average shares outstanding                                   2,503        2,422         2,492        2,389

      See Accompanying Notes to Unaudited Consolidated Financial Statements.

                    Yardville National Bancorp and Subsidiary
                      Consolidated Statements of Cash Flows
                                   (unaudited)

                                                                   Six months ended
                                                                        June 30,
                                                                -----------------------
(in thousands)                                                    1997           1996
                                                                --------       --------
Cash Flows from Operating Activities:
Net Income                                                      $  2,467       $  1,983
Adjustments:
    Provision for Loan Losses                                        575            715
    Depreciation                                                     420            346
    Amortization and accretion                                       216            309
    (Gain) loss on sale of securities available for sale              (7)            46
    Writedown of other real estate                                     8             35
    Increase in other assets                                        (651)        (4,268)
    Increase in other liabilities                                    591            246
                                                                   1,153         (2,571)
      Net Cash Provided by Operating Activities                    3,619           (588)
Cash Flows from Investing Activities:
    Net (increase) decrease in interest bearing deposits             484         (2,324)
    Proceeds from maturities and paydowns of
        investment securities                                      2,113          2,004
    Purchase of securities available for sale                    (25,970)       (56,346)
    Proceeds from sale of securities available for sale            2,011         28,181
    Purchase of investment securities                                 --           (453)
    Maturities, calls & paydowns of securities
       available for sale                                         11,734         16,061
    Net increase in loans                                        (22,438)       (41,121)
    Expenditures for bank premises and equipment                    (309)        (1,712)
    Proceeds from sale of O.R.E                                       --            141
      Net Cash Used by Investing Activities                      (32,375)       (55,569)
Cash Flows from Financing Activities:
    Net increase in non-interest bearing
        demand, money market, and saving deposits                 28,755          9,893
    Net increase in certificates of deposit                       21,630          4,193
    Net increase in borrowed funds                               (18,200)        40,356
    Proceeds from issuance of common stock                           379            821
    Dividends paid                                                  (589)          (525)
      Net Cash Provided by Financing Activities                   31,975         54,738
      Net increase (decrease) in cash and cash equivalents         3,219         (1,419)
      Cash and cash equivalents at beginning of period            17,150         12,835
Cash and Cash Equivalents at End of Period                      $ 20,369       $ 11,416
Supplemental Disclosure of Cash Flow Information:
      Cash paid during the period for:
        Interest expense                                        $  9,131       $  7,709
        Income taxes                                               2,301          1,555

See Accompanying Notes to Unaudited Consolidated Financial Statements.

Supplemental Schedule of Non-cash Financing Activities: During the six month period ended June 30, 1997 the Corporation transferred $486,000, net of charge offs, from loans to other real estate.

                    Yardville National Bancorp and Subsidiary

                   Notes to Consolidated Financial Statements

                         Six Months Ended June 30, 1997

                                   (Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Financial Statement Presentation

     The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

     The consolidated financial data as of and for the six months ended June 30, 1997 and 1996 includes, in the opinion of management, all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of such periods. The consolidated financial data for the interim periods presented is not necessarily indicative of the results of operations that might be expected for the entire year ending December 31, 1997.

     Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties.

Consolidation

     The consolidated financial statements include the accounts of Yardville National Bancorp (the "Corporation") and its sole subsidiary, the Yardville National Bank (the "Bank") and Yardville's wholly owned subsidiaries, The Yardville National Investment Corporation, Brenden, Inc., a subsidiary of the Bank utilized for the control and disposal of other real estate properties and the YNB Real Estate Holding Company, a subsidiary of the Bank utilized to hold Bank branch properties. All significant intercompany accounts and transactions have been eliminated.

Allowance for Loan Losses

For financial reporting purposes, the provision for loan losses charged to operating expense is determined by management and is based upon a periodic review of the loan portfolio, past experience, the economy, and other factors that may affect the borrower's ability to repay the loan. This provision is based on management's estimates, and actual losses may vary from these estimates. These estimates are reviewed and, as adjustments become necessary, they are reported in the periods in which they become known. Management believes that the allowance for losses on loans is adequate. While management uses available information to recognize losses on loans and other real estate, future additions to the allowance may be necessary based on changes in economic conditions, particularly in New Jersey. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans and the valuation of other real estate. Such agencies may require the Bank to recognize additions to the allowance or adjustments to the carrying value of other real estate based on their judgments about information available to them at the time of their examination.

                   YARDVILLE NATIONAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This financial review presents Management's discussion and analysis of financial condition and results of operations. It should be read in conjunction with the consolidated financial statements and the accompanying notes. The term "Yardville" as used herein refers to the Company together with its sole subsidiary, the Bank.

FINANCIAL CONDITION

Assets

Total consolidated assets at June 30, 1997 totaled $525,720,000 an increase of $35,175,000 or 7.2%, compared to $490,545,000 at December 31, 1996. The growth in Yardville's asset base during the first six months of 1997 was primarily due to an increase in loans and securities. The increase in loans was the product of a strategy to improve profitability of the organization through relationship banking and the continued consolidation in Yardville's marketplace, which has solidified Yardville's competitive position in the small and middle markets. Yardville's asset base includes investments of approximately $57,100,000 purchased utilizing repurchase agreements and time deposits (Investment Growth Strategy) at June 30, 1997, an increase of $6,000,000 compared to approximately $51,000,000 at December 31, 1996. The primary goals of the growth strategy are to improve return on equity and earnings per share.

Securities

Total securities increased by $10,140,000 or 8.1% to $135,107,000 as of June 30, 1997 compared to year end 1996. The growth in the securities portfolio in the first half of 1997 was due to the purchase of short term treasuries and government agency bonds to enhance short-term liquidity and the increase in the investment growth strategy offset by principal paydowns on mortgage-backed securities.

At June 30, 1997, the amortized cost of investment securities classified as held to maturity was $29,105,000 compared to $31,296,000 at December 31, 1996, a decrease of $2,191,000 or 7.0%.

Net unrealized losses as of June 30, 1997 in Yardville's available for sale securities portfolio were $31,000. Net unrealized losses, net of tax effect of $19,000, were reported as a reduction of stockholders' equity at June 30, 1997. The available for sale portfolio, except those securities purchased utilizing repurchase agreements, provides a secondary source of liquidity.

Federal Funds

At June 30, 1997 Federal funds sold totaled $1,250,000, a decrease of $2,790,000 as compared to $4,040,000 at December 31, 1996. While management continues to focus on maintaining adequate short term liquidity levels, federal funds will fluctuate due to other liquidity demands.

Loans

Total loans, net of unearned discounts, increased by $21,704,000 or 6.6%, to $352,941,000 at June 30, 1997 compared to $331,237,000 at year end 1996.
Yardville's loan portfolio represented 67.1% of assets at June 30, 1997 compared to 67.5% of assets at December 31, 1996.

Yardville's lending focus continues to be centered on commercial loans, owner-occupied commercial mortgage loans and tenanted commercial real estate loans. Yardville showed continued growth throughout its loan portfolio for the six months ended June 30, 1997 as a result of management's emphasis on customer relationships and opportunities associated with the continued consolidation of the banking industry in Yardville's markets.

On a component basis, for the six month period ended June 30, 1997, commercial loan balances increased $14,109,000 or 22.2%. Real estate-construction and real estate-residential mortgage loan balances increased $4,189,000 and $1,280,000 respectively, or 16.1% and 1.5% respectively. Real estate-commercial mortgage loan balances decreased $305,000 or 0.3% due to increased competition.

Liabilities

Yardville's deposit base is the principal source of funds supporting interest earning assets. Total deposits amounted to $414,830,000 at June 30, 1997 compared to $364,445,000 at December 31, 1996, an increase of $50,385,000 or 13.8%. Yardville was successful in bidding for Mercer County Surrogate's deposits which netted Yardville $15,000,000 in deposits in early January 1997.

Growth in Yardville's deposit base continues in higher yielding certificates of deposit (CD's) and premium money market accounts, both higher cost funding sources. Average interest bearing deposits including CD's of $100,000 or more, increased $66,333,000 or 23.9% to total $343,303,000 for the six month period ended June 30, 1997 as compared to $276,970,000 for the year ended December 31, 1996. Of the total increase, average time deposits grew $43,084,000 for the comparable periods. Time deposits were competitively priced to reduce levels of borrowed funds. Average non-interest bearing deposits have increased 9.2% for the six month period ended June 30, 1997 compared to the year ended December 31, 1996. At June 30, 1997 interest bearing and non-interest bearing deposits totaled $355,676,000 and $59,154,000, respectively.


Borrowed funds totaled $68,139,000 at June 30, 1997 compared to $86,339,000 at December 31, 1996. The decrease of $18,200,000 or 21.1% in the first six months of 1997 was principally due to the repayment of repurchase agreements. Securities sold under agreements to repurchase decreased $14,165,000 or 22.1% to $50,020,000 compared to $64,185,000 at December 31, 1996. Federal Home Loan Bank advances are being utilized to strengthen short-term liquidity and support core deposits in funding balance sheet growth. At June 30, 1997 Yardville has $15,000,000 outstanding in FHLB advances. $10,000,000 of these advances will mature on July 30, 1997 and the remaining $5,000,000 will mature in November of 1998.

Yardville has the availability to borrow up to $24,500,000 from the FHLB through its line of credit program. In addition, the bank is eligible to borrow up to

30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements and individual advance proposals based on FHLB credit standards. Yardville also has the ability to borrow at the Federal Reserve discount window along with agreements to use two unsecured federal funds lines of credit with two of its correspondent banks for daily funding needs. Management's strategy, however, is to further build the bank's core deposit base to fund asset growth. Borrowed funds will be utilized to meet short term liquidity needs and as an additional source of funding for the loan and investment portfolios.

Capital

Total stockholders' equity of $37,629,000 at June 30, 1997 increased $2,399,000 or 6.8% from $35,230,000 at December 31, 1996. This increase resulted from the following factors during the six months ended June 30, 1997 (i) earnings of $2,467,000 (less dividend payments of $589,000) and a decrease of $142,000 in the unrealized loss on securities available for sale, net of income tax effect.
(ii) proceeds of $379,000 from exercised options.

Yardville's leverage ratio was 7.3% at June 30, 1997 compared to 7.8% at December 31, 1996. At June 30, 1997 tier I and total tier I and II capital to risk weighted assets were 10.1% and 11.4%, respectively. The risk based capital levels at year end 1996 were 10.2% and 11.4% for tier I and total risk based capital, respectively.

The minimum regulatory requirements require financial institutions to have a tier I leverage ratio of 4.0%, a tier I risk-based ratio of 4.0% and a total tier I and tier II ratio of 8.0%. A bank is considered "well capitalized" if it has a minimum Tier 1 and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%.

Credit Risk

At June 30, 1997, nonperforming loans, consisting of loans 90 days or more past due, and nonaccruing loans totaled $7,630,000 compared to $8,140,000 at December 31, 1996. Other real estate owned at June 30, 1997 totaled $873,000 compared to $395,000 at December 31, 1996.

Total nonperforming assets decreased $32,000 or 0.4% to $8,503,000 at June 30, 1997 compared to $8,535,000 at year end 1996. Nonperforming assets as a percentage of total assets were 1.62% at June 30, 1997. Yardville continues to actively manage nonperforming assets with the goal of reducing these assets in relation to the entire portfolio. Where possible, existing loan relationships are being restructured in an effort to return these loans to a performing status.

The allowance for loan losses increased to $5,284,000 and remained at 1.50% of total loans at June 30, 1997 compared to $4,957,000, or 1.50% of total loans, at year end 1996. The provision for loan losses through June 30, 1997 was $575,000. Yardville had net loan charge-offs of $248,000 for the six months ended June 30, 1997. At June 30, 1997 the allowance for loan losses covered 69.3% of nonperforming loans and 62.1% of nonperforming assets. The allowance for loan losses, in management's judgment, is adequate to provide for potential losses.

RESULTS OF OPERATIONS

Net Income

Yardville reported net income of $2,467,000 for the six months ended June 30, 1997, an increase of $484,000 or 24.4%, from net income of $1,983,000 reported for the same time period in 1996. The increase in net income for the comparable periods is attributable to an increase in net interest income, and to a lesser extent, non-interest income, partially offset by an increase in non-interest expenses. On a per share basis, the net income was $0.99 for the first six months of 1997 compared to $0.81 for the first six months of 1996. The increase in earnings per share is due primarily to the increase in net income during the first six months of 1997 compared to the same time period in 1996.

On a quarterly basis, the income for the second quarter of 1997 was $1,255,000 or $0.50 per share, compared with $991,000 or $0.41 per share for the same quarter a year ago. The increase in net income and net income per share for the quarterly comparison are for the same reasons discussed above.

Net Interest Income

Yardville's net interest income for the six months ended June 30, 1997 was $9,546,000, an increase of $1,166,000 or 13.9% over the $8,380,000 for the comparable 1996 period. The principal factors contributing to the increase in net interest income for the six months ended June 30, 1997 was an increase in interest income of $3,327,000 resulting principally from an increase in commercial loan volume, offset by an increase in interest expense of $2,161,000 due to increases in the volume of interest bearing deposits.

The net interest margin (tax equivalent basis) between yields on average interest earning assets and costs of average funding sources was 3.99% at June 30, 1997 compared to 4.22% at June 30, 1996. The principal reason for the decrease in the net interest margin was higher costs on interest bearing liabilities.


The management strategy continuing through 1997 is to increase net interest income by purchasing investments using repurchase agreements or other funding sources. At June 30, 1997 approximately $57,100,000 was being utilized for this purpose. The targeted spread on this strategy is 75 basis points after tax. This strategy, while successful in increasing net interest income, has had a negative impact on the net interest margin. Increased loan pricing competition and the subsequent decrease in loan yields also accounted, in part, for the reduction in the net interest margin of 23 basis points for the comparable periods.


On a quarterly comparison, net interest income was $4,928,000 for the second quarter of 1997, an increase of $668,000 or 15.7% from net interest income of $4,260,000 for the second quarter of 1996. The 1997 increase was the result of an increase in average earning assets of $73,967,000 combined with a decrease of $19,066,000 in average borrowed funds offset by an increase of $87,606,000 in average interest bearing deposits compared to the second quarter of 1996.

Interest Income

For the six month period ended June 30, 1997 total interest income of $19,566,000 increased $3,327,000 or 20.5% as compared to $16,239,000 reported for the same period a year earlier. On a quarterly comparison, the second quarter of 1997 experienced an increase of $1,676,000 or 20.1% in total interest income compared to the same period a year earlier. The increase in interest income is due primarily to the higher volume of average loan assets. Average loans increased $76,972,000 or 29.0% for the six months ended June 30, 1997 compared to the same 1996 period. The average yield on the loan portfolio decreased 28 basis points for the comparable period in a lower rate competitive marketplace.

Interest income on securities increased $193,000 or 4.8%, for the first six months of 1997, due to a 22 basis point increase in average yield and an increase of $1,464,000 in average balances for the six months ended June 30, 1997 as compared to the same period a year earlier. On a quarterly comparison interest on securities increased 4.2% primarily as a result of a 27 basis point increase in average yield. Interest on Federal Funds sold increased $150,000 for the six month period ended June 30, 1997 due to increases in average balances of $5,803,000 combined with a decrease in the average yields of 12 basis points.

Overall, the yield on Yardville's interest earning assets decreased 1 basis point to 8.06% for the period ended June 30, 1997 from 8.07% for the period ended June 30, 1996 for the combined reasons discussed above.

Interest Expense

Total interest expense increased $2,161,000 or 27.5% to $10,020,000 for the six months ended June 30, 1997 compared to $7,859,000 reported for the six months ended June 30, 1996. The increase in interest expense for the comparable time periods is the result of a larger deposit base, and higher market interest rates. Deposit products continue to be competitively priced to increase the bank's deposit base and provide a source of funds for asset growth.

Average interest bearing liabilities amounted to $420,437,000 for the six months ended June 30, 1997 compared to $341,499,000 for the six months ended June 30, 1996. The average rate paid on interest bearing liabilities increased 17 basis points for the time period discussed. Increases in deposit account relationships are attributable in part to increased commercial loan activity, community presence, ongoing consolidation within the banking industry and the impact of new branches opened during 1996 that now have established deposit relationships with the bank. Average time deposits, a higher cost funding source, increased $55,741,000 or 42.6% for the first six months of 1997 compared to the first six months of 1996.

For the second quarter of 1997, total interest expense increased $1,008,000 or 24.6% as compared to the second quarter of a year earlier. The increase in interest expense for the comparable quarters is due primarily to higher levels of average time deposits.

Interest expense on borrowed funds decreased during both the quarterly and year-to-date periods when comparing 1997 to 1996. For the year-to-date comparison interest expense decreased $40,000. For the three months ended June 30, 1997 interest on borrowed funds decreased $222,000 or 17.3% primarily as a result of lower average balances. Repurchase agreements were repaid during the period to reduce borrowed funds.

Provision For Loan Losses

Yardville provides for possible loan losses by a charge to current operations. The provision for loan losses for the six months and three months ended June 30, 1997 was $575,000 and $300,000, respectively compared to $715,000 and $450,000, respectively for the six months and three months ended June 30, 1996. The year-to-date and quarterly 1997 provisions reflect management's continuing analysis of the loan portfolio and non-performing assets. Management believes that the allowance for loan losses is adequate in relation to credit risk exposure levels.

Non-Interest Income

Total non-interest income was $1,240,000 for the first six months of 1997 compared to $1,035,000 for the same period in 1996. The increase of $205,000 or 19.8% is primarily attributable to an increase in other non-interest income principally due to additional fee income derived from life insurance assets and other fee income.

Service charges on deposit accounts decreased $14,000 or 2.4% for the first six months of 1997 as compared to the same period a year earlier. The decrease in service charge income resulted from a reduction in insufficient fund fees offset by an increase in service charges on deposit accounts. Yardville realized $7,000 in gains on the sale of securities, net, in the first six months of 1997 versus a loss of $46,000 on the sale of securities, net, in the first six months of 1996. Other non-interest income increased $157,000 or 31.6% in the first six months of 1997 versus the first six months of 1996 for the reasons discussed above.

For the second quarter comparison, the results were similar. Total non-interest income for the second quarter of 1997 increased 20.8% over the same period a year earlier. Service charges on deposit accounts decreased 2.4% for the comparable quarters. Conversely, the increase experienced during the second quarter of 1997 was in gains on the sale of securities of $7,000 net, compared to a loss of $25,000 on the sale of securities net, for the three months ended June 30, 1996. Other non-interest income increased $75,000 or 29.3% for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 due primarily to increased income derived from life insurance assets and fee assessments for "others on us" Automated Teller Machine (ATM) card usage. Offsetting these two increases was the elimination of the annual ATM fee for Yardville National Bank cardholders in January 1997.

Non-Interest Expense

Total non-interest expense increased $794,000 or 14.1% to $6,409,000 for the first six months of 1997 compared to $5,615,000 for the first six months of 1996. The increase in non-interest expense is primarily the result of increases in salaries and employee benefits, equipment expenses and other non-interest expenses.

Salaries and employee benefits were $3,669,000 for the first six months of 1997, an increase of $469,000 or 14.7% compared to the same six month period of 1996. The increase resulted from additional staffing required as Yardville has grown for the comparable time periods and normal annual salary compensation and benefit increases. Full time equivalent staff increased to 168 at June 30, 1997 from 152 at June 30, 1996.

Net occupancy increased $30,000 or 6.7% for the first six months of 1997 as compared to the same period in 1996. This increase is primarily the result of additional occupancy costs associated with new branch offices offset by decreases in snow removal costs due to a milder winter.

Equipment expense increased $171,000 or 47.9% for the same period primarily due to increased depreciation costs associated with new furniture and fixtures in Yardville's new branches and in-house computer system as well as related expenses of additional computer hardware and software upgrades required for the implementation of a Windows 95 based computer system.

Other non-interest expenses totaled $1,737,000 for the six months ended June 30, 1997, an increase of $124,000 or 7.7%, from the comparable 1996 period. The increase in other non-interest expense is primarily the result of increased professional fees, marketing costs and expenses incurred in working out troubled loans and other real estate. Other real estate expenses totaled $127,000 for the six months ended June 30, 1997 compared to $44,000 for the six months ended June 30, 1996. The increase in other non-interest expenses was offset partially by the elimination of computer service fees in late February 1996 with Yardville's conversion to an in-house computer system.

When comparing the second quarter of 1997 with the second quarter of 1996, the explanations for the fluctuations are similar to those presented above for the six month period ended June 30. Non-interest expenses increased $533,000 or 19.1% versus the same period a year earlier. Salary and employee benefits increased $233,000 or 14.4%. Net occupancy and equipment expenses increased 7.1% and 54.4%, respectively. Other non-interest expenses increased 24.1% in the second quarter of 1997 compared to the same period in 1996. The quarterly comparison increase is due primarily to the same factors discussed in the year-to-date review above.

Recently Issued Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." SFAS 128 supersedes AFB opinion No. 15, "Earnings Per Share," and specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This statement is effective for financial statements for periods ending after December 15, 1997. The adoption of this statement should not have a material effect on the consolidated financial statements of Yardville.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS 129 lists required disclosures about capital structure that have been included in a number of separate statements and opinions. This statement is effective for financial statements for periods ending after December 15, 1997. The adoption of the Statement should not have a material effect on the consolidated financial statements of Yardville.

PART II OTHER INFORMATION


ITEM 6.  Exhibits and Reports on Form 8-K

A. The following exhibits are filed with this Form 10-Q for the fiscal quarter ended June 30, 1997 by Yardville National Bancorp:

                  INDEX TO EXHIBITS

     No.    Exhibits                                       Page
    ----    --------                                       ----

 *   3.1    Restated Certificate of Incorporation of
            the Registrant

++   3.2    By-Laws of the Registrant

++   4.1    Specimen of Share of Common Stock

    10.1    1988 Stock Option Plan                           19

+++ 10.2    1997 Stock Option Plan

    27.1    Financial Data Schedule                          27


* Incorporated by reference to the Issuer's Annual Report on Form 10-KSB for the Fiscal Year Ended December 31, 1994, as amended by Form 10-KSB/A filed on July 25, 1995.

++ Incorporated by reference to the Issuer's Registration Statement on Form SB-2 (Registration No. 33-78050)

+++ Incorporated by reference to the Issuer's Registration Statement on Form
    S-8 (Registration No. 333-28193)

B. No reports on FORM 8-K were filed by the registrant during the quarter ended June 30, 1997.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   YARDVILLE NATIONAL BANCORP
                                   --------------------------
                                         (Registrant)




Date:   August 15, 1997       By: /s/ Stephen F. Carman
     ------------------           ---------------------------------------
                                      Stephen F. Carman
                                      Executive Vice President
                                      and Chief Financial Officer

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-Q/A
(Mark One)
 (X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
         For the quarterly period ended June 30, 1997


 ( )     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
         SECURITIES EXCHANGE ACT OF 1934
         For transition period from            to

                         Commission File Number: 0-26086


                           YARDVILLE NATIONAL BANCORP
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                  NEW JERSEY                           22-2670267
        -------------------------------            ------------------
        (State or other jurisdiction of            (I.R.S. Employer
         incorporation or organization)            Identification No.)


 3111 Quakerbridge Road, Mercerville, New Jersey     08619
-------------------------------------------------------------
(Address of principal executive offices)           (Zip Code)


                                 (609) 585-5100
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed from last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes(X) No( )

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of August 1, 1997

          Common Stock, no par value                 2,473,934
          --------------------------        ----------------------------
                     Class                  Number of shares outstanding

                    YARDVILLE NATIONAL BANCORP AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

This financial review presents Management's discussion and analysis of financial condition and results of operations. It should be read in conjunction with the consolidated financial statements and the accompanying notes. The term "Yardville" as used herein refers to the Company together with its sole subsidiary, the Bank.

FINANCIAL CONDITION

Assets

Total consolidated assets at June 30, 1997 totaled $525,720,000 an increase of $35,175,000 or 7.2%, compared to $490,545,000 at December 31, 1996. The growth in Yardville's asset base during the first six months of 1997 was primarily due to an increase in loans and securities. The increase in loans was the product of a strategy to improve profitability of the organization through relationship banking and the continued consolidation in Yardville's marketplace, which has solidified Yardville's competitive position in the small and middle markets. Yardville's asset base includes investments of approximately $57,100,000 purchased utilizing repurchase agreements and time deposits (Investment Growth Strategy) at June 30, 1997, an increase of $6,000,000 compared to approximately $51,000,000 at December 31, 1996. The primary goals of the growth strategy are to improve return on equity and earnings per share.

Securities

Total securities increased by $10,140,000 or 8.1% to $135,107,000 as of June 30, 1997 compared to year end 1996. The growth in the securities portfolio in the first half of 1997 was due to the purchase of short term treasuries and government agency bonds to enhance short-term liquidity and the increase in the investment growth strategy offset by principal paydowns on mortgage-backed securities.

At June 30, 1997, the amortized cost of investment securities classified as held to maturity was $29,105,000 compared to $31,296,000 at December 31, 1996, a decrease of $2,191,000 or 7.0%.

Net unrealized losses as of June 30, 1997 in Yardville's available for sale securities portfolio were $31,000. Net unrealized losses, net of tax effect of $19,000, were reported as a reduction of stockholders' equity at June 30, 1997. The available for sale portfolio, except those securities purchased utilizing repurchase agreements, provides a secondary source of liquidity.

Federal Funds

At June 30, 1997 Federal funds sold totaled $1,250,000, a decrease of $2,790,000 as compared to $4,040,000 at December 31, 1996. While management continues to focus on maintaining adequate short term liquidity levels, federal funds will fluctuate due to other liquidity demands.

Loans

Total loans, net of unearned discounts, increased by $21,704,000 or 6.6%, to $352,941,000 at June 30, 1997 compared to $331,237,000 at year end 1996.
Yardville's loan portfolio represented 67.1% of assets at June 30, 1997 compared to 67.5% of assets at December 31, 1996.

Yardville's lending focus continues to be centered on commercial loans, owner-occupied commercial mortgage loans and tenanted commercial real estate loans. Yardville showed continued growth throughout its loan portfolio for the six months ended June 30, 1997 as a result of management's emphasis on customer relationships and opportunities associated with the continued consolidation of the banking industry in Yardville's markets.

On a component basis, for the six month period ended June 30, 1997, commercial loan balances increased $14,109,000 or 22.2%. Real estate-construction and real estate-residential mortgage loan balances increased $4,189,000 and $1,280,000 respectively, or 16.1% and 1.5% respectively. Real estate-commercial mortgage loan balances decreased $305,000 or 0.3% due to increased competition.

Liabilities

Yardville's deposit base is the principal source of funds supporting interest earning assets. Total deposits amounted to $414,830,000 at June 30, 1997 compared to $364,445,000 at December 31, 1996, an increase of $50,385,000 or 13.8%. Yardville was successful in bidding for Mercer County Surrogate's deposits which netted Yardville $15,000,000 in deposits in early January 1997.

Growth in Yardville's deposit base continues in higher yielding certificates of deposit (CD's) and premium money market accounts, both higher cost funding sources. Average interest bearing deposits including CD's of $100,000 or more, increased $66,333,000 or 23.9% to total $343,303,000 for the six month period ended June 30, 1997 as compared to $276,970,000 for the year ended December 31, 1996. Of the total increase, average time deposits grew $43,084,000 for the comparable periods. Time deposits were competitively priced to reduce levels of borrowed funds. Average non-interest bearing deposits have increased 9.2% for the six month period ended June 30, 1997 compared to the year ended December 31, 1996. At June 30, 1997 interest bearing and non-interest bearing deposits totaled $355,676,000 and $59,154,000, respectively.

Borrowed funds totaled $68,139,000 at June 30, 1997 compared to $86,339,000 at December 31, 1996. The decrease of $18,200,000 or 21.1% in the first six months of 1997 was principally due to the repayment of repurchase agreements. Securities sold under agreements to repurchase decreased $14,165,000 or 22.1% to $50,020,000 compared to $64,185,000 at December 31, 1996. Federal Home Loan Bank advances are being utilized to strengthen short-term liquidity and support core deposits in funding balance sheet growth. At June 30, 1997 Yardville has $15,000,000 outstanding in FHLB advances. $10,000,000 of these advances will mature on July 30, 1997 and the remaining $5,000,000 will mature in November of 1998.

Yardville has the availability to borrow up to $24,500,000 from the FHLB through its line of credit program. In addition, the bank is eligible to borrow up to

30% of assets under the FHLB advance program subject to FHLB stock level requirements, collateral requirements and individual advance proposals based on FHLB credit standards. Yardville also has the ability to borrow at the Federal Reserve discount window along with agreements to use two unsecured federal funds lines of credit with two of its correspondent banks for daily funding needs. Management's strategy, however, is to further build the bank's core deposit base to fund asset growth. Borrowed funds will be utilized to meet short term liquidity needs and as an additional source of funding for the loan and investment portfolios.

Capital

Total stockholders' equity of $37,629,000 at June 30, 1997 increased $2,399,000 or 6.8% from $35,230,000 at December 31, 1996. This increase resulted from the following factors during the six months ended June 30, 1997 (i) earnings of $2,467,000 (less dividend payments of $589,000) and a decrease of $142,000 in the unrealized loss on securities available for sale, net of income tax effect.
(ii) proceeds of $379,000 from exercised options.

Yardville's leverage ratio was 7.3% at June 30, 1997 compared to 7.8% at December 31, 1996. At June 30, 1997 tier I and total tier I and II capital to risk weighted assets were 10.1% and 11.4%, respectively. The risk based capital levels at year end 1996 were 10.2% and 11.4% for tier I and total risk based capital, respectively.

The minimum regulatory requirements require financial institutions to have a tier I leverage ratio of 4.0%, a tier I risk-based ratio of 4.0% and a total tier I and tier II ratio of 8.0%. A bank is considered "well capitalized" if it has a minimum Tier 1 and total risk-based capital ratios of 6% and 10%, respectively, and a minimum Tier 1 leverage ratio of 5%.

Credit Risk

At June 30, 1997, nonperforming loans, consisting of loans 90 days or more past due, and nonaccruing loans totaled $7,630,000 compared to $8,140,000 at December 31, 1996. Other real estate owned at June 30, 1997 totaled $873,000 compared to $395,000 at December 31, 1996.

Total nonperforming assets decreased $32,000 or 0.4% to $8,503,000 at June 30, 1997 compared to $8,535,000 at year end 1996. Nonperforming assets as a percentage of total assets were 1.62% at June 30, 1997. Yardville continues to actively manage nonperforming assets with the goal of reducing these assets in relation to the entire portfolio. Where possible, existing loan relationships are being restructured in an effort to return these loans to a performing status.

The allowance for loan losses increased to $5,284,000 and remained at 1.50% of total loans at June 30, 1997 compared to $4,957,000, or 1.50% of total loans, at year end 1996. The provision for loan losses through June 30, 1997 was $575,000. Yardville had net loan charge-offs of $248,000 for the six months ended June 30, 1997. At June 30, 1997 the allowance for loan losses covered 69.3% of nonperforming loans and 62.1% of nonperforming assets. The allowance for loan losses, in management's judgment, is adequate to provide for potential losses.

RESULTS OF OPERATIONS

Net Income

Yardville reported net income of $2,467,000 for the six months ended June 30, 1997, an increase of $484,000 or 24.4%, from net income of $1,983,000 reported for the same time period in 1996. The increase in net income for the comparable periods is attributable to an increase in net interest income, and to a lesser extent, non-interest income, partially offset by an increase in non-interest expenses. On a per share basis, the net income was $0.99 for the first six months of 1997 compared to $0.81 for the first six months of 1996. The increase in earnings per share is due primarily to the increase in net income during the first six months of 1997 compared to the same time period in 1996.

On a quarterly basis, the income for the second quarter of 1997 was $1,255,000 or $0.50 per share, compared with $991,000 or $0.41 per share for the same quarter a year ago. The increase in net income and net income per share for the quarterly comparison are for the same reasons discussed above.

Net Interest Income

Yardville's net interest income for the six months ended June 30, 1997 was $9,546,000, an increase of $1,166,000 or 13.9% over the $8,380,000 for the comparable 1996 period. The principal factors contributing to the increase in net interest income for the six months ended June 30, 1997 was an increase in interest income of $3,327,000 resulting principally from an increase in commercial loan volume, offset by an increase in interest expense of $2,161,000 due to increases in the volume of interest bearing deposits.

The net interest margin (tax equivalent basis) between yields on average interest earning assets and costs of average funding sources was 3.99% at June 30, 1997 compared to 4.22% at June 30, 1996. The principal reason for the decrease in the net interest margin was higher costs on interest bearing liabilities.

The management strategy continuing through 1997 is to increase net interest income by purchasing investments using repurchase agreements or other funding sources. At June 30, 1997 approximately $57,100,000 was being utilized for this purpose. The targeted spread on this strategy is 75 basis points after tax. This strategy, while successful in increasing net interest income, has had a negative impact on the net interest margin. Increased loan pricing competition and the subsequent decrease in loan yields also accounted, in part, for the reduction in the net interest margin of 23 basis points for the comparable periods.

On a quarterly comparison, net interest income was $4,928,000 for the second quarter of 1997, an increase of $668,000 or 15.7% from net interest income of $4,260,000 for the second quarter of 1996. The 1997 increase was the result of an increase in average earning assets of $73,967,000 combined with a decrease of $19,066,000 in average borrowed funds offset by an increase of $87,606,000 in average interest bearing deposits compared to the second quarter of 1996.

Interest Income

For the six month period ended June 30, 1997 total interest income of $19,566,000 increased $3,327,000 or 20.5% as compared to $16,239,000 reported for the same period a year earlier. On a quarterly comparison, the second quarter of 1997 experienced an increase of $1,676,000 or 20.1% in total interest income compared to the same period a year earlier. The increase in interest income is due primarily to the higher volume of average loan assets. Average loans increased $76,972,000 or 29.0% for the six months ended June 30, 1997 compared to the same 1996 period. The average yield on the loan portfolio decreased 28 basis points for the comparable period in a lower rate competitive marketplace.

Interest income on securities increased $193,000 or 4.8%, for the first six months of 1997, due to a 22 basis point increase in average yield and an increase of $1,464,000 in average balances for the six months ended June 30, 1997 as compared to the same period a year earlier. On a quarterly comparison interest on securities increased 4.2% primarily as a result of a 27 basis point increase in average yield. Interest on Federal Funds sold increased $150,000 for the six month period ended June 30, 1997 due to increases in average balances of $5,803,000 combined with a decrease in the average yields of 12 basis points.

Overall, the yield on Yardville's interest earning assets decreased 1 basis point to 8.06% for the period ended June 30, 1997 from 8.07% for the period ended June 30, 1996 for the combined reasons discussed above.

Interest Expense

Total interest expense increased $2,161,000 or 27.5% to $10,020,000 for the six months ended June 30, 1997 compared to $7,859,000 reported for the six months ended June 30, 1996. The increase in interest expense for the comparable time periods is the result of a larger deposit base, and higher market interest rates. Deposit products continue to be competitively priced to increase the bank's deposit base and provide a source of funds for asset growth.

Average interest bearing liabilities amounted to $420,437,000 for the six months ended June 30, 1997 compared to $341,499,000 for the six months ended June 30, 1996. The average rate paid on interest bearing liabilities increased 17 basis points for the time period discussed. Increases in deposit account relationships are attributable in part to increased commercial loan activity, community presence, ongoing consolidation within the banking industry and the impact of new branches opened during 1996 that now have established deposit relationships with the bank. Average time deposits, a higher cost funding source, increased $55,741,000 or 42.6% for the first six months of 1997 compared to the first six months of 1996.

For the second quarter of 1997, total interest expense increased $1,008,000 or 24.6% as compared to the second quarter of a year earlier. The increase in interest expense for the comparable quarters is due primarily to higher levels of average time deposits.

Interest expense on borrowed funds decreased during both the quarterly and year-to-date periods when comparing 1997 to 1996. For the year-to-date comparison interest expense decreased $40,000. For the three months ended June 30, 1997 interest on borrowed funds decreased $222,000 or 17.3% primarily as a result of lower average balances. Repurchase agreements were repaid during the period to reduce borrowed funds.

Provision For Loan Losses

Yardville provides for possible loan losses by a charge to current operations. The provision for loan losses for the six months and three months ended June 30, 1997 was $575,000 and $300,000, respectively compared to $715,000 and $450,000, respectively for the six months and three months ended June 30, 1996. The year-to-date and quarterly 1997 provisions reflect management's continuing analysis of the loan portfolio and non-performing assets. Management believes that the allowance for loan losses is adequate in relation to credit risk exposure levels.

Non-Interest Income

Total non-interest income was $1,240,000 for the first six months of 1997 compared to $1,035,000 for the same period in 1996. The increase of $205,000 or 19.8% is primarily attributable to an increase in other non-interest income principally due to additional fee income derived from life insurance assets and other fee income.

Service charges on deposit accounts decreased $14,000 or 2.4% for the first six months of 1997 as compared to the same period a year earlier. The decrease in service charge income resulted from a reduction in insufficient fund fees offset by an increase in service charges on deposit accounts. Yardville realized $7,000 in gains on the sale of securities, net, in the first six months of 1997 versus a loss of $46,000 on the sale of securities, net, in the first six months of 1996. Other non-interest income increased $157,000 or 31.6% in the first six months of 1997 versus the first six months of 1996 for the reasons discussed above.

For the second quarter comparison, the results were similar. Total non-interest income for the second quarter of 1997 increased 20.8% over the same period a year earlier. Service charges on deposit accounts decreased 2.4% for the comparable quarters. Conversely, the increase experienced during the second quarter of 1997 was in gains on the sale of securities of $7,000 net, compared to a loss of $25,000 on the sale of securities net, for the three months ended June 30, 1996. Other non-interest income increased $75,000 or 29.3% for the three months ended June 30, 1997 compared to the three months ended June 30, 1996 due primarily to increased income derived from life insurance assets and fee assessments for "others on us" Automated Teller Machine (ATM) card usage. Offsetting these two increases was the elimination of the annual ATM fee for Yardville National Bank cardholders in January 1997.

Non-Interest Expense

Total non-interest expense increased $794,000 or 14.1% to $6,409,000 for the first six months of 1997 compared to $5,615,000 for the first six months of 1996. The increase in non-interest expense is primarily the result of increases in salaries and employee benefits, equipment expenses and other non-interest expenses.

Salaries and employee benefits were $3,669,000 for the first six months of 1997, an increase of $469,000 or 14.7% compared to the same six month period of 1996. The increase resulted from additional staffing required as Yardville has grown for the comparable time periods and normal annual salary compensation and benefit increases. Full time equivalent staff increased to 168 at June 30, 1997 from 152 at June 30, 1996.

Net occupancy increased $30,000 or 6.7% for the first six months of 1997 as compared to the same period in 1996, This increase is primarily the result of additional occupancy costs associated with new branch offices offset by decreases in snow removal costs due to a milder winter.

Equipment expense increased $171,000 or 47.9% for the same period primarily due to increased depreciation costs associated with new furniture and fixtures in Yardville's new branches and in-house computer system as well as related expenses of additional computer hardware and software upgrades required for the implementation of a Windows 95 based computer system.

Other non-interest expenses totaled $1,737,000 for the six months ended June 30, 1997, an increase of $124,000 or 7.7%, from the comparable 1996 period. The increase in other non-interest expense is primarily the result of increased professional fees, marketing costs and expenses incurred in working out troubled loans and other real estate. Other real estate expenses totaled $127,000 for the six months ended June 30, 1997 compared to $44,000 for the six months ended
June 30, 1996. The increase in other non-interest expenses was offset partially by the elimination of computer service fees in late February 1996 with Yardville's conversion to an in-house computer system.

When comparing the second quarter of 1997 with the second quarter of 1996, the explanations for the fluctuations are similar to those presented above for the six month period ended June 30. Non-interest expenses increased $533,000 or 19.1% versus the same period a year earlier. Salary and employee benefits increased $233,000 or 14.4%. Net occupancy and equipment expenses increased 7.1% and 54.4%, respectively. Other non-interest expenses increased 24.1% in the second quarter of 1997 compared to the same period in 1996. The quarterly comparison increase is due primarily to the same factors discussed in the year-to-date review above.

Recently Issued Accounting Pronouncements

In February 1997, the Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Share." SFAS 128 supersedes AFB opinion No. 15, "Earnings Per Share," and specifies the computation, presentation and disclosure requirements for earnings per share for entities with publicly held common stock or potential common stock. This statement is effective for financial statements for periods ending after December 15, 1997. The adoption of this statement should not have a material effect on the consolidated financial statements of Yardville.

In February 1997, the Financial Accounting Standards Board issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS 129 lists required disclosures about capital structure that have been included in a number of separate statements and opinions. This statement is effective for financial statements for periods ending after December 15, 1997. The adoption of the Statement should not have a material effect on the consolidated financial statements of Yardville.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   YARDVILLE NATIONAL BANCORP
                                   --------------------------
                                         (Registrant)




Date:   August 15, 1997       By: /s/ Stephen F. Carman
     ------------------           ---------------------------------------
                                      Stephen F. Carman
                                      Executive Vice President
                                      and Chief Financial Officer

No person has been authorized in connection with the offering made hereby to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any underwriter. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                                TABLE OF CONTENTS

                                               PAGE
                                               ----


Summary......................................... 6
Summary Consolidated Financial Data.............12
Risk Factors....................................14
Yardville National Bancorp......................23
Yardville Capital Trust.........................25
Use of Proceeds.................................26
Market for Preferred Securities.................26
Accounting Treatment............................27
Capitalization..................................28
Description of Preferred Securities.............29
Description of the Subordinated
  Debentures....................................42
Description of the Guarantee....................51
Expense Agreement...............................54
Relationship Among the Preferred
  Securities, Subordinated
  Debentures and the Guarantee..................54
Certain Federal Income Tax
  Consequences..................................56
Certain ERISA Considerations....................59
Underwriting....................................61
Legal Matters...................................63
Experts.........................................63
Incorporation of Certain Documents by
   Reference....................................63
Available Information...........................64
Appendix A - 1996 Annual Report to
   Stockholders
Appendix B - Quarterly Report on Form 10-Q, as amended, for the Quarter ended
   June 30, 1997


                      1,000,000 Trust Preferred Securities


                                YARDVILLE CAPITAL
                                      TRUST


                   9.25% Cumulative Trust Preferred Securities
                        (Liquidation Amount $10 per Trust
                               Preferred Security)
                       guaranteed, as described herein, by

                                     [LOGO]


                               YARDVILLE NATIONAL
                                     BANCORP


                                   PROSPECTUS


                        Sandler O'Neill & Partners, L.P.
                                October 10, 1997